    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
   Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                            ------------------------
                                  HI/FN, INC.
             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                      33-0732700
  (State of Incorporation or Organization)         (I.R.S. Employer Identification No.)


                             750 UNIVERSITY AVENUE


                              LOS GATOS, CA 95302

         (Address, Including Zip Code, of Principal Executive Offices)


                                 (408) 399-3500

              (Registrant's Telephone Number, Including Area Code)

                            ------------------------

     Securities to be registered pursuant to Section 12(b) of the Act: None

       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $.001 per share
                                (Title of Class)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM
NO.                   ITEM CAPTION                           LOCATION IN INFORMATION STATEMENT
----                  ------------                           ---------------------------------
  1.  Business.....................................  "SUMMARY"; "THE DISTRIBUTION -- Background and
                                                     Reasons for the Distribution"; "MANAGEMENT'S
                                                     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                     AND RESULTS OF OPERATIONS"; "THE COMPANY" and
                                                     "BUSINESS."
  2.  Financial Information........................  "SUMMARY"; "RISK FACTORS"; "SELECTED HISTORICAL
                                                     FINANCIAL DATA"; "MANAGEMENT'S DISCUSSION AND
                                                     ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                                     OPERATIONS" and "FINANCIAL STATEMENTS."
  3.  Properties...................................  "BUSINESS."
  4.  Security Ownership of Certain Beneficial
      Owners and Management........................  "MANAGEMENT" and "SECURITIES OWNERSHIP OF CERTAIN
                                                     BENEFICIAL OWNERS AND MANAGEMENT."
  5.  Directors and Executive Officers.............  "SUMMARY"; "RISK FACTORS" and "MANAGEMENT."
  6.  Executive Compensation.......................  "MANAGEMENT -- Executive Compensation."
  7.  Certain Relationships and Related
      Transactions.................................  "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
  8.  Legal Proceedings............................  "BUSINESS -- Legal Proceedings."
  9.  Market Price of and Dividends on the
      Registrant's Common Equity and Related
      Stockholder Matters..........................  "SUMMARY"; "RISK FACTORS -- Dividend Policy" and
                                                     "THE DISTRIBUTION -- Quotation and Trading of
                                                     Company Common Stock; Dividend Policy."
 10.  Recent Sales of Unregistered Securities......  "THE COMPANY" and "CERTAIN RELATIONSHIPS AND
                                                     RELATED TRANSACTIONS."
 11.  Description of Registrant's Securities to be
      Registered...................................  "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."
 12.  Indemnification of Directors and Officers....  "MANAGEMENT -- Indemnification Agreements" and
                                                     "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."
 13.  Financial Statements and Supplementary
      Data.........................................  "SUMMARY"; "SELECTED HISTORICAL FINANCIAL DATA";
                                                     "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS"
                                                     and "FINANCIAL STATEMENTS."

ITEM
NO.                   ITEM CAPTION                           LOCATION IN INFORMATION STATEMENT
----                  ------------                           ---------------------------------
 14.  Changes in and Disagreements with Accountants
      on Accounting and Financial Disclosure.......  None.
 15.  Financial Statements and Exhibits............
      (a) Financial Statements and Schedules
      (1) Financial Statements:                      "FINANCIAL STATEMENTS" and Schedule II.
      (b) Exhibits:


EXHIBIT
 NUMBER                           DESCRIPTION
-------                           -----------
 3.1(2)   Form of Third Amended and Restated Certificate of
          Incorporation of Hi/fn, Inc. (included as Annex I to the
          Information Statement).
 3.2(2)   Form of Amended and Restated Bylaws of Hi/fn, Inc. (included as Annex II to the Information Statement).
 4.1(3)   Form of Common Stock Certificate.
10.1(2)   Amended and Restated 1996 Equity Incentive Plan of Hi/fn,
          Inc. (included as Annex III to the Information Statement).
10.2(2)   Assignment, Assumption and License Agreement dated as of
          November 21, 1996 between Stac, Inc. and Hi/fn, Inc.*
10.3(2)   Cross License Agreement dated as of November 21, 1996
          between Stac, Inc. and Hi/fn, Inc.*
10.4(2)   Form of Distribution Agreement.
10.5(3)   Form of Employee Benefits Allocation Agreement.
10.6(3)   Form of Tax Sharing Agreement.
10.7(2)   Form of Transitional Services Agreement.
10.8(2)   Form of Indemnification Agreement.
10.9(2)   Agreement dated as of April 1, 1994 between International
          Business Machines Corporation and Stac, Inc. (Program Patent
          License Agreement).*
10.10(2)  Agreement dated as of April 1, 1994 between International
          Business Machines Corporation and Stac, Inc. (Cross License
          Agreement).*
10.11(2)  License Agreement dated as of June 20, 1994 between
          Microsoft Corporation and Stac, Inc.*
10.12(2)  License Agreement dated as of February 16, 1996 between
          Microsoft Corporation and Stac, Inc.*
10.13(2)  License Agreement dated as of December 15, 1995 between
          Motorola, Inc. and Stac, Inc.*
10.14(2)  Agreement dated as of November 13, 1997 between 750
          University, LLC and Hi/fn, Inc.
10.15(2)  1998 Employee Stock Purchase Plan of Hi/fn, Inc.
10.16(2)  Form of Director Change of Control Agreement.
10.17(3)  Form of Employee Change of Control Agreement.
27.1(1)   Financial Data Schedule.


---------------

(1) Previously filed.



(2) Filed herewith.



(3) To be filed by amendment.



 * The Company is seeking confidential treatment with respect to portions of this exhibit.

                               [STAC LETTERHEAD]

                               November   , 1998

Dear Stockholder:

     The Board of Directors of Stac, Inc. ("Stac") has approved the distribution (the "Distribution") to holders of Stac common stock, through a special dividend, of all of the common stock of hi/fn, inc. ("Hi/fn") owned by Stac. Hi/fn was organized in August 1996 to own and operate the semiconductor business previously operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn on November 21, 1996.

     The Board of Directors of Stac believes that the Distribution is in the best interests of Stac stockholders. The completion of the Distribution will permit each of Hi/fn and Stac to concentrate on its core business. The Board of Directors of Stac believes that the Distribution also will allow financial markets to better understand and recognize the merits of the two businesses and enhance their abilities to raise equity capital. The common stock of Stac will continue to be listed on The Nasdaq Stock Market's Nasdaq National Market (the "Nasdaq National Market"). Hi/fn intends to apply to have the shares of Hi/fn common stock approved for quotation and trading on the Nasdaq National Market under the symbol "HIFN."


     If you are a holder of Stac common stock of record at the close of business on November 1, 1998, you will receive as a dividend one share of Hi/fn common stock for every [3.8946] shares of Stac common stock you hold. It is a condition for the completion of the Distribution that Stac obtain a ruling from the Internal Revenue Service or a favorable opinion from PricewaterhouseCoopers LLP that the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended, although the Stac Board of Directors may waive receipt of the ruling or opinion as a condition to consummation of the Distribution. The Distribution is scheduled to occur on or about November 19, 1998. We expect to mail the Hi/fn common stock certificates shortly thereafter. Stockholders of Stac on the record date must retain their Stac stock certificates which will continue to represent shares of Stac common stock.


     The enclosed Information Statement contains information about the Distribution and about Hi/fn. We urge you to read it carefully. Holders of Stac common stock are not required to take any action to participate in the Distribution. A stockholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

     We are optimistic about the prospects for Stac and Hi/fn and appreciate your continued support.

                                          Sincerely,

                                          Gary W. Clow
                                          Chairman of the Board and Chief
                                          Executive Officer
                                          Stac, Inc.

                             INFORMATION STATEMENT

                                  HI/FN, INC.
                                  COMMON STOCK

     This Information Statement ("Information Statement") is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $.001 per share ("Stac Common Stock"), of Stac, Inc., a Delaware corporation ("Stac"), of the shares of common stock, par value $.001 per share ("Company Common Stock"), of hi/fn, inc., a Delaware corporation ("Hi/fn" or the "Company"), that are currently outstanding and owned by Stac, pursuant to the terms of a Distribution Agreement to be entered into between Stac and Hi/fn (the "Distribution Agreement"). Hi/fn was organized in August 1996 to own and operate Stac's semiconductor business, which previously was operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn on November 21, 1996. See "RISK FACTORS"; "THE COMPANY" and "BUSINESS."


     The shares of Company Common Stock held by Stac immediately prior to the Distribution will be distributed to holders of record of Stac Common Stock as of the close of business on November 1, 1998 (the "Record Date"). As of the Record Date, there were issued and outstanding [482,906] shares of Company Common Stock, held by 21 stockholders of record including Stac, and 6,000,000 shares of the Company's Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), all of which were held by Stac. Immediately prior to the Distribution, Stac will convert all shares of Series A Preferred Stock into Company Common Stock, resulting in Stac's owning 6,000,100 shares of Company Common Stock. Stac will distribute one share of Company Common Stock for every [3.8946] shares of Stac Common Stock held by Stac stockholders on the Record Date (the "Distribution Ratio") and will not retain any shares of Company Common Stock following the Distribution. The Distribution Ratio is determined by dividing, as of the Record Date, the number of shares of Stac Common Stock outstanding by the number of shares of Company Common Stock (on an as-converted basis) held by Stac. As of the Record Date, [858,395] shares of Company Common Stock were issuable upon exercise of options granted under the 1996 Equity Incentive Plan of Hi/fn, Inc., as amended (the "1996 Plan").


     It is a condition for the completion of the Distribution that Stac obtain a ruling from the Internal Revenue Service ("IRS") or a favorable opinion from PricewaterhouseCoopers LLP that the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Stac Board of Directors may waive receipt of the ruling or opinion as a condition to consummation of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution." The date of the Distribution (the "Distribution Date") is scheduled to be on or about November 19, 1998. No consideration will be paid by holders of Stac Common Stock for shares of Company Common Stock. See "THE DISTRIBUTION -- Manner of Effecting the Distribution."


     There is no current trading market for the Company Common Stock, although a "when issued" market may develop prior to the Distribution Date. The Company has applied to have the shares of Company Common Stock approved for quotation and trading on The Nasdaq Stock Market's Nasdaq National Market (the "Nasdaq National Market") under the symbol "HIFN." See "THE DISTRIBUTION -- Quotation and Trading of Company Common Stock; Dividend Policy."

                            ------------------------

 NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT
                  ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
                            ------------------------

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                            ------------------------

     Stockholders of Stac with inquiries related to the Distribution should contact John R. Witzel, Vice President of Finance, Chief Financial Officer and Secretary, Stac, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130, telephone: (619) 794-4300; or Stac's stock transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. American Stock Transfer also is acting as distribution agent for the Distribution.

          THE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER   , 1998.

                             INFORMATION STATEMENT

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................      2
SUMMARY.....................................................      3
RISK FACTORS................................................      9
THE DISTRIBUTION............................................     23
  Background and Reasons for the Distribution...............     23
  Fairness Opinion..........................................     25
  Distribution Agent........................................     27
  Manner of Effecting the Distribution......................     27
  Results of the Distribution...............................     28
  Material Federal Income Tax Consequences of the
     Distribution...........................................     28
  Quotation and Trading of Company Common Stock; Dividend
     Policy.................................................     29
  Conditions; Termination...................................     30
  Reasons for Furnishing the Information Statement..........     30
RELATIONSHIP BETWEEN HI/FN AND STAC AFTER THE
  DISTRIBUTION..............................................     31
REGULATORY APPROVALS........................................     33
SELECTED HISTORICAL FINANCIAL DATA..........................     34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     35
THE COMPANY.................................................     42
BUSINESS....................................................     43
MANAGEMENT..................................................     57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     64
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     67
HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS...............     68
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK..................     69
FINANCIAL STATEMENTS........................................    F-1
GLOSSARY....................................................    G-1
ANNEX I -- THIRD AMENDED AND RESTATED CERTIFICATE OF
           INCORPORATION OF HI/FN...........................    I-1
ANNEX II -- AMENDED AND RESTATED BYLAWS OF HI/FN............   II-1
ANNEX III -- AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
  OF HI/FN..................................................  III-1
ANNEX IV -- OPINION OF WARBURG DILLON READ LLC..............   IV-1

                             AVAILABLE INFORMATION

     Hi/fn has filed a Registration Statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company Common Stock. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of this material also should be available through the Internet by using the SEC EDGAR Archive, the address of which is http://www.sec.gov.

     Following the Distribution, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     NO PERSON IS AUTHORIZED BY STAC OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


     Stac, Hi/fn, Replica and LZS are registered trademarks of Stac, Inc. or hi/fn, inc. All other product names are trademarks of their respective owners.

                                    SUMMARY

     This Summary is qualified by the more detailed information and financial statements set forth elsewhere in this Information Statement. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement. Unless the context otherwise requires, references to the Company or Hi/fn prior to November 21, 1996 include the assets, liabilities and results of operations of Stac's semiconductor division and references in this Information Statement to Stac include its consolidated subsidiaries other than Hi/fn.

                                THE DISTRIBUTION

Distributing Company..........   Stac, Inc., a Delaware corporation ("Stac").

Distributed Company...........   hi/fn, inc., a Delaware corporation ("Hi/fn" or
                                 the "Company"). Hi/fn was organized in August
                                 1996 to own and operate Stac's semiconductor business, which previously was operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to the Company on November 21, 1996. See "RISK
                                 FACTORS"; "THE COMPANY" and "BUSINESS."


The Distribution and
Distribution Ratio............   As of the Record Date, there were issued and
                                 outstanding [482,906] shares of the Company's common stock, $.001 par value per share (the
                                 "Company Common Stock"), held by 21
                                 stockholders of record including Stac, and 6,000,000 shares of the Company's Series A
                                 Preferred Stock, $.001 par value per share (the
                                 "Series A Preferred Stock"), all of which were held by Stac. Immediately prior to the Distribution, Stac will convert all shares of Series A Preferred Stock into Company Common
                                 Stock, resulting in Stac's owning 6,000,100 shares of Company Common Stock. Stac will distribute one share of Company Common Stock for every [3.8946] shares of Stac Common Stock held by Stac stockholders on the Record Date
                                 (the "Distribution Ratio"). Stac will not retain any shares of Company Common Stock following the Distribution.


Fractional Share Interests....   Fractional shares of Company Common Stock will
                                 not be distributed. Fractional shares of Company Common Stock will be aggregated and sold in the public market by the Distribution
                                 Agent and the aggregate net cash proceeds will be distributed ratably to those stockholders entitled to fractional interests. See "THE
                                 DISTRIBUTION -- Manner of Effecting the
                                 Distribution."

Shares to be Outstanding
Following the Distribution....   Based on [482,906] shares of Company Common
                                 Stock and 6,000,000 shares of Series A
                                 Preferred Stock outstanding on the Record Date, approximately [6,482,906] shares of Company
                                 Common Stock.


Record Date...................   November 1, 1998 (5:00 p.m. Eastern Standard
                                 Time).


Distribution Date.............   On or about November 19, 1998.

Mailing Date..................   Certificates representing the shares of Company
                                 Common Stock to be distributed pursuant to the Distribution will be delivered to the Distribution Agent on the Distribution Date.
                                 The Distribution Agent will mail certificates representing the shares of Company

                                 Common Stock to holders of Stac Common Stock as soon as practicable thereafter. Holders of Stac Common Stock should not send stock certificates to Stac, the Company or the Distribution Agent. See "THE DISTRIBUTION -- Manner of Effecting the Distribution."

Conditions to the
Distribution..................   The Distribution is conditioned upon, among
                                 other things, declaration of the special dividend by the Board of Directors of Stac (the
                                 "Stac Board") and receipt of a ruling from the Internal Revenue Service ("IRS") or a favorable opinion from PricewaterhouseCoopers LLP that the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal
                                 Revenue Code of 1986, as amended (the "Code").
                                 The Stac Board has reserved the right to waive any conditions to the Distribution or, even if the conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution at any time prior to the Distribution Date. See "THE
                                 DISTRIBUTION -- Conditions; Termination."

Reasons for the
Distribution..................   The Distribution is designed to separate the
                                 semiconductor business of Hi/fn from the software business of Stac. The Distribution will result in the formation of two publicly traded companies, each of which will pursue an independent strategic path. The Stac Board believes the separation will offer both new entities the opportunity to pursue strategic objectives appropriate to different business objectives, offer each entity the financial flexibility to raise capital on a more cost-effective basis and create targeted incentives for each company's management and key employees.

Fairness Opinion..............   In connection with its approval of the
                                 Distribution, the Stac Board received an opinion from Warburg Dillon Read LLC ("WDR") to the effect that as of the date of the WDR opinion, and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the Distribution is fair to the stockholders of Stac. See "THE DISTRIBUTION -- Fairness
                                 Opinion." The opinion of WDR is set forth in full in Annex IV hereto.

Business Strategy of the
Company.......................   See "BUSINESS -- Business Strategy."

Federal Income Tax
Consequences to Stac and Stac
  Stockholders................   Stac has requested a letter ruling from the IRS
                                 confirming that, among other things, the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Code
                                 (except to the extent of cash received in lieu of fractional shares). The Distribution is conditioned upon receipt of a ruling or a favorable opinion of PricewaterhouseCoopers LLP as to the tax-free treatment of the Distribution prior to the Distribution Date, although the Stac Board may waive receipt of the ruling or opinion as a condition to consummation of the Distribution. See "THE
                                 DISTRIBUTION -- Material Federal Income Tax
                                 Consequences of the Distribution."


Trading Market................   There is currently no public market for the
                                 Company Common Stock. The Company has applied to have the Company Common Stock approved for quotation and trading on the Nasdaq National

                                 Market under the symbol "HIFN." See "THE
                                 DISTRIBUTION -- Quotation and Trading of the
                                 Company Common Stock; Dividend Policy" and
                                 "RISK FACTORS -- Absence of Prior Trading
                                 Market for Company Common Stock; Potential
                                 Volatility."

Distribution Agent and
Transfer Agent and Registrar
  for the Company Common
  Stock.......................   American Stock Transfer & Trust Company.

Dividends.....................   The Company's dividend policy will be
                                 established by the Board of Directors of the Company (the "Company Board") from time to time based on the financial condition and results of operations of the Company and such other business considerations as the Company Board considers relevant. The Company presently intends to retain future earnings to finance the growth and development of its business;
                                 therefore, the Company does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the Company Board. See "RISK FACTORS -- Dividend
                                 Policy" and "THE DISTRIBUTION -- Quotation and
                                 Trading of Company Common Stock; Dividend
                                 Policy."


Antitakeover Provisions.......   The Third Amended and Restated Certificate of
                                 Incorporation of the Company (the "Company
                                 Certificate") and the Amended and Restated
                                 Bylaws of the Company (the "Company Bylaws") to be adopted by the Company prior to the Distribution, as well as Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of the Company not approved by the Company Board. Such provisions include Article
                                 IV of the Company Certificate which authorizes the Company Board to issue shares of preferred stock of the Company ("Company Preferred
                                 Stock"), in one or more series, without further action by Company stockholders, and to establish the rights and preferences (including the convertibility of such shares of Company
                                 Preferred Stock into Company Common Stock) of any series of Company Preferred Stock so issued. These provisions have been designed to enable the Company to develop its business and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by the Company Board to be in the best interests of the Company and its stockholders.
                                 Such provisions also may have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Company Board. See "RISK
                                 FACTORS -- Effect of Antitakeover Provisions";
                                 "HI/FN CERTIFICATE OF INCORPORATION AND
                                 BYLAWS"; "DESCRIPTION OF THE COMPANY'S CAPITAL
                                 STOCK" and Annexes I and II.


Risk Factors..................   See "RISK FACTORS" for a discussion of factors
                                 that should be considered in connection with the Company Common Stock re-ceived in the Distribution. Such factors include: limited operating history as independent company; fluctuations in operating results, no assurance of future profitability;
                                 termination of subsidiary relationship with
                                 Stac; dependence upon development of the market for packet processors; risks associated with emerging VPN market; frequent product introductions and evolving industry standards, rapid technological change; intensely competitive markets; dependence on growth in demand for network and storage equipment;
                                 absence of future funding commitments, need for future capital; customer concentration; product concentration; lengthy sales cycle; erosion of average selling prices; risks associated with independent manufacturers and sole-source supply; product complexity and production defects; order and shipment uncertainties;
                                 protection and enforcement of intellectual property; dependence on key personnel and hiring of additional personnel; management of growth; risks associated with expansion of international business activities; export restrictions on encryption algorithms; risks associated with potential acquisitions;
                                 cyclicality of semiconductor industry; year
                                 2000 compliance; tax risks of the Distribution;
                                 possible conflicts with Stac after the
                                 Distribution; control by executive officers and directors; absence of prior trading market for Company Common Stock, potential volatility;
                                 effect of antitakeover provisions; shares eligible for future sale; dividend policy;
                                 dilution; and potential adverse effects of the Distribution on Stac Common Stock.



Relationship with Stac after
the Distribution..............   Stac will have no stock ownership in the
                                 Company upon consummation of the Distribution.
                                 For purposes of governing the ongoing
                                 relationship between the Company and Stac after the Distribution and to provide for an orderly transition, the Company and Stac have entered into or will enter into certain agreements.
                                 Such agreements include: (i) the Distribution
                                 Agreement providing for, among other things, the Distribution and certain indemnification obligations of each company to the other; (ii) an Employee Benefits Allocation Agreement, which provides for an allocation of liabilities for employee benefits between Stac and Hi/fn and sets forth formulas for adjustments to Stac options; (iii) a Tax Sharing Agreement pursuant to which the Company and Stac will agree to allocate tax liabilities that relate to periods prior to the Distribution Date; and (iii) a Transitional Services Agreement pursuant to which Stac will provide certain services to Hi/fn on a transitional basis. See
                                 "RELATIONSHIP BETWEEN HI/FN AND STAC AFTER THE
                                 DISTRIBUTION."


Policies and Procedures for
Addressing Conflicts..........   The Company and Stac intend to pursue separate
                                 and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the ongoing relationship between the Company and Stac may present conflict situations for certain directors. Certain persons will serve as directors of both the Company and Stac, and also will own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. The Company and Stac will adopt appropriate policies and procedures on or prior to the Distribution Date to be followed by the Board of Directors of each company to address potential conflicts. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies. See "RISK
                                 FACTORS -- Possible Conflicts with Stac after the Distribution"; "RELATIONSHIP BETWEEN HI/FN
                                 AND STAC AFTER THE DISTRIBUTION -- Policies and
                                 Procedures for Addressing Conflicts."

Interests of Certain Persons
in the Distribution...........   Based on their ownership of Stac Common Stock,
                                 Company Common Stock and options to acquire
                                 Company Common Stock as of the Record Date, the
                                 executive officers and directors of the Company
                                 will beneficially own an aggregate of
                                           shares, or approximately      %, of
                                 the outstanding Company Common Stock
                                 immediately following the Distribution. See
                                 "RISK FACTORS -- Control by Executive Officers and Directors" and "SECURITIES OWNERSHIP OF
                                 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The summary financial data of the Company has been prepared from the audited financial statements of the Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 and the unaudited financial statements as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998 included herein. Financial information as of September 30, 1993 and 1994 and for each of the two years in the period ended September 30, 1994 has been prepared from unaudited financial statements not included herein. The financial information may not reflect the Company's future performance or the future financial position or results of operations of the Company, nor does it provide or reflect data as if the Company had actually operated as a separate, stand-alone entity during the periods covered. The summary financial data should be read in conjunction with the financial statements and related notes and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," included elsewhere in this Information Statement. In the opinion of the Company's and Stac's management, the unaudited financial statements as of September 30, 1993 and 1994, as of June 30, 1998, for the years ended September 30, 1993 and 1994 and for the nine months ended June 30, 1997 and 1998 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition and results of operations for these periods.


                                                                                       NINE MONTHS
                                                YEAR ENDED SEPTEMBER 30,              ENDED JUNE 30,
                                      --------------------------------------------   ----------------
                                       1993     1994     1995     1996      1997      1997     1998
                                      ------   ------   ------   -------   -------   ------   -------
STATEMENT OF OPERATIONS DATA:
Revenues............................  $5,472   $5,666   $7,342   $12,894   $14,226   $8,991   $16,513
Cost of revenues....................   2,116    2,302    2,841     5,095     4,762    2,955     5,142
                                      ------   ------   ------   -------   -------   ------   -------
Gross margin........................   3,356    3,364    4,501     7,799     9,464    6,036    11,371
Operating expenses:
Research and development............   1,008      564      551     1,641     2,985    1,873     4,066
Sales and marketing.................   1,222      813    1,097     1,677     2,224    1,585     2,438
General and administrative..........     447      379      492       889     1,203      851     1,737
                                      ------   ------   ------   -------   -------   ------   -------
Operating income....................     679    1,608    2,361     3,592     3,052    1,727     3,130
Interest income.....................                                            16        7        14
                                      ------   ------   ------   -------   -------   ------   -------
Provision for income taxes..........     275      661      947     1,441     1,235      699     1,292
                                      ------   ------   ------   -------   -------   ------   -------
Net income..........................  $  404   $  947   $1,414   $ 2,151   $ 1,833   $1,035   $ 1,852
                                      ======   ======   ======   =======   =======   ======   =======
Net income per share, basic(1)......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.29
Net income per share, diluted.......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.27
Weighted average shares outstanding,
  basic.............................   6,000    6,000    6,000     6,000     6,100    6,075     6,282
Weighted average shares outstanding,
  diluted...........................   6,000    6,000    6,000     6,000     6,174    6,075     6,782
BALANCE SHEET DATA:
Cash................................  $   --   $   --   $   --   $    --   $   480            $    69
Total assets........................   1,172    1,583    2,254     2,611     5,898              8,773
Working capital (deficit)...........    (143)    (193)    (223)     (383)    3,520              4,770
Total stockholders' equity(2).......      --       --       --        --     4,622              6,682


---------------
(1) Since the Company's Series A Preferred Stock represents a primary equity security, it is included in the calculation of basic net income per share.


(2) The balance sheets prior to September 30, 1997 reflect Hi/fn's structure prior to its formation as a subsidiary. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock. For all periods prior to fiscal 1997, net income generated by Hi/fn has been treated as if it were transferred to Stac in the form of dividends. No such dividend transfers were made for fiscal 1997 and the periods presented thereafter.

                                  RISK FACTORS

     This Information Statement contains forward-looking statements within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Discussions containing such forward-looking statements may be found throughout this Information Statement, including without limitation in the materials set forth under "SUMMARY"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; "THE COMPANY" and "BUSINESS." Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation the risk factors set forth below and the matters set forth in this Information Statement generally.


LIMITED OPERATING HISTORY AS INDEPENDENT COMPANY



     On August 14, 1996, the Company was incorporated by Stac, which transferred the semiconductor business (along with the associated technology, assets and liabilities) to the Company on November 21, 1996 in exchange for 6,000,000 shares of the Series A Preferred Stock and 100 shares of Company Common Stock. The Company is a recently-formed entity with a limited operating history. There can be no assurance that the Company will not encounter financial, managerial or other difficulties as a result of its lack of operating history. In addition, due to the anticipated increases in the Company's operating expenses, particularly in the area of research and development, the Company's operating results will be adversely affected if the Company's revenues and gross margins do not increase in tandem with its increased expenses. The Company's prospects must be considered in light of the risks, challenges and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets such as the networking and semiconductor industries. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating innovative technologies. There can be no assurance that the Company will be successful in addressing these risks and challenges.



FLUCTUATIONS IN OPERATING RESULTS; NO ASSURANCE OF FUTURE PROFITABILITY


     Fluctuations in the Company's operating results have occurred in the past and are likely to occur in the future due to a variety of factors, any of which may have a material adverse effect on the Company's operating results. In particular, the Company's quarterly results of operations may vary significantly due to general business conditions in the network, storage and semiconductor industries, changes in demand for the network and storage equipment products of the Company's customers, the timing and amount of orders from the Company's customers, changes in customer mix, cancellations or delays of customer product orders, new product introductions by the Company or its competitors, cancellations, changes or delays of deliveries of products to the Company by its suppliers, increases in the costs of products from the Company's suppliers, fluctuations in product life cycles, price erosion, competition, changes in the mix of products sold by the Company, availability of semiconductor foundry capacity, variances in the timing and amount of nonrecurring engineering fees and operating expenses, seasonal fluctuations in demand, intellectual property disputes and general economic conditions. See "-- Customer Concentration." All of the above factors are difficult for the Company to forecast, and these and other factors could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has at times recognized a substantial portion of its revenues in the last month of a quarter. Since a large portion of the Company's operating expenses, including rent, salaries and capital lease expenses, is fixed and difficult to reduce or modify if the Company's revenue does not meet the Company's expectations, the adverse effect of any revenue shortfall will be magnified by the fixed nature of these operating expenses. In addition, the Company's lengthy sales cycle limits its ability to forecast accurately its future financial performance. As a result of all of the foregoing, there can be no assurance that the Company will be able to sustain profitability on a quarterly or an annual basis. Moreover, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results. The Company's operating results in a future quarter or quarters are likely to fall below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock will likely be materially adversely affected.

TERMINATION OF SUBSIDIARY RELATIONSHIP WITH STAC

     As a subsidiary of Stac, the Company has been able to benefit from Stac's financial strength and extensive network of business relationships with companies. The Company has drawn on this resource in developing its own contacts and relationships. After completion of the Distribution, Hi/fn will be a stand-alone company and thus will no longer be able to benefit from Stac's relationships to the same extent that it could as a majority-owned subsidiary of Stac. Although Stac and the Company will enter into certain intercompany agreements in connection with the Distribution pursuant to which Stac will continue to provide certain services to the Company, such agreements will be of short duration (generally one year) and will require the Company to begin promptly to replace services currently being provided by Stac. There can be no assurance that the Company will be able to replace such services on terms at least as favorable as those negotiated with Stac or that the termination of Stac's relationship with the Company will not adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE UPON DEVELOPMENT OF THE MARKET FOR PACKET PROCESSORS

     The Company's future prospects are dependent upon the acceptance of packet processors as an alternative to the Application Specific Integrated Circuit ("ASIC") components, software and general purpose microprocessors traditionally utilized by network and storage equipment vendors. The Company's future prospects are also dependent upon acceptance by the Company's customers of third-party sourcing for packet processors as an alternative to in-house development of such technology. Many of the Company's current and potential customers have substantial technological capabilities and financial resources and currently develop internally the ASIC components and program the general purpose microprocessors utilized in their products. These customers may in the future continue to utilize internally-developed ASIC components and general purpose microprocessors or may determine to develop or acquire components, technologies or packet processors that are similar to, or that may be substituted for, the Company's products. The Company must anticipate market trends and the price, performance and functionality requirements of such network and storage equipment vendors and must successfully develop and manufacture products that meet these requirements. In addition, the Company must make products available to such customers on a timely basis and at competitive prices. If the Company's customers fail to accept packet processors as an alternative, if they develop or acquire the technology to develop such components internally rather than purchase the Company's products, or if the Company is otherwise unable to develop strong relationships with network and storage equipment vendors, the Company's business, financial condition and results of operations would be materially and adversely affected.


RISKS ASSOCIATED WITH EMERGING VPN MARKET


     The Company seeks to be a leading supplier of packet processors that implement the network security protocols necessary to support the deployment of Virtual Private Networks ("VPNs"). The market for networking products designed to support VPNs is still emerging, and there can be no assurance that it will continue to grow, or that even if the market grows, the Company's products that address this market will be successful. The Company's success in generating significant revenue in this evolving market will depend upon, among other things, its ability to demonstrate the benefits of its technology to potential distributors, original equipment manufacturers ("OEMs") and end users. The success of the Company's products designed to support VPNs will rely, to a large degree, on the increased use of the Internet by businesses as replacements for, or enhancements to, their private networks. There can be no assurance that businesses will develop sufficient confidence in the Internet to deploy products incorporating the Company's packet processors. The inability of the Company to penetrate the VPN market or the failure of the current VPN market to grow or new markets to develop and be receptive to the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. The emergence of the VPN market for the Company's products will be affected by a number of factors beyond the Company's control. For example, the Company's products are designed to conform to certain standards-based network security protocols. There can be no assurance that these protocols will be widely adopted or that competing protocols will not emerge that will be preferred by the Company's customers.

FREQUENT PRODUCT INTRODUCTIONS AND EVOLVING INDUSTRY STANDARDS; RAPID TECHNOLOGICAL CHANGE



     The networking, storage and semiconductor industries are characterized by rapidly changing technology, frequent product introductions, evolving industry standards and rapid technological change. Accordingly, the Company's future performance depends on a number of factors, including the Company's ability to: properly identify emerging target markets; identify emerging technological trends within such markets; develop and maintain competitive products; enhance its products by adding innovative features that differentiate its products from those of competitors; bring products to market on a timely basis at competitive prices and respond effectively to new technological changes or new product announcements by others. The Company's past success has been dependent in part upon its ability to develop products that have been selected for design into new products ("design wins") of leading equipment manufacturers. The development of the Company's packet processors, however, is highly complex, and from time to time the Company has experienced delays in completing the development and introduction of new products. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be met, that these products will achieve market acceptance, that the Company will be able to sell these products at average selling prices ("ASPs") that are favorable to the Company or that the Company will achieve future design wins.


     In evaluating new product decisions, the Company must anticipate well in advance future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, competitive product offerings and industry standards. For instance, in response to the emergence of VPNs as an alternative, cost-effective network architecture, the Company has made a substantial investment in products that support the IP Security protocol (the "IPSec protocol"). The IPSec protocol is a networking protocol developed by the Internet Engineering Task Force (the "IETF") that provides data integrity and confidentiality for data transmitted over the Internet. The failure of the IPSec protocol to become an industry standard, or the emergence or evolution of new industry standards, through either adoption by official standards committees or widespread use by network equipment vendors, could require the Company to redesign its products, resulting in delays in the introduction of such products.

     The Company must also continue to make significant investments in research and development in order to continue to enhance the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking and storage technologies or standards render them obsolete and must be sufficiently compelling to induce network and storage equipment vendors to favor them over alternative technologies. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. Moreover, the Company generally must incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained. There can be no assurance that the introduction of future products or product enhancements will be timely, that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements, or that the Company will be able to secure the financial resources necessary to fund future development. Market acceptance of new technologies or the failure of the Company to develop and introduce new products or enhancements directed at new industry standards could have a material adverse effect on the Company's business, financial condition and results of operations.


INTENSELY COMPETITIVE MARKETS


     The networking and storage markets into which the Company sells its products are intensely competitive and are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, unit price erosion and the continued emergence of new industry standards. The semiconductor industry is also intensely competitive and is characterized by rapid technological change, product obsolescence and unit price erosion. The Company's products compete with products from companies such as International Business Machines Corporation ("IBM"), VLSI Technology, Inc. ("VLSI"), Rainbow

Technologies, Inc. ("Rainbow"), Information Resource Engineering Inc. ("IRE") and Analog Devices, Inc. ("Analog Devices"). In 1994, Stac entered into two license agreements with IBM pursuant to which Stac granted IBM the right to implement, but not sublicense, the Company's patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft Corporation ("Microsoft") in 1994 pursuant to which Stac granted Microsoft the right to create software implementations of the Company's patented compression technology in Microsoft's software products. The Company also competes against software solutions that use general purpose microprocessors to run encryption algorithms and the Company's software compression libraries. The Company expects significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered or indicated an intent to enter the network equipment market. The Company also may face competition from suppliers of products based on new or emerging technologies. Furthermore, many of the Company's existing and potential customers internally develop ASICs, general purpose microprocessors and other devices which attempt to perform all or a portion of the functions performed by the Company's products.

     A key element of the Company's packet processor architecture is the encryption algorithms embedded in its semiconductor and software products. These products are subject to export control restrictions administered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. As a result of these restrictions, foreign competitors facing less stringent controls on their encryption products could inhibit the sale of the Company's encryption/compression processors to network equipment customers in the global market.

     Many of the Company's current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. In particular, companies such as Texas Instruments Incorporated ("Texas Instruments"), National Semiconductor Corporation ("National Semiconductor"), Lucent Technologies Inc. ("Lucent"), Intel Corporation ("Intel") and Motorola, Inc. ("Motorola") have proprietary semiconductor manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company and other significant advantages over the Company. In addition, current and potential competitors may determine, for strategic reasons, to consolidate, to lower the prices of their products or to bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.

     The Company believes that important competitive factors in its markets are performance, price, length of development cycle, design wins with major network and storage equipment vendors, support for new network and storage standards, features and functionality, adaptability of products to specific applications, support of product differentiation, reliability, technical service and support and protection of products by effective utilization of intellectual property laws. The failure of the Company to successfully develop and market products that compete successfully with those of other suppliers in the market would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company must compete for the services of qualified distributors and sales representatives. To the extent that the Company's competitors offer such distributors or sales representatives more favorable terms or a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, the Company's products. The Company's business, financial condition and results of operations could be adversely affected by any failure to maintain and expand its distribution network. See "BUSINESS -- Competition."

DEPENDENCE ON GROWTH IN DEMAND FOR NETWORK AND STORAGE EQUIPMENT

     The Company's future success is in large measure dependent on continued growth in the market for network security equipment, in particular the markets for remote access concentrators, firewalls and server network interface cards which are manufactured and sold by the Company's customers. In addition, the Company's success also depends upon storage equipment vendors incorporating the Company's packet processors into tape back-up systems. The market for these products has in the past and may in the future fluctuate significantly based upon numerous factors, including the lack of industry standards, adoption of alternative technologies, capital spending levels and general economic conditions. There can be no assurance with respect to the rate or extent to which the networking or storage equipment markets will grow, if at all, nor can there be any assurance that the Company will not experience a decline in demand for its products. Any decrease in the growth of the network or storage equipment markets or decline in demand for the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF FUTURE FUNDING COMMITMENTS; NEED FOR FUTURE CAPITAL

     The success of the Company's business strategy is dependent upon being able to access equity capital markets and to obtain proceeds from borrowings on terms financially advantageous to the Company. Currently the Company has no external source of financing and the Company has not received any commitment with respect to any funds needed in the future. Following the Distribution, the Company intends to access equity capital markets and may seek other financing; nevertheless, there can be no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company. Failure to obtain additional capital on acceptable terms could result in the delay or abandonment of some or all of the Company's plans and could have a material adverse effect on the Company. In the absence of such additional capital, there can be no assurance that the Company will have sufficient working capital to finance future acquisitions, to pursue business opportunities and to ensure customer, supplier and employee credibility. Stac is not obligated to provide any additional funds to the Company or to assist it in obtaining additional financing.

CUSTOMER CONCENTRATION

     The Company's customer base is highly concentrated. A relatively small number of customers has accounted for a significant portion of the Company's revenues to date, and the Company expects that this trend will continue for the foreseeable future. The Company has been, and continues to be, substantially dependent upon sales to Quantum Corporation ("Quantum"). For example, in fiscal 1997, sales to Quantum accounted for 70% of the Company's revenues. Quantum is not under any binding obligation to order products from the Company, and a decline in sales to that customer would have a material adverse effect on the Company's business, financial condition and results of operations. In fiscal 1996, two customers, Quantum and Ascend Communications, Inc., accounted for 43% and 14% of the Company's revenues, respectively. In fiscal 1995, two customers, Quantum and Exabyte Corporation, accounted for 35% and 19% of the Company's revenues, respectively. For the nine months ended June 30, 1998, Quantum accounted for 64% of revenues. The Company expects that its most significant customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget considerations. As a result, the Company expects to experience significant fluctuations in its results of operations on a quarterly and an annual basis. Because limited numbers of network and storage equipment vendors account for a majority of packet processor purchases in their respective markets, the Company's future success will depend upon its ability to establish and maintain relationships with these companies. Many of the Company's current and potential customers currently develop internally the ASIC components and program the general purpose microprocessors utilized in their products as an alternative to using the Company's packet processors. There can be no assurance that current customers will continue to purchase products from the Company as opposed to developing such products internally or that the Company will be able to obtain orders from new customers. The Company's future success will depend in significant part upon the decision of the Company's current and prospective customers to continue to purchase products from the Company. If orders from current customers are cancelled, decreased or delayed, or the Company fails to obtain significant orders from new customers, or any significant customer delays payment or fails to pay, the Company's business, financial condition and results of operations could be materially and adversely affected.

     The market for network equipment that would include the Company's packet processors, such as routers, remote access concentrators and firewalls, currently is dominated by a few large vendors, including Cisco Systems, Inc., Ascend Communications, Inc., 3Com Corporation and Bay Networks, Inc. The failure of such network equipment vendors to incorporate the Company's packet processors into their products could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT CONCENTRATION

     The Company derives substantially all of its revenue from sales of its compression processor products that, together, accounted for 87%, 88%, 89% and 75% of revenue in the nine months ended June 30, 1998 and fiscal 1997, 1996 and 1995, respectively. The Company expects that its compression processor products will continue to account for a significant portion of the Company's revenue for the foreseeable future. There can be no assurance that the Company will continue to derive revenue from its compression processor products, and a decline in revenue from such products would have a material adverse effect on the Company's business, financial condition and results of operation. Moreover, the Company believes that the emergence of VPNs provides a market opportunity for the Company's packet processor products. The Company intends to leverage its expertise in the compression processor market to provide network equipment products that include both compression and encryption capability. There can be no assurance that the Company will be successful in leveraging its core compression technologies to gain market share in the network security market. The Company's future financial performance will depend in significant part on the successful development, introduction and customer acceptance of new products. See "-- New Product Development and Evolving Industry Standards; Technological Change."

LENGTHY SALES CYCLE

     The Company sells its products to network and storage equipment vendors. The Company's sales cycle involves test and evaluation of its products by the potential customer, design of the customer's equipment to incorporate the Company's products and the customer's own sales cycle. The sales cycle for the test and evaluation of the Company's products can range from 3 to 6 months or more with an additional 9 to 18 months or more before a customer commences volume production of equipment which incorporates the Company's products. Because of such lengthy sales cycle, the Company may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. In addition, the delays inherent in such lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales by the Company. Achieving a design win with a network or storage equipment vendor provides no assurance that such network or storage equipment vendor will ultimately ship products incorporating the Company's packet processors. The Company's business, financial condition and results of operations could be materially adversely affected if customers curtail, reduce or delay orders during the Company's sales cycle or choose not to release products employing the Company's packet processors.

EROSION OF AVERAGE SELLING PRICES

     The networking, storage and semiconductor industries have experienced rapid erosion of ASPs due to a number of factors, including rapid technological change, price-performance enhancements and product obsolescence. The Company may experience substantial period-to-period fluctuations in future operating results due to ASP erosion. The Company anticipates that ASPs will decrease in the future in response to product introductions by competitors of the Company or other factors, including price pressures from significant customers. Therefore, the Company must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher ASPs. Failure to achieve any or all of the foregoing could cause the Company's revenues and gross margins to decline, which would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INDEPENDENT MANUFACTURERS AND SOLE-SOURCE SUPPLY


     The Company subcontracts all manufacturing, assembly and test of its packet processors. The Company currently subcontracts its semiconductor manufacturing to Toshiba Corporation ("Toshiba"), Atmel Corporation ("Atmel") and Motorola. These suppliers currently deliver fully assembled and tested products on a turnkey basis. None of the Company's products currently is manufactured by more than one supplier. The semiconductor industry is highly cyclical and, in the past, foundry capacity has been very limited at times and may become limited in the future. The Company depends on its suppliers to deliver sufficient quantities of finished product to the Company in a timely manner. Since the Company places its orders on a purchase order basis and does not have a long-term volume purchase agreement with any of its existing suppliers, these suppliers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to the Company on short notice. For example, in June 1995, the Company experienced delays in obtaining an adequate supply of a now-discontinued product from one of its suppliers. As a result, the Company switched production of the product to a new manufacturer, resulting in a three-month delay in shipments to customers. The Company also experienced yield and test anomalies on a different product manufactured by another subcontractor that could have caused an interruption in customer shipments. In this case, the manufacturer was able to correct the problem in a timely manner and customer shipments were not affected. Any time the Company is required to change a key supplier or foundry, the process of qualifying the new supplier or foundry and commencing volume production involves delay and expense, which can result in lost revenues, reduced operating margins and possible detriment to customer relationships. Before a new manufacturer can begin production of a semiconductor part, the Company must (i) conform its part, if necessary, to the new manufacturer's process, (ii) create a new mask set to manufacture the part, (iii) have the new manufacturer prepare sample parts so the Company can verify the product specification and (iv) provide sample parts to customers for qualification. In general, it takes from three to six months from the time the Company begins this process with a new manufacturer before the manufacturer can begin full-scale production of the part. There can be no assurance that the Company will not have similar or more protracted problems in the future with existing or new suppliers.



     Both Toshiba and Motorola manufacture products for the Company in plants located in Asia. To date, the Company has not experienced any negative impact as a result of the financial and stock market dislocations that have occurred in the Asian financial markets. There can be no assurance, however, that present or future dislocations or other international business risks, such as currency exchange fluctuations or recessionary conditions, will not force the Company to seek new suppliers of its products.


     The Company must place orders approximately 12 to 14 weeks in advance of expected delivery. As a result, the Company has only a limited ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of inventory of a particular product. Moreover, any failure of global semiconductor manufacturing capacity to increase in line with demand could cause foundries to allocate available capacity to larger customers or customers with long-term supply contracts. The inability of the Company to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce the Company's product revenues or increase the Company's cost of revenues and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company continuously evaluates the benefits, on a product-by-product basis, of migrating to a smaller semiconductor geometry process in order to reduce costs, and has commenced migration of certain products to smaller geometries. The Company believes that transitioning its products to increasingly smaller geometries will be important for the Company to remain competitive. No assurance can be given that future process migration will be achieved or achieved without difficulty.

     In the future, the Company may change its supply arrangements to assume more of the product manufacturing responsibilities. Such changes could include contracting for wafer manufacturing and subcontracting for assembly and test rather than purchasing finished product. The assumption of greater manufacturing responsibilities involves additional risks that include not only the risks discussed above, but also risks associated with variances in production yields, obtaining adequate test and assembly capacity at reasonable cost and other general risks associated with the manufacture of semiconductors. In addition, the Company also expects that it may enter into volume purchase agreements pursuant to which the Company must commit to minimum levels of purchases and which may require up-front investments. The inability of the Company to effectively assume greater manufacturing responsibilities or manage volume purchase arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See "BUSINESS -- Manufacturing."


PRODUCT COMPLEXITY AND PRODUCTION DEFECTS



     Products as complex as those offered by the Company frequently contain errors, defects and bugs when first introduced or as new versions are released. The Company has in the past experienced such errors, defects and bugs. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage the Company's reputation and adversely affect the Company's ability to retain its existing customers and to attract new customers. Moreover, such errors, defects or bugs could cause problems, interruptions, delays or a cessation of sales to the Company's customers. Alleviating such problems may require significant expenditures of capital and resources by the Company. There can be no assurance that, despite testing by the Company, its suppliers or its customers, errors, defects or bugs will not be found in new products after commencement of commercial production, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts, claims by the Company's customers or others against the Company or the loss of credibility with the Company's current and prospective customers. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations.


ORDER AND SHIPMENT UNCERTAINTIES

     The Company's sales generally are made pursuant to individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty. Cancellation or deferral of product orders could result in the Company holding excess inventory, which could have a material adverse effect on the Company's profit margins and restrict its ability to fund its operations. The Company recognizes revenue upon shipment of products to the customer, net of an allowance for estimated returns. Should the Company encounter an unanticipated level of returns, this could have a material adverse effect on the Company's business, financial condition and results of operations.

PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY


     The Company's future success and ability to compete are dependent, in part, upon its proprietary technology. The Company relies in part on patent, trade secret, trademark, maskwork and copyright law to protect its intellectual property. The Company owns 12 United States patents and four foreign patents. The Company also has two pending patent applications in Japan. The issued patents and patent applications primarily cover various aspects of the Company's compression technology and have expiration dates ranging from 2006 to 2013. There can be no assurance that any patents will issue pursuant to the Company's current or future patent applications or that the patents issued pursuant to such patent applications will not be invalidated, circumvented or challenged, nor can there be any assurance that infringement claims will not be made by third parties in the future. Moreover, there can be no assurance that such claims, if made, will not result in costly litigation or that the Company would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Litigation, regardless of the outcome, is likely to result in substantial cost and diversion of resources to the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business, financial condition and results of operations.


     There can be no assurance that any patents issued to the Company will be adequate to safeguard and maintain the Company's proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying the Company's technology, designing around the patents owned by the Company or otherwise obtaining and using the Company's products, designs or other information. In addition, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology.

     Moreover, the Company claims copyright protection for certain proprietary software and documentation. The Company attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful. Furthermore, the laws of certain countries in which the Company's products are or may be manufactured or sold may not protect the Company's products and intellectual property. See "BUSINESS -- Intellectual Property."


DEPENDENCE ON KEY PERSONNEL AND HIRING OF ADDITIONAL PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of its key management and other personnel, many of whom would be difficult to replace. The Company does not have employment contracts with any of its key personnel and does not maintain any key man life insurance on any of its personnel. In addition, the Company believes that its success depends to a significant extent on the ability of its directors and officers to operate effectively, both individually and as a group. Several members of the Company's management team have joined the Company in the last 12 months. The Company currently is conducting a search for a new Chief Executive Officer, and expects one to take office prior to the Distribution. The Company may experience difficulty in integrating members of its management team, and there can be no assurance that the new executives will succeed in their roles in a timely and efficient manner. The Company also must attract and retain highly skilled managerial and other personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of any key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, companies in technology industries whose employees accept positions with competitive companies have in the past claimed that their competitors have engaged in unfair hiring practices. There can be no assurance that the Company will not receive such claims in the future as it seeks to hire qualified personnel or that such claims will not result in material litigation involving the Company. The Company could incur substantial costs in defending itself against any such claims, regardless of their merits.

MANAGEMENT OF GROWTH

     The Company has experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on its resources. To accommodate this growth, the Company will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of the accounting and other internal management systems currently provided by Stac, all of which may require substantial management effort. There can be no assurance that such efforts can be accomplished successfully. In addition, this growth as well as the Company's product development activities have necessitated an increase in the number of the Company's employees, resulting in increased responsibilities for the Company's management. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. Any failure to improve the Company's operational, financial and management information systems, or to hire, train, motivate or manage its employees could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH EXPANSION OF INTERNATIONAL BUSINESS ACTIVITIES

     Substantially all of the Company's sales to date have been to customers located in the United States, including sales to U.S.-based affiliates of non-U.S. network equipment vendors. If the Company's international sales increase, the Company will be subject to additional risks inherent in international operations. All of the Company's international sales to date are U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products less competitive in international markets. In addition, the Company procures a portion of its manufacturing, assembly and test services from suppliers located outside the United States. International business activities may be limited or disrupted by the imposition of governmental controls, export license requirements, restrictions on the export of encryption technology, currency exchange fluctuations, political instability, financial and stock market dislocations, trade restrictions and changes in tariffs. Demand for the Company's products also could be adversely affected by seasonality of international sales and economic conditions in the Company's primary overseas markets. These international factors could have a material adverse effect on future sales of the Company's products to international customers and, consequently, on the Company's business, financial condition and results of operations.

EXPORT RESTRICTIONS ON ENCRYPTION ALGORITHMS

     A key element of the Company's packet processor architecture is the encryption algorithms embedded in its semiconductor and software products. These products are subject to export control restrictions administered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. In addition, these U.S. export laws prohibit the export of encryption products to a number of countries deemed hostile by the U.S. government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce Commodity jurisdiction. As a result of these restrictions, foreign competitors facing less stringent controls on their products may be able to compete more effectively than the Company's network equipment customers in the global market. There can be no assurance that the U.S. government will approve any pending or future export license requests. Further, there can be no assurance that the list of products and countries for which export approval is required, or the regulatory policies with respect thereto, will not be revised from time to time, or that laws limiting the domestic use of encryption will not be enacted. Failure of the Company's network equipment customers to obtain the required licenses or the costs of compliance could inhibit the sale of the Company's packet processors.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     As part of its business strategy, the Company has in the past and expects to continue to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities, or that may otherwise offer growth opportunities. While the Company has no current agreements or negotiations underway with respect to any such acquisitions, the Company may make acquisitions of businesses, products or technologies in the future. Future acquisitions by the Company, which may be effected without stockholder approval, could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and/or the price of the Company Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

     The semiconductor industry has historically been characterized by significant downturns and wide fluctuations in supply and demand. From time to time, the industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This cyclicality has been characterized by significant variances in product demand, production capacity and accelerated erosion of unit ASPs. Industry-wide fluctuations in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE


     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, networks and telecommunications equipment and end products. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the Year 2000 issue, the Company could be affected by disruptions in the operation of the enterprises with which the Company interacts or Year 2000 disruptions that affect the Company's customers. Despite the Company's efforts to address the Year 2000 impact on its internal systems and business operations, there can be no assurance that such impact will not result in a material disruption of its business or have a material adverse effect on the Company's business, financial condition and results of operations.


TAX RISKS OF THE DISTRIBUTION

     The declaration of the Distribution dividend by the Stac Board is conditioned upon, among other things, the receipt of a ruling from the IRS or a favorable opinion from PricewaterhouseCoopers LLP as to the tax-free nature of the Distribution, although the Stac Board may waive receipt of the ruling or the opinion as a condition to consummation of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution" and "-- Conditions; Termination." While a ruling has been requested, the IRS has not yet issued a ruling and there can be no assurance that the IRS will issue a ruling prior to the Distribution or at all.

     A tax ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions. A tax opinion, in addition to being subject to the accuracy of the same representations and assumptions as a tax ruling, is not binding on the IRS and merely reflects the best judgment of the author. If such factual representations and assumptions were incorrect in a material respect, the rights of taxpayers to rely on a tax ruling or Stac's ability to rely on the tax opinion would be jeopardized. Stac is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue.

     If the Distribution were not to constitute a tax-free spin-off, then Stac would be treated as recognizing a taxable gain equal to the difference between
(i) the fair market value of the distributed Company Common Stock on the Distribution Date and (ii) Stac's adjusted basis of such Company Common Stock. In addition, under the consolidated tax return rules of the Code, each member of Stac's consolidated group (including Hi/fn) would be severally liable for such tax liability. This resulting tax liability would have a material adverse effect on the cash flows, business, financial condition and results of operations of Stac and possibly Hi/fn.

     Furthermore, if the Distribution were not to qualify under Section 355 of the Code, each stockholder of Stac who receives shares of Company Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Company Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Stac's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in such holder's shares of Stac Common Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits and (iii) a gain from the deemed sale or exchange of such shares of Stac Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such shares of Stac Common Stock. See "THE
DISTRIBUTION -- Material Federal Income Tax Aspects of the Distribution."

POSSIBLE CONFLICTS WITH STAC AFTER THE DISTRIBUTION

     Conflicts of interest may arise between Stac and Hi/fn in a number of areas relating to their past and ongoing relationships, including potential competitive business activities, tax and employee benefit matters, indemnity arrangements and the existence of certain dual management capacities of directors who continue to serve both companies. See "RELATIONSHIP BETWEEN STAC AND HI/FN AFTER THE DISTRIBUTION -- Policies and Procedures for Addressing Conflicts." Currently, two individuals are members of the Board of Directors of both Stac and Hi/fn. Directors of Stac who are also directors of Hi/fn may have conflicts of interest with respect to matters potentially or actually involving or affecting Stac and Hi/fn. There can be no assurance that conflicts will be resolved without detriment to the interests of one company or the other. Further, although neither Stac nor Hi/fn presently intends to engage in the businesses presently conducted by the other, neither company is contractually obligated not to do so, except for the provision in the Cross License Agreement between Stac and Hi/fn prohibiting Stac from creating any hardware implementations of the technology subject to the license or selling the software subject to the license as a stand-alone product for a period of ten years from the date of the Cross License Agreement. See "RELATIONSHIP BETWEEN STAC AND HI/FN AFTER THE DISTRIBUTION -- Policies and Procedures for Addressing Conflicts."

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS

     Based solely on their ownership of Stac Common Stock, Company Common Stock and options to acquire Company Common Stock as of the Record Date, the executive officers and directors of the Company will beneficially own an aggregate of
          shares, or approximately      %, of the outstanding Company Common
Stock immediately following the Distribution. See "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Such persons will have substantial influence over the Company and on the outcome of matters submitted to the Company's stockholders for approval. In addition, such ownership could discourage acquisition of Company Common Stock by potential investors, and could have an antitakeover effect, possibly depressing the trading price of the Company Common Stock.

ABSENCE OF PRIOR TRADING MARKET FOR COMPANY COMMON STOCK; POTENTIAL VOLATILITY

     There is no existing market for the Company Common Stock. Although the Company has applied for quotation and trading of the Company Common Stock on the Nasdaq National Market, no assurance can be given that an active trading market for the Company Common Stock will develop following the Distribution or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate his investment in the Company. Prices at which the Company Common Stock may trade cannot be predicted. Nothing herein should be construed to suggest that the trading price of Stac Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the Company's business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and its assets, the Company's dividend policy, and general economic and market conditions. The depth and liquidity of the market for the Company Common Stock may be affected by the aggregate beneficial ownership by executive officers and directors of the Company of approximately
     % of the Company Common Stock immediately following the Distribution. See "-- Control by Executive Officers and Directors." The prices at which the Company Common Stock trades also may be affected by certain provisions of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, which may have an antitakeover effect. See "-- Effect of Antitakeover Provisions."

     In addition, in recent years the stock market in general, and the market for shares of high technology, networking, storage and semiconductor companies in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. The trading price of the Company Common Stock is expected to be subject to extreme fluctuations in response to both business-related issues, such as quarterly variations in operating results, announcements of new products by the Company or its competitors, the gain or loss of significant network or storage equipment vendor customers, and stock market-related influences, such as changes in analysts' estimates, the presence or absence of short-selling of the Company Common Stock and events affecting other companies that the market deems to be comparable to the Company. Moreover, technology stocks have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company Common Stock.


EFFECT OF ANTITAKEOVER PROVISIONS

     Certain provisions of the Company Certificate and Company Bylaws, as each will be in effect following the Distribution, and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Company Common Stock. Such provisions may also inhibit increases in the market price of the Company Common Stock that could result from takeover attempts. The Company Certificate authorizes 10,000,000 shares of undesignated Company Preferred Stock. The Company Board, without further stockholder approval, may issue this Company Preferred Stock with such terms as the Board of Directors may determine, which could have the effect of delaying or preventing a change in control of the Company. The issuance of Company Preferred Stock could also adversely affect the voting power of the holders of Company Common Stock, including the loss of voting control to others. Such Company Preferred Stock could be utilized to implement, without stockholder approval, a stockholders' rights plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The Company has no current plans to issue shares of Company Preferred Stock. The Company Bylaws and indemnification agreements provide that the Company will indemnify officers and directors against losses that they may incur in legal proceedings resulting from their service to the Company. In addition, the Company's charter documents provide for a classified Board of Directors and eliminate the right of stockholders to call special meetings of stockholders and to take action by written consent. Moreover, Section 203 of the Delaware General Corporation Law restricts certain business combinations with "interested stockholders" as defined by that statute. The provisions of the Company Certificate and of Delaware law are intended to encourage potential acquirors to negotiate with the Company and allow the Board the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control of the Company, which in turn may have an adverse effect on the market price of the Company Common Stock. See "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."

SHARES ELIGIBLE FOR FUTURE SALE


     The approximately 6,000,100 shares of Company Common Stock distributed to Stac stockholders in the Distribution will be freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of the Company under the Securities Act. Such affiliates will be permitted to sell their shares of Company Common Stock pursuant to Rule 144 under the Securities Act immediately following the Distribution, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about the Company. In addition,
immediately following the Distribution, options to purchase        shares of
Company Common Stock will be outstanding under the 1996 Plan. See
"MANAGEMENT -- Hi/fn Equity Plans." The Company intends to file a Registration Statement on Form S-8 with respect to such shares following the Distribution. Consequently, shares issued pursuant to the exercise of options granted under the 1996 Plan will be freely transferable without restriction, subject, in the case of sales by affiliates, to compliance with Rule 144.


     The Company is unable to estimate the number of shares that may be sold in the future by its stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the

Company Common Stock prevailing from time to time. Sales of substantial amounts of Company Common Stock, or the prospect of such sales, could adversely affect the market price of the Company Common Stock.

DIVIDEND POLICY

     The future payment of dividends by the Company will depend on decisions that will be made by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. The Company presently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. See "THE DISTRIBUTION -- Quotation and Trading of Company Common Stock; Dividend Policy."

DILUTION


     Following the Distribution, the Company intends to access the capital markets and may seek other financing through the issuance and sale of equity securities See "-- Absence of Future Funding Commitments; Need for Further Capital." Moreover, the Company has authorized options to purchase 1,949,900
shares of Company Common Stock under the 1996 Plan,         of which have been
issued to date upon exercise of options and         of which were subject to
options outstanding on the Record Date. Any such issuances, including the exercise of any outstanding options, may significantly dilute the interests of the existing holders of Company securities, including the Company Common Stock.


POTENTIAL ADVERSE EFFECTS OF DISTRIBUTION ON STAC COMMON STOCK

     After the Distribution, the Stac Common Stock will continue to be traded on the Nasdaq National Market. As a result of the Distribution, the trading price of Stac Common Stock is expected to be lower than the trading price of Stac Common Stock prior to the Distribution to reflect the value of the Company Common Stock distributed to holders of Stac Common Stock as of the record date. The combined trading prices of Stac Common Stock and Company Common Stock after the Distribution may be less than, equal to or greater than the trading prices of Stac Common Stock prior to the Distribution. In addition, until the market has fully analyzed the operations of Stac without the Company's assets, the price at which the Stac Common Stock trades may fluctuate significantly.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     The Distribution is designed to separate the semiconductor business of Hi/fn from the software business of Stac. The Distribution will result in the formation of two publicly traded companies, each of which will pursue an independent strategic path. The Stac Board believes the separation will offer both new entities the opportunity to pursue strategic objectives appropriate to different business objectives, offer each entity the financial flexibility to raise capital on a more cost-effective basis and create targeted incentives for each company's management and key employees. The Stac Board considered the following in making its decision to approve the Distribution:

  Business and Market Rationale

     The Distribution will enable two companies with distinct strategic, financial and operating goals to adopt strategies and pursue objectives appropriate to their respective core businesses. The Distribution will allow each entity to pursue its corporate objectives independent of the operations and policies of the other. Following the Distribution, Stac will continue to focus on its software business. The Company, in turn, will focus on its semiconductor business.

  Access to Equity Capital

     The Company intends to engage in a public offering of Company Common Stock as soon as possible following the Distribution, assuming business and market conditions support such an offering. Stac also may elect to raise additional capital after the Distribution. The Stac Board believes that, as independent publicly traded entities, Stac and the Company will each have greater flexibility in their ability to raise equity capital and will be able to more efficiently pursue their respective capital raising strategies in both the private and public markets.

     In the near term, the Company will have substantial cash needs for (i) working capital, (ii) funding the continued expansion of its business and (iii) maintaining sufficient cash reserves to ensure customer, supplier and employee credibility. In order to compete with its larger, direct competitors, the Company will need to raise additional capital to fund its growing inventory and accounts receivable balances, fund increased technology research and development, fund technology acquisitions and fund an increased marketing and sales infrastructure. Stac's existing cash is not available to the Company, except for limited debt or equity financing prior to the Distribution. Stac intends to utilize its cash to fund its continued development, marketing and sales efforts with respect to its Replica product line. Further, Stac anticipates that with increasing advances in technology, it will need to fund acquisitions of technology to be able to successfully compete in the marketplace.

     The Stac Board believes that the Company's ability to raise capital will be enhanced to the extent that the investment community can evaluate the Company on a stand-alone basis. Market analysts are increasingly focusing their coverage on specific types of businesses, such as semiconductor or software. As a result of this tendency for analysts to specialize, there are few analysts that have the industry expertise to value both the semiconductor and software components of Stac and the Company as a combined entity. Accordingly, representative analyst coverage for Stac has been extremely low compared to other software and semiconductor companies. The Stac Board believes this lack of sufficient and reliable analyst coverage significantly impairs Stac's and the Company's abilities to raise capital efficiently and effectively.

  Management Focus and Employee Incentives

     The Distribution will enable both companies to focus on their respective businesses. Stac's software business and the Company's semiconductor business are sufficiently distinct in terms of technology, stage of product development and commercialization, market focus and other factors such that it is more advantageous for both to operate and be managed as separate entities. The Distribution is expected to allow management and employees of each company to focus on their respective paths of innovation in product development and marketing, thereby enhancing the ability of each to optimize productivity and growth. In addition, the Distribution is intended to allow each company to provide both management and employees with targeted equity compensation arrangements thereby optimizing the economic incentives each entity will be able to provide its employees.

  Attraction and Retention of Key Employees

     The Company competes for talented managers and skilled employees in California's Silicon Valley against other large, established semiconductor companies and against venture capital-funded technology start-ups that traditionally provide significant stock options to key employees. Given this competition, the Stac Board believes it is critical to provide a structure that will be attractive to employees and provide them with opportunities similar to those offered to them by other companies in Silicon Valley. The Stac Board believes that to attract talented and skilled employees, a company must provide equity-based compensation in a stand-alone entity to provide opportunities for employees and management to maximize the value of their equity interests through their actions.

     To date, Stac has attempted to achieve such goals with limited success. As an interim solution, Stac created the Company as a separate legal entity and established the 1996 Plan. This approach established a direct link between employee compensation and the semiconductor division's operations. However, the Company's status as a subsidiary of Stac has limited the flexibility and perceived independence of the Company's management to operate the Company and its ability to maximize the value of the Company's equity. In addition, the absence of a market for the Company's shares limits liquidity for option holders. Without registered shares and a ready market, Company employees face the prospect of having to pay substantial withholding tax upon exercise of options without a ready means of obtaining cash to pay such tax.

     The Stac Board believes that for Stac and the Company to succeed in two highly competitive and rapidly changing areas, they must be able to hire and retain experts in the software and semiconductor fields. In order to do this, they must be able to offer those employees the types of positions and compensation incentives that stand-alone public companies can offer candidates. Specifically, Stac and the Company must be able to offer compensation that (i) is linked directly to the separate performance of the software and semiconductor businesses, (ii) provides maximum liquidity to the employees and (iii) provides operational freedom and incentive to grow the two businesses independently.


  Alternatives to Spin-off Transaction



     In December 1997, Stac retained Warburg Dillon Read LLC ("WDR") to provide advisory services regarding the possible separation of Stac and Hi/fn. Stac also sought WDR's advice, from a financial perspective, as to the various alternatives available to it to obtain the financing and operational environment necessary to enable it to maximize the likelihood of the success of its two business units. With input from WDR, the Stac Board concluded that Stac's corporate structure did not represent an acceptable structure for the Company to obtain the financial resources needed to fully carry out its business plans and that no alternative to a spin-off represented a viable option for the Company to achieve its business objectives.



     In particular, the Stac Board, with input from WDR, examined the possibility of (i) Hi/fn conducting an initial public offering of less than 100% of its outstanding shares, (ii) the sale or merger of Hi/fn, (iii) the creation and distribution of a tracking stock for Hi/fn and (iv) the establishment of stock appreciation rights for employees of Hi/fn.



     The Board determined that these alternatives involved a variety of problems and failed to address many of the Company's objectives. First, an initial public offering of Hi/fn would leave Stac as a majority owner of Hi/fn. This controlling position maintained by Stac would likely impair the attractiveness of the Company Common Stock to prospective employees as well as investors, and could result in a discounted valuation in the public markets due to the perceived overhang of this large block. Second, the Stac Board believed that Stac might not get full value in a sale or merger of Hi/fn because the market for Hi/fn's products directed to the networking market had not yet been established. Moreover, the sale of the Hi/fn stock by Stac could cause an onerous tax burden for Stac. Third, the Stac Board believed that the creation of a separate tracking stock would, in addition to being unattractive to prospective employees and directors, be too complex in light of the relatively small size of Hi/fn. Finally, the creation of stock appreciation rights ("SARs") or "phantom stock" for Hi/fn employees tied to the performance of the Hi/fn subsidiary also would not be a viable alternative to prospective employees. In addition, upon financial consolidation, the use of SARs or phantom stock could result in an unacceptable level of compensation expense, which could impair the valuation of Stac and thus Stac's access to the capital markets. Following this analysis, the Stac Board concluded that a spin-off was the only viable alternative to enable Stac to address its employee recruiting and financial needs and maximize stockholder value.


FAIRNESS OPINION


     In connection with its analysis of the Distribution, the Stac Board sought independent advice from WDR as to the advisability from a financial perspective of completing a spin-off of the Company from Stac. Based on its analyses, WDR determined that the Stac Board had a reasonable basis for concluding that the spin-off would create greater value for stockholders than maintaining the Company as a subsidiary of Stac and delivered a written opinion (the "WDR Opinion") to the Stac Board dated July 17, 1998, to the effect that, as of the date of the WDR Opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the Distribution is fair to the stockholders of Stac.


     THE FULL TEXT OF THE WDR OPINION IS ATTACHED AS ANNEX IV TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. REFERENCE SHOULD BE MADE TO THE WDR OPINION FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED BY WDR. THE SUMMARY OF THE WDR OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WDR OPINION.

     No limitations were imposed by Stac on the scope of WDR's investigation or the procedures to be followed by WDR in rendering its opinion. In arriving at its opinion, WDR did not ascribe a specific range of values to Stac, but rather made its determination as to the fairness of the Distribution to the Stac stockholders, from a financial point of view, on the basis of the financial and comparative analyses described below. The WDR Opinion is for the use and benefit of the Stac Board and was rendered to the Stac Board in connection with its consideration of the Distribution. WDR was not requested to opine as to, and its opinion does not address, Stac's underlying business decision to proceed with or effect the Distribution.

     In arriving at its opinion, WDR reviewed and analyzed: (i) the terms of the Distribution, (ii) Stac's annual report on Form 10-K for the year ended September 30, 1997 and such other publicly available information concerning Stac that WDR believed to be relevant to its analysis, (iii) financial and operating information with respect to the business, operations and prospects of Stac and the Company, furnished to WDR by Stac and the Company, (iv) a trading history of Stac Common Stock and a comparison of that trading history with those of other companies that WDR deemed relevant, (v) a comparison of the historical financial results and present financial condition of Stac with those of other companies that WDR deemed relevant and (vi) a comparison of the historical financial results and present financial condition of the Company with those of other companies that WDR deemed relevant. In addition, WDR had discussions with the management of both Stac and the Company concerning the businesses, operations, assets, financial conditions and prospects of Stac and the Company (including on a pro forma basis) and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, WDR assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Stac that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Stac and the Company following the Distribution, upon advice of Stac, WDR assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Stac and the Company as to the future financial performance of Stac and the Company and that Stac and the Company will perform substantially in accordance with such projections. In arriving at its opinion, WDR did not make or obtain any evaluations or appraisals of the assets or liabilities of Stac or the Company, nor did WDR express any opinion as to the fairness of the allocation of assets and liabilities between the two entities. Moreover, WDR did not express any opinion as to the commercial viability of Stac and the Company operated separately following the Distribution. WDR has assumed that the Distribution will be a tax-free transaction to the stockholders of Stac. The WDR Opinion necessarily is based upon forecast financial information provided by Stac and the Company to WDR as well as market, economic and other conditions as they exist on, and can be evaluated as of, the date of the WDR Opinion.


     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes of, among other factors, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of the Company Common Stock will likely be characterized by a period of redistribution among stockholders of Stac who receive such shares in the Distribution, which may temporarily depress the market price of such shares during such period. Accordingly, WDR expresses no opinion as to the prices at which shares of Stac Common Stock or Company Common Stock actually will trade following the consummation of the Distribution. The WDR Opinion should not be viewed as providing any assurances that the combined market value of the shares of Stac Common Stock after consummation of the Distribution and the shares of Company Common Stock to be received by a stockholder of Stac pursuant to the Distribution will be in excess of the market value of the shares of Stac Common Stock owned by such stockholder at any time prior to announcement of consummation of the Distribution.

     The following is a summary of certain financial and comparative analyses performed by WDR and presented to the Stac Board.


     Comparable Company Analysis. WDR compiled financial and stock market statistics for a number of comparable software and semiconductor companies for both Stac and the Company. For Stac, these companies were divided into: (i) back-up and disaster recovery software companies, such as Veritas Software Corporation, Legato Systems, Inc. and Computer Associates International, Inc. and (ii) remote control software companies, such as Symantec Corporation. No single company or group of companies is directly comparable to Stac's business. Based on publicly available information and various assumptions and estimates as published by securities analysts, WDR calculated various arithmetic and statistical comparisons, including market values and price to earnings ratios.


     A separate comparable company analysis was developed for the Company. These comparable companies consisted of semiconductor companies that supply integrated circuits and other related products, but not necessarily products that compete with those of the Company, to the networking equipment industry. These companies included MMC Networks, Inc., Level One Communications, Inc., Broadcom Corporation, Galileo Technology Ltd., VLSI, Altera Corporation and Xilinx Corporation. Based on publicly available information and various assumptions and estimates as published by securities analysts, WDR calculated various arithmetic and statistical comparisons, including market values and a comparison of technology platforms.


     Stock Trading Analysis. WDR also analyzed Stac's historical stock price performance on an absolute basis and compared to its comparable companies. The analysis indicated that the market price of Stac Common Stock has underperformed the equally weighted index of the common stocks of the comparable companies relative to most of the ratios and comparisons analyzed.


     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, WDR did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, WDR believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, WDR made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Stac or the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     WDR is an internationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Stac Board selected WDR because of its expertise, reputation and familiarity with Stac in particular and the software and semiconductor industries in general and because its investment banking professionals have substantial experience in transactions similar to the Distribution.

     As compensation for its services in connection with the Distribution, WDR has a signed engagement letter from Stac which includes a fee of $750,000 payable upon the consummation of the Distribution. In addition, Stac has agreed to reimburse WDR for its reasonable expenses incurred in connection with its engagement and to indemnify WDR and certain related persons for certain liabilities that may arise out of its engagement by Stac and the rendering of the WDR Opinion.

     In the ordinary course of its business, WDR may actively trade in the equity securities of Stac for its own account and for the accounts of WDR's customers and, accordingly, may at any time hold a long or short position in such securities.

DISTRIBUTION AGENT

     The Distribution Agent is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

MANNER OF EFFECTING THE DISTRIBUTION


     The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement that will be executed prior to the Distribution Date between Stac and the Company.



     As of the Record Date, the Company had [471,007] shares of Company Common Stock outstanding, held by 21 stockholders of record including Stac. The Company also had 6,000,000 shares of Series A Preferred Stock outstanding, all of which were held by Stac. Immediately prior to the Distribution, Stac will convert all shares of Series A Preferred Stock into Company Common Stock, resulting in Stac's owning 6,000,100 shares of Company Common Stock. All of such shares will be distributed to Stac stockholders. Stac will distribute one share of Company Common Stock for every [3.8946] shares of Stac Common Stock held by Stac stockholders on the Record Date (the "Distribution Ratio"). Stac will effect the Distribution on the Distribution Date by delivering all of the outstanding shares of Company Common Stock held by Stac to the Distribution Agent on behalf of, and for distribution to, the holders of record of Stac Common Stock as of the close of business on the Record Date. The shares of Company Common Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK." It is expected that certificates representing shares of the Company Common Stock will be mailed to holders of Stac Common Stock as soon as practicable after the Distribution Date.


     HOLDERS OF STAC COMMON STOCK SHOULD NOT SEND CERTIFICATES TO THE COMPANY, STAC OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION DATE. STAC STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF STAC COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

     No certificates or scrip representing fractional interests in shares of the Company Common Stock will be issued to holders of Stac Common Stock as part of the Distribution. The Distribution Agent, acting as agent for holders of Stac Common Stock otherwise entitled to receive in the Distribution certificates representing fractional shares, will aggregate and sell in the open market all fractional shares at then prevailing prices and distribute the net proceeds to the stockholders entitled thereto. Stac will pay the fees and expenses of the Distribution Agent in connection with such sales.

     No holder of Stac Common Stock will be required to pay any cash or other consideration for the shares of Company Common Stock to be received in the Distribution or to surrender or exchange shares of Stac Common Stock or to take any other action in order to receive the Company Common Stock pursuant to the Distribution.

RESULTS OF THE DISTRIBUTION

     After the Distribution, the Company will be a separate public company which will continue to operate its semiconductor business. See "THE COMPANY" and "BUSINESS." The number and identity of the holders of Company Common Stock immediately after the Distribution will be substantially the same as the number and identity of the holders of Company Common Stock (other than Stac) prior to the Distribution plus the number and identity of the holders of Stac Common Stock on the Record Date. Immediately after the Distribution, the Company expects to have approximately 450 holders of record of the Company Common Stock and approximately 6,471,007 shares of the Company Common Stock outstanding based on the number of shares of Company Common Stock and Series A Preferred Stock outstanding on the Record Date.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The declaration of the Distribution dividend by the Stac Board is conditioned upon, among other things, the receipt of a ruling from the IRS or a favorable opinion from PricewaterhouseCoopers LLP as to the tax-free nature of the Distribution, although the Stac Board may waive receipt of the ruling or the opinion as a condition to consummation of the Distribution. See "-- Conditions; Termination." The IRS has not issued a ruling letter and there can be no assurance that the IRS will issue a ruling prior to the Distribution.

     On April 16, 1998, Stac requested a private ruling from the IRS that the Distribution will qualify as a tax free spin-off under Section 355 of the Code, and that, for federal income tax purposes:

          (1) No gain or loss will be recognized by Stac upon the Distribution of all the outstanding stock of Hi/fn then held by Stac to the Stac stockholders.

          (2) No gain or loss will be recognized by (and no amount will be included in the income of) the stockholders of Stac upon receipt of the Company Common Stock distributed to them in the Distribution.

          (3) The aggregate basis of the stock of Stac and Hi/fn in the hands of each Stac stockholder after the Distribution will, in each instance, equal the aggregate basis of the Stac Common Stock held by such stockholder immediately before the Distribution, allocated in proportion to the fair market value of each.

          (4) The holding period of the Company Common Stock which each Stac stockholder receives will include the holding period of the Stac Common Stock with respect to which the Distribution will be made, provided the Stac Common Stock is held as a capital asset by such stockholder.

          (5) Where cash is received by a Stac stockholder in lieu of fractional share interests of Company Common Stock, such fractional share interests will be treated as having been received and disposed of by such stockholder in a taxable sale in which gain (or loss) will be treated as capital gain (or loss), provided such stock is held as a capital asset by the selling Stac stockholder.

          (6) Earnings and profits will be properly allocated between Stac and Hi/fn.

     As of the date hereof, the IRS has not issued a ruling letter, and there can be no assurance that the IRS will issue a favorable ruling in response to Stac's request. Moreover, even if such a ruling is obtained, it should be noted that private letter rulings, while generally binding on the IRS, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, the ability to rely on such a ruling would be jeopardized. However, Stac is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

     If a timely ruling is not issued by the IRS, the Stac Board may decide to effect the Distribution in reliance on a favorable opinion of PricewaterhouseCoopers LLP or to delay the Distribution until the IRS has granted the requested ruling. A tax opinion, in addition to being subject to certain factual representations and assumptions (as in the case of a ruling), is not binding on the IRS and merely reflects the best judgment of the author.

     If the Distribution were not to constitute a tax-free spin-off, then Stac would be treated as recognizing a taxable gain equal to the difference between
(i) the fair market value of the distributed Company Common Stock on the Distribution Date and (ii) Stac's adjusted basis of such Company Common Stock. In addition, under the consolidated tax return rules of the Code, each member of Stac's consolidated group (including Hi/fn) would be severally liable for such tax liability. This resulting tax liability would have a material adverse effect on the cash flows, business, financial condition and results of operations of Stac and possibly Hi/fn.

     Furthermore, if the Distribution were not to qualify under Section 355 of the Code, each stockholder of Stac who receives shares of Company Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Company Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Stac's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in such holder's shares of Stac Common Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits and (iii) a gain from the deemed sale or exchange of such shares of Stac Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such shares of Stac Common Stock. See "RISK
FACTORS -- Tax Risks of the Distribution."

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO ALL CATEGORIES OF STOCKHOLDERS. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDERS.

QUOTATION AND TRADING OF COMPANY COMMON STOCK; DIVIDEND POLICY

     There currently is not a public market for the Company Common Stock. Prices at which the Company Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the Company's business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and its assets, the Company's dividend policy, and general economic and market conditions. Such prices also may be affected by certain provisions of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, which may have an antitakeover effect. See "RISK FACTORS -- Absence of Prior Trading Market for Company Common Stock; Potential Volatility" and "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."


     The Company intends to apply to have the Company Common Stock approved for quotation and trading on the Nasdaq National Market. Immediately after the Distribution, the Company expects to have approximately 450 stockholders of record based upon the number of stockholders of record of the Company (other than Stac) and the number of stockholders of record of Stac on the Record Date. For certain information regarding options to purchase the Company Common Stock that will be outstanding after the Distribution, see "MANAGEMENT -- Hi/fn Equity Plans."

     Nothing herein should be construed to suggest that the trading price of Stac Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. No assurance can be given that the Company Common Stock will trade at a price per share reflecting the earnings per share or other multiple, or other attributes, of Stac. See "RISK
FACTORS -- Absence of Prior Trading Market for Company Common Stock; Potential Volatility."

     It is the Company's belief that the Company Common Stock distributed to Stac's stockholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Stac within the meaning of Rule 144 under the Securities Act, in which case such persons may not publicly offer or sell the Company Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144. There can be no assurance that the Commission will not take a contrary view, and no ruling from the Commission has been or will be sought. See "RISK FACTORS -- Shares Eligible for Future Sale."

     The Company presently intends to retain future earnings to finance the growth and development of its business; and, therefore, the Company does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the Company Board. Such determinations will depend on a number of factors, including the future earnings, capital requirements, financial condition and prospects of the Company, possible loan or financing covenant restrictions and such other factors as the Company Board may deem relevant. See "RISK FACTORS -- Dividend Policy."

CONDITIONS; TERMINATION


     The Stac Board has conditioned the Distribution upon, among other things,
(i) the Company Board having been elected by the stockholders of the Company, and the Company Certificate and the Company Bylaws, as each will be in effect after the Distribution, having been adopted and being in effect; (ii) receipt by Stac of an IRS ruling or a favorable opinion of PricewaterhouseCoopers LLP that, for U.S. federal income tax purposes, the Distribution will not result in recognition of taxable income or loss by Stac or its stockholders; (iii) the Registration Statement on Form 10 with respect to the Company Common Stock held by Stac immediately prior to the Distribution having become effective under the Exchange Act; (iv) receipt of any necessary consents to the Distribution from third parties, except for those the failure of which to obtain would not have a material adverse effect on the Company or Stac; (v) no pending order, injunction or decree preventing the consummation of the Distribution; (vi) Hi/fn's delivery to the landlord under its headquarters lease of a letter of credit in an amount and with such other terms that Stac's guaranty of such lease will terminate upon consummation of the Distribution; and (vii) no event having occurred that, in the judgment of the Stac Board, would result in the Distribution having a material adverse effect on Stac or its stockholders. The Company believes that there are no third-party consents which if not obtained would have a material adverse effect on the Company, Stac or the Distribution. Any of the conditions to the Distribution may be waived in the discretion of the Stac Board. Even if all of the above conditions are satisfied, the Stac Board has reserved the right to abandon, defer or modify the Distribution or the other elements of the Distribution at any time prior to the Distribution Date; however, the Stac Board will not waive any of the conditions to the Distribution or make any changes in the terms of the Distribution unless the Stac Board determines that such changes would not be materially adverse to the Stac stockholders. See "RELATIONSHIP BETWEEN HI/FN AND STAC AFTER THE DISTRIBUTION -- Distribution Agreement."


REASONS FOR FURNISHING THE INFORMATION STATEMENT

     This Information Statement is being furnished by Stac solely to provide information to Stac stockholders who will receive Company Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Stac or the Company. The information contained in this Information Statement is believed by Stac and the Company to be accurate as of the date set forth on the cover of this Information Statement. Changes may occur after that date, and neither the Company nor Stac will update the information except in the normal course of their respective public disclosure practices.

                      RELATIONSHIP BETWEEN HI/FN AND STAC
                             AFTER THE DISTRIBUTION

     For the purpose of governing certain of the ongoing relationships between the Company and Stac after the Distribution and to provide mechanisms for an orderly transition, the Company and Stac have entered or will enter into various agreements, and will adopt policies, as described in this section.

DISTRIBUTION AGREEMENT

     Prior to the Distribution Date, the Company and Stac will enter into the Distribution Agreement, which provides for, among other things, the Distribution and certain other agreements governing the relationship between the Company and Stac following the Distribution. Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the Hi/fn business. Other agreements to be executed in connection with the Distribution Agreement set forth certain specific allocations of liabilities between the Company and Stac. See "-- Employee Benefits Allocation Agreement" "-- Tax Sharing Agreement" and "-- Transitional Services Agreement."

     The Distribution Agreement also provides that by the Distribution Date, the Company Certificate and the Company Bylaws shall be in the forms attached hereto as Annex I and II, respectively, and that the Company and Stac will take all actions which may be required to elect or otherwise appoint, as directors of the Company, the persons indicated herein. See "MANAGEMENT -- Board of Directors" and "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."


     The Distribution Agreement also provides that each of the Company and Stac will be granted access to certain records and information in the possession of the other, and requires the retention by each of the Company and Stac for a period of seven years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company and Stac to obtain the consent of the other prior to waiving any shared privilege.



     Stac has guaranteed Hi/fn's obligations under its headquarters lease. Under the Distribution Agreement, Hi/fn has agreed to obtain and deliver to its landlord a $2.0 million letter of credit to replace Stac's guaranty. The guaranty provides that it will terminate when Stac no longer owns a majority interest in Hi/fn and when Hi/fn provides the landlord with such a letter of credit. The Distribution is conditioned on delivery of the letter of credit.


     The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses incurred in connection with the Distribution will be charged to the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.

EMPLOYEE BENEFITS ALLOCATION AGREEMENT

     The Distribution Agreement calls for Stac and the Company to enter into an Employee Benefits Allocation Agreement containing a number of provisions relating to employees of Stac and Hi/fn. The Employee Benefits Allocation Agreement generally contemplates that the Company will assume and retain all obligations and liabilities with respect to Hi/fn employee plans and benefits and that Stac will retain all obligations and liabilities with respect to Stac employee plans and benefits.

     Pursuant to the Employee Benefits Allocation Agreement, and consistent with the terms of The Stac Electronics 1992 Stock Option Plan, as amended (the "Stac Stock Option Plan"), and Stac, Inc. 1992 Non-Employee Directors' Stock Option Plan (the "Stac Directors Plan"), vested and unvested options held by employees, officers and directors of Stac who will remain with Stac will be equitably adjusted for the effects of the Distribution on such options. The Stac Board intends to make an adjustment to such options within 30 days after the Distribution to retain the intrinsic value of such options after the Distribution. Following the Distribution, the Stac Board intends to make an adjustment to such options based on the closing sales price of the Stac Common Stock on the Nasdaq National Market, less the closing sales price of Company Common Stock in when-issued trading on the Nasdaq National Market on the Distribution Date divided by the Distribution Ratio. The adjustment is expected to result in an increase in the number of Stac options outstanding and a decrease in their associated exercise price. Douglas L. Whiting, who is a director of both Stac and Hi/fn, will receive a different adjustment to his options to purchase Stac Common Stock. Hi/fn will grant Mr. Whiting, under the 1996 Plan, an option to purchase the number of shares of Company Common Stock equal to the number of shares of Stac Common Stock subject to outstanding options he holds divided by the Distribution Ratio. The exercise price of Mr. Whiting's options to purchase Stac Common Stock will be allocated between his options to purchase Stac Common Stock and his new options to purchase Company Common Stock based on the ratio of the closing sales price of Stac Common Stock to Company Common Stock (divided by the Distribution Ratio) on the Nasdaq National Market on the Distribution Date. No adjustments will be made to options outstanding under the 1996 Plan.


     The Company retains, with respect to Hi/fn employees, all responsibility for liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans. Stac will retain, with respect to Stac employees, all responsibilities for all liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans.

TAX SHARING AGREEMENT

     Prior to the Distribution Date, Stac and the Company will enter into a Tax Sharing Agreement defining the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, federal and state income tax returns and liabilities, for taxable years and other taxable periods ending on or before the Distribution Date. In general, Stac will be responsible for (i) filing all federal and state income tax returns of Stac, the Company and any of their subsidiaries for all taxable years ending on or before the Distribution Date, and (ii) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). For post-Distribution periods, Stac and the Company will each be responsible for filing its own returns and paying its own taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). Stac and the Company will cooperate with each other and share information in preparing income tax returns and in dealing with other tax matters.

TRANSITIONAL SERVICES AGREEMENT


     Prior to the Distribution Date, the Company and Stac will enter into a Transitional Services Agreement (the "Transitional Services Agreement") pursuant to which Stac will provide certain accounting services to Hi/fn on a transitional basis after the Distribution. The fees for such transitional services will be $6,500 per month plus any out-of-pocket expenses incurred by Stac that are attributable to the work done for Hi/fn under the Transition Services Agreement. The Company will be free to procure such services from outside vendors or to develop in-house capabilities in order to provide such services internally. Hi/fn will indemnify Stac and its officers, directors, employees and agents against losses, claims or damages arising out of allegations that the financial statements and accounting records prepared by Hi/fn with Stac's assistance are inaccurate or incomplete. The Transitional Services Agreement will terminate on December 31, 1999 unless extended in writing by the parties.



SATISFACTION OF INTERCOMPANY BALANCES AND STAC LOAN



     On September 28, 1998, Stac paid $4.2 million to the Company, representing payment in full for all amounts due to the Company from Stac as of September 1, 1998. Stac will pay to the Company prior to the Distribution any additional amounts due to the Company as of October 31, 1998 and will pay to the Company on or prior to December 31, 1998 any amounts due to the Company that are accumulated after October 31, 1998. On September 28, 1998, Stac also loaned $5.0 million to the Company pursuant to a short-term loan (the "Stac Loan"). The Stac Loan will become due and payable on September 30, 1999 and may be prepaid in whole or part without penalty. The Stac Loan bears interest at the prime rate set by Silicon Valley Bank plus 0.5% per annum, payable quarterly. The Stac Loan is secured by a first priority security interest in all of the Company's assets, including the Company's intellectual property.


POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

     The Company and Stac intend to pursue separate and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the ongoing relationships between the Company and Stac may present conflict situations for certain directors. Certain persons will serve as directors of both the Company and Stac, and also will own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. The Company and Stac will adopt appropriate policies and procedures on or prior to the Distribution Date to be followed by the Board of Directors of each company to address potential conflicts. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies.

                              REGULATORY APPROVALS

     The Company does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected historical financial data of the Company has been prepared from the audited financial statements of the Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 and the unaudited financial statements as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998 included herein. Financial information as of September 30, 1993 and 1994 and for each of the two years in the period ended September 30, 1994 has been prepared from unaudited financial statements not included herein. The financial information may not reflect the Company's future performance or the future financial position or results of operations of the Company, nor does it provide or reflect data as if the Company had actually operated as a separate, stand-alone entity during the periods covered. The summary financial data should be read in conjunction with the financial statements and related notes and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," included elsewhere in this Information Statement. In the opinion of the Company's and Stac's management, the unaudited financial statements as of September 30, 1993 and 1994, as of June 30, 1998, for the years ended September 30, 1993 and 1994 and for the nine months ended June 30, 1997 and 1998 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition and results of operations for these periods.


                                                                                       NINE MONTHS
                                                YEAR ENDED SEPTEMBER 30,              ENDED JUNE 30,
                                      --------------------------------------------   ----------------
                                       1993     1994     1995     1996      1997      1997     1998
                                      ------   ------   ------   -------   -------   ------   -------
STATEMENT OF OPERATIONS DATA:
Revenues............................  $5,472   $5,666   $7,342   $12,894   $14,226   $8,991   $16,513
Cost of revenues....................   2,116    2,302    2,841     5,095     4,762    2,955     5,142
                                      ------   ------   ------   -------   -------   ------   -------
Gross margin........................   3,356    3,364    4,501     7,799     9,464    6,036    11,371
Operating expenses:
Research and development............   1,008      564      551     1,641     2,985    1,873     4,066
Sales and marketing.................   1,222      813    1,097     1,677     2,224    1,585     2,438
General and administrative..........     447      379      492       889     1,203      851     1,737
                                      ------   ------   ------   -------   -------   ------   -------
Operating income....................     679    1,608    2,361     3,592     3,052    1,727     3,130
Interest income.....................                                            16        7        14
                                      ------   ------   ------   -------   -------   ------   -------
Provision for income taxes..........     275      661      947     1,441     1,235      699     1,292
                                      ------   ------   ------   -------   -------   ------   -------
Net income..........................  $  404   $  947   $1,414   $ 2,151   $ 1,833   $1,035   $ 1,852
                                      ======   ======   ======   =======   =======   ======   =======
Net income per share, basic(1)......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.29
Net income per share, diluted.......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.27
Weighted average shares outstanding,
  basic.............................   6,000    6,000    6,000     6,000     6,100    6,075     6,282
Weighted average shares outstanding,
  diluted...........................   6,000    6,000    6,000     6,000     6,174    6,075     6,782
BALANCE SHEET DATA:
Cash................................  $   --   $   --   $   --   $    --   $   480            $    69
Total assets........................   1,172    1,583    2,254     2,611     5,898              8,773
Working capital (deficit)...........    (143)    (193)    (223)     (383)    3,520              4,770
Total stockholders' equity(2).......      --       --       --        --     4,622              6,682


---------------
(1) Since the Company's Series A Preferred Stock represents a primary equity security, it is included in the calculation of basic net income per share.


(2) The balance sheets prior to September 30, 1997 reflect Hi/fn's structure prior to its formation as a subsidiary. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock. For all periods prior to fiscal 1997, net income generated by Hi/fn has been treated as if it were transferred to Stac in the form of dividends. No such dividend transfers were made for fiscal 1997 and the periods presented thereafter.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risk and uncertainties. The Company's future results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the Company's operating results, continued new product introductions by the Company, market acceptance of the Company's new product introductions, new product introductions by competitors, OEM and distributor inventory levels and customer demand for the products incorporating Hi/fn packet processors, customer concentration, technological changes in the personal computer and communications industries, uncertainties regarding intellectual property rights and the other factors referred to herein including, but not limited to, the factors discussed below under "Revenues," "Quarterly Trends and Channel Inventories," and the "Risk Factors" discussed beginning on Page 9 of this document.

     Hi/fn designs, develops and markets high-performance multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in a variety of networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

     The Company's encryption/compression packet processors allow network equipment vendors to add bandwidth enhancement and security capabilities to their products. The Company's encryption/compression products provide high-performance implementations of key algorithms used in the implementation of Virtual Private Networks ("VPNs"), which enable businesses to reduce wide area networking costs by replacing dedicated leased lines with lower cost IP-based networks such as the Internet. Using VPNs, businesses also can provide trading partners and other constituents with secure, authenticated access to the corporate network, increasing productivity through improved communications. Storage equipment vendors use the Company's products to improve the performance and capacity of mid- to high-end tape back-up systems.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain items to the Company's revenues during the periods shown. Unless otherwise indicated, references to years are to fiscal years which ended September 30.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED SEPTEMBER 30,         JUNE 30,
                                                     ------------------------      --------------
                                                     1995      1996      1997      1997      1998
                                                     ----      ----      ----      ----      ----
                                                                                    (UNAUDITED)
Revenues...........................................  100%      100%      100%      100%      100%
Cost of revenues...................................   39        39        33        33        31
                                                     ---       ---       ---       ---       ---
Gross margin.......................................   61        61        67        67        69
                                                     ---       ---       ---       ---       ---
Research and development...........................    7        13        21        21        25
Sales and marketing................................   15        13        16        18        15
General and administrative.........................    7         7         8         9        10
                                                     ---       ---       ---       ---       ---
Total operating expenses...........................   29        33        45        48        50
                                                     ---       ---       ---       ---       ---
Operating income...................................   32        28        22        19        19
Interest income....................................   --        --        --        --        --
                                                     ---       ---       ---       ---       ---
Income before income taxes.........................   32        28        22        19        19
Provision for income taxes.........................   13        11         9         8         8
                                                     ---       ---       ---       ---       ---
Net income.........................................   19        17        13        11        11
                                                     ===       ===       ===       ===       ===

  Comparison of Results of Operations -- Nine Months Ended June 30, 1997 and
1998

     Revenues. Revenues from sales of semiconductors and licenses of software libraries increased 84% from $9.0 million for the nine months ended June 30, 1997 to $16.5 million for the same period of 1998. The increase in revenues from 1997 to 1998 was due primarily to increased sales of the Company's data compression processors to Quantum, an OEM provider of digital linear tape ("DLT") tape drives, and manufacturers of high-speed network equipment. The majority of semiconductor sales during the nine-month periods ended June 30, 1997 and 1998 were from shipments of data compression processors to Quantum.

     Gross Margin. Cost of revenues consists primarily of the costs of purchasing completed semiconductors manufactured by third party foundries to the Company's specifications for resale by the Company. Gross margins were 67% for the nine months ended June 30, 1997 and 69% for the same period of 1998. The increase in gross margin percent from 1997 to that of 1998 was due to shipments of higher speed data compression processors in the 1998 period that carry higher gross margins than the processors shipped in the 1997 period, and an increase in licenses of the Company's software libraries which carry a relatively high gross margin.

     Research and Development. The costs of research and development consist primarily of salaries, employee benefits, overhead, outside contractors and non-recurring engineering fees related to design and development of new semiconductor products and maintenance of the Company's software libraries. Such expenses increased 117% from $1.9 million for the nine months ended June 30, 1997 to $4.1 million for the same period of 1998. The increase in research and development costs was due to the Company's adding personnel and retaining outside contractors to develop new products that combine data compression and data encryption for the network security markets and to develop additional products for the storage market.

     The Company expects its investments in research and development to increase in coming periods as it continues to develop products targeted at meeting market needs. However, there can be no assurance that product development programs invested in by the Company will be successful or timely, or that products resulting from such programs will achieve market acceptance.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and benefits paid to sales and marketing personnel, and of consulting, market communications and overhead expenses. Such expenses increased by 54% from $1.6 million for the nine months ended June 30, 1997 to

$2.4 million for the same period of 1998. The increase in marketing and sales expense from 1997 to 1998 was the result of the addition of marketing and sales personnel and program costs intended to increase customer awareness of the Company's products.


     General and Administrative. General and administrative expenses consist primarily of salaries for administrative and corporate services personnel, as well as legal and other professional fees. Such expenses increased by 104% from $0.9 million for the nine months ended June 30, 1997 to $1.7 million for the same period of 1998. The increase in general and administrative expenses from 1997 to 1998 was due primarily to the addition of executive management personnel and increased legal and accounting costs. Management does not anticipate a material increase in future general and administrative costs as a result of Hi/fn replacing the allocated services from Stac through increased staffing and the procurement of outside resources and services.


  Comparison of Results of Operations -- Years Ended September 30, 1995, 1996 and 1997

     Revenues. Revenues from sales of semiconductors and licenses of software libraries increased 10% to $14.2 million in 1997 compared to 1996 revenues, and increased 76% to $12.9 million in 1996 from revenues of $7.3 million in 1995. The increase in revenues in each of 1997 and 1996 compared to the prior year was due primarily to increased sales of the Company's data compression processors to OEM providers of storage devices and manufacturers of high speed networking equipment. Semiconductor sales to Quantum Corporation, an OEM producer of high performance tape storage devices, comprised 70%, 43% and 35% of revenues in each of 1997, 1996 and 1995 respectively.


     Gross Margin. Gross margins were 67% in 1997, 61% in 1996 and 61% in 1995. The increase in gross margins in 1997 from those of 1996 and 1995 was due to shipments of higher speed data compression processors in 1997 that carry higher gross margins than the processors shipped in 1996 and 1995 and an increase in licenses of the Company's software libraries which carry a relatively high gross margin.


     Research and Development. Research and development expenses were $3.0 million for 1997, $1.6 million for 1996 and $0.6 million for 1995, an increase of 82% in 1997 from 1996 and an increase of 198% in 1996 from 1995. The increase in research and development costs in each successive period was due to the Company's adding personnel and retaining outside contractors used to develop new products which combine data compression and data encryption for the network security markets and to develop additional products for the storage market.

     The Company expects its investments in research and development to increase in coming periods as it continues to develop products targeted at meeting market needs. However, there can be no assurance that product development programs invested in by the Company will be successful or timely, or that products resulting from such programs will achieve market acceptance.

     Sales and Marketing. Sales and marketing expenses were $2.2 million in 1997, $1.7 million in 1996 and $1.1 million in 1995. The increases in marketing and sales expenses in 1997 over those of 1996 and in 1996 expense over those of 1995 were the result of the addition of marketing and sales personnel and program costs intended to increase customer awareness of the Company's products.

     General and Administrative. General and administrative expenses were $1.2 million in 1997, $0.9 million in 1996 and $0.5 million in 1995. The increase in 1997 expenses over those of 1996 and in 1996 expenses over those of 1995 were primarily due to the addition of executive management personnel and increased legal and accounting costs.

INCOME TAXES

     For all periods presented, deferred income taxes and related tax expense have been allocated to the Company by applying the asset and liability approach as if Hi/fn were a separate taxpayer. Under this approach, a deferred income tax liability or asset, net of valuation allowance, is established for the expected future consequences resulting from the differences between the financial reporting and income tax bases of assets and liabilities and from net operating loss and credit carryforwards. Deferred income tax expense or benefit represents the net change during the year in the deferred income tax liability or asset.

     Income taxes currently payable are deemed to have been remitted by Stac on behalf of the Company in the period that the liability arose. Income taxes currently receivable are deemed to have been received by Stac in the period that a refund could have been recognized by the Company, had the Company been a separate taxpayer. Amounts due to or from the Company and Stac for income tax payments and refunds are included in the related party receivable and payable components of the balance sheet.

QUARTERLY TRENDS AND CHANNEL INVENTORIES

     Hi/fn's customers order semiconductor products to meet production schedules based on forecasts of demand for their products. Additionally, OEMs contract with third party manufacturers to build their products in large lot sizes to achieve manufacturing efficiencies. As a result of these practices, OEM semiconductor and finished product inventories can vary significantly depending on actual sales, the continuation of sales trends, and the timing of contractor manufacturing cycles with the result that demand for the Company's semiconductor products may have cyclical increases and decreases.

SELECTED QUARTERLY FINANCIAL DATA

     The following table sets forth certain unaudited quarterly condensed statement of operations data for each of the quarters during the year ended September 30, 1997 and the nine months ended June 30, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this Information Statement, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results. The quarterly data should be read in conjunction with the Company's audited Financial Statements appearing elsewhere in this Information Statement. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                 (IN THOUSANDS)

                                DECEMBER 31,    MARCH 31,    JUNE 30,
                                    1997          1998         1998
                                ------------    ---------    --------
Revenues......................     6,265          5,236       5,012
Gross margin..................     4,163          3,674       3,534
Operating income..............     1,551          1,051         528
Net income....................       931            630         291

                                DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                    1996          1997         1997          1997
                                ------------    ---------    --------    -------------
Revenues......................     2,067          3,017       3,908          5,234
Gross margin..................     1,343          1,975       2,719          3,427
Operating income..............       199            605         923          1,325
Net income....................       118            361         555            799

     The sequential decline in revenues, gross margin, operating income and net income in the quarters ended March 31, 1998 and June 30, 1998 is primarily due to a decline in sales to the Company's most significant customer, Quantum, and other non-networking customers. During late 1997 and early 1998, Quantum accumulated inventories of compression devices that Quantum used during the quarters ended March 31, 1998 and June 30, 1998. The Company does not believe that Quantum has purchased components from alternative sources. Although there can be no assurance as to Quantum's future purchase levels from the Company or as to the time that Quantum will have reduced its inventories of compression components to a level sufficient to cause Quantum to issue renewed purchase orders to the Company, the Company has no current reason to believe Quantum will obtain an alternative or second source for such components. See "RISK
FACTORS -- Customer Concentration."

     During the quarters ended March 31, 1998 and June 30, 1998, the Company's sales to network equipment companies increased, partially offsetting the decline in sales to Quantum. The growth of these sales reflects initial production volumes of encryption/compression processors from selected network equipment customers.

There can be no assurances that growth of sales to network equipment companies will continue. See "RISK FACTORS -- Risks Associated with Emerging VPN Market."


LIQUIDITY AND CAPITAL RESOURCES

     From inception, the Company has depended upon Stac for financing its operations and capital requirements. For the fiscal years ended September 30, 1995 and 1996, the Company's net cash provided by operating activities was $1,372,000 and $3,761,000, respectively. During the same respective periods, $63,000 and $223,000 were used for the purchase of property and equipment and $1,394,000 and $1,996,000 were remitted to Stac as dividends.

     In November 1996, the Company and Stac entered into an Assignment, Assumption and Licensing Agreement which provided for the transfer of certain assets, the assumption of certain liabilities and a cross licensing agreement of certain intellectual properties. See "THE COMPANY -- Assignment Agreement." The results of this agreement are reflected in the Company's financial statements. For the fiscal year ending September 30, 1997, the Company's net cash provided by operating activities was $2,000,000. The issuance of Company Common Stock provided $169,000, and $901,000 was used for the purchase of property and equipment.

     For the nine months ended June 30, 1998, the Company's net cash provided by operating activities was $2,573,000. The issuance of Company Common Stock provided $208,000, and $484,000 was used for the purchase of property and equipment.


     For the year ended September 30, 1997, the Company generated $2.0 million of cash from operations, which was comprised primarily of net income of $1.8 million (increased for adjustments to net income). Adjustments to net income that increased cash include $303,000 of depreciation and amortization and $566,000 of increases in balance sheet liabilities, resulting primarily from $420,000 of general and administrative services provided by Stac. Adjustments to net income that reduced cash include $129,000 of benefits from the generation of deferred tax assets and a $573,000 net increase in all other balance sheet assets. Hi/fn's transfer of cash to Stac for centralized cash management resulted in a net decrease to Hi/fn cash of $788,000.



     On September 28, 1998, Stac paid $4.2 million to the Company, representing payment in full for all amounts due to the Company from Stac as of September 1, 1998. Stac also loaned $5.0 million to the Company pursuant to a short-term loan described more fully below. Prior to the Distribution, Stac will pay any additional amounts due to the Company as of October 31, 1998. Stac will pay to the Company on or prior to December 31, 1998 any amounts due to the Company that are accumulated after October 31, 1998. Amounts due to the Company arise from transfers of cash from Hi/fn to Stac for centralized cash management.


     The Company uses a number of independent suppliers to manufacture substantially all of its products. As a result, the Company relies on these suppliers to allocate to the Company a sufficient portion of foundry capacity to meet the Company's needs and deliver sufficient quantities of the Company's products on a timely basis. These arrangements allow the Company to avoid utilizing its capital resources for manufacturing facilities and work-in-process inventory and to focus substantially all of its resources on the design, development and marketing of its products. See "RISK FACTORS -- Risks Associated with Independent Manufacturers and Sole-Source Supply."


     The Company requires substantial working capital to fund its business, particularly to finance accounts receivable and inventory, and for investments in property and equipment. The Company's need to raise capital in the future will depend on many factors including the rate of sales growth, market acceptance of the Company's existing and new products, the amount and timing of research and development expenditures, the timing and size of acquisitions of businesses or technologies, the timing of the introduction of new products and the expansion of sales and marketing efforts. Immediately following the Distribution, the Company expects to have approximately $9.0 million in cash, including the proceeds of the $5.0 million short-term loan from Stac (the "Stac Loan"), to finance its operating and capital needs. The Stac Loan will become due and payable on September 30, 1999 and may be prepaid in whole or part without penalty. The Stac Loan bears interest at the prime rate set by Silicon Valley Bank plus 0.5% per annum, payable quarterly. The Stac Loan is secured by a first priority security interest in all of the Company's assets, including the Company's intellectual property. During the first year following the Distribution, the Company expects to enter into a revolving bank credit facility and term loan. The Company intends to use its cash balances, cash from operations and the proceeds from the credit facility and the term loan to repay the Stac Loan and to fund its operating and capital needs. The Company also intends to raise equity capital within the first year following the Distribution and may enter into a lease line for certain capital spending needs. There can be no assurance that additional equity or debt financing will be available on terms satisfactory to the Company, if at all.


YEAR 2000 COMPLIANCE


     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, networks and telecommunications equipment and end products. Because a large portion of the Company's software is obtained from its vendors on a non-custom basis, the Company believes that upgrades for its commercial programs are currently available. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the Year 2000 issue, the Company could be affected by disruptions in the operation of the enterprises with which the Company interacts or Year 2000 disruptions that affect the Company's customers. The Company is in the process of completing a thorough assessment of the impact that these matters might have on the Company, and expects to complete its assessment prior to the end of calendar 1998.



     To date, the Company's primary focus has been on its own internal systems. The Company has completed its evaluation of Year 2000 compliance with respect to all of its computer systems and applications. As a result of this evaluation, the Company has determined that all business critical systems are compliant or will be made compliant through available product upgrades. The Company has not incurred, nor does it expect to incur, material costs for the acquisition and implementation of product upgrades to achieve Year 2000 compliance.



     The Company also has reviewed the products it offers to customers. None of the software or semi-conductor products sold by the Company contain any date-specific information, nor do they rely upon any such information for their operation. As a result, the Company does not believe that its products will be susceptible to Year 2000 problems.



     The Company has had initial communications with certain significant third parties with which it does business to evaluate their Year 2000 compliance plans and state of readiness and to determine the extent to which the Company's systems may be affected by the failure of others to remedy their own Year 2000 issues. To date, the Company has received only preliminary feedback from such parties indicating that they are in the process of implementing measures to ensure Year 2000 compliance, and further representing that they will achieve compliance before the close of calendar 1999. The Company has not independently confirmed any information received from other parties with respect to the Year 2000 issues. As such, there can be no assurance that such other parties will complete their Year 2000 conversion in a timely fashion or will not suffer a Year 2000 business disruption that may adversely affect the Company's financial condition and results of operations.



     To date, the Company has not identified any system which presents a material risk of not being Year 2000 ready in a timely fashion or for which a suitable alternative cannot be implemented. However, the Company may ultimately identify systems that do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process transactions or information, procure inventory or engage in similar normal business activities. The failure of the Company to identify systems that require Year 2000 conversion and that are critical to the Company's operations or the failure of the Company or others with which the Company does business to become Year 2000 ready in a timely manner could have a material adverse effect on the Company's financial condition and results of operations.



     The Company has not yet completed the development of a comprehensive Year 2000 contingency plan. However, as part of its Year 2000 effort, the Company regularly examines information received from external sources for date integrity before integrating such information into the Company's internal systems. If the Company determines that its business is at material risk of disruption due to the Year 2000 issue or anticipates that its Year 2000 compliance will not be achieved in a timely fashion, the Company will work to enhance its contingency plan.



     The discussion above contains certain forward-looking statements. The costs of the Year 2000 conversion and possible risks associated with the Year 2000 issue are based on the Company's current estimates and are subject to various uncertainties that could cause the actual results to differ materially from the Company's expectations. Such uncertainties include, among others, the success of the Company in identifying systems that are not Year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems, the availability of qualified personnel, consultants and other resources, and the success of the Year 2000 conversion efforts of others.


NEW PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," and Financial Accounting Standard (FAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be required to be adopted by the Company in fiscal 1999. Adoption of these statements is not expected to have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

                                  THE COMPANY

GENERAL

     Stac incorporated Hi/fn as a wholly owned subsidiary of Stac on August 14, 1996. On November 21, 1996, Stac transferred its semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn in exchange for 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock pursuant to a Stock Purchase Agreement.

ASSIGNMENT AGREEMENT

     Stac effected the transfer of the semiconductor business to Hi/fn pursuant to an Assignment, Assumption and License Agreement dated as of November 21, 1996 (the "Assignment Agreement"). The assets transferred to the Company pursuant to the Assignment Agreement included, without limitation, $1,000,000 of available cash, the accounts receivable and inventory of the semiconductor business, Stac's rights under certain sales and license agreements and the fixed assets, trademarks, patents and proprietary technology specified on schedules attached to the Assignment Agreement. The Assignment Agreement also provided for the assignment by Stac and the assumption by Hi/fn of the accounts payable relating to the semiconductor business, the obligations under the sales and license agreements assigned to Hi/fn, and current and unpaid payroll and related benefits expenses related to former employees of Stac who became employees of Hi/fn.

CROSS LICENSE AGREEMENT

     At the time of the transfer of the semiconductor business to Hi/fn, Stac and Hi/fn entered into a Cross License Agreement pursuant to which Hi/fn granted to Stac a limited, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to the patents previously transferred by Stac to Hi/fn pursuant to the Assignment Agreement. The Cross License Agreement permits Stac, among other things, to use, modify, create derivative works, reproduce, license and sublicense the technology to end users of Stac's products that incorporate the technology licensed to Stac by Hi/fn. Stac, however, may not create hardware implementations of the technology subject to the Cross License Agreement or license or sell any of the software subject to the Cross License Agreement as a stand-alone product for a period of ten years after the date of the Cross License Agreement. Under the Cross License Agreement, Stac also sublicensed or assigned to Hi/fn certain third-party licenses held by Stac. The parties further agreed that for a ten-year period (i) Stac would transfer ownership to Hi/fn of any derivative works created by Stac from the licensed technology and (ii) Hi/fn would transfer ownership to Stac of all future commercial releases of software implementations of the licensed technology developed by the Company.

                                    BUSINESS

OVERVIEW

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in a variety of networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

     The Company's encryption/compression packet processors allow network equipment vendors to add bandwidth enhancement and security capabilities to their products. The Company's encryption/compression products provide high-performance implementations of key algorithms used in the implementation of Virtual Private Networks ("VPNs"), which enable businesses to reduce wide area networking costs by replacing dedicated leased lines with lower cost IP-based networks such as the Internet. Using VPNs, businesses also can provide trading partners and other constituents with secure, authenticated access to the corporate network, increasing productivity through improved communications. Storage equipment vendors use the Company's products to improve the performance and capacity of mid- to high-end tape back-up systems.

INDUSTRY BACKGROUND

     The dramatic growth in corporations' use of Internet technology has resulted in the ability to make information available to anyone, from anywhere and at any time. An increasingly mobile workforce, increased telecommuting and the need to connect branch offices, customers, suppliers and other trading partners to the corporate network, have stressed the capabilities of existing network and storage infrastructures. To deliver on the economic promise of Internet technology as a business tool, the Company believes that corporations require two critical capabilities: secure, high-bandwidth network connectivity among geographically dispersed constituents and efficient storage of business information.

  The Need for Enhanced Bandwidth and Security in Corporate Networks

     Data traffic over local and wide area networks ("LANs" and "WANs") is growing at an unprecedented pace, forcing corporate network managers to upgrade their network architectures to meet these demands. Traditional network architectures deployed by corporations to meet these needs include leased line connections to branch/remote offices and dial-up (e.g., analog modem and ISDN) connections to support mobile workers and telecommuters.

     Private Networks -- Traditional Network Architectures. Data traffic over corporate networks often is facilitated by the use of leased line connections, which enable the interconnection of LANs. Typically, routers are used at each end of such leased line connections. These interconnections often take the form of point-to-point links, which are fully managed by the corporate network management staff. The advantage to this approach is that the bandwidth of the link is known, and the corporation can use up to the maximum bandwidth of the link because it is not shared by other users. In addition, because the line is not shared, security is assured without encryption. The primary disadvantage of leased-line connections is the high cost of dedicated bandwidth. The cost is also based on the distance separating the two end points of the link. For large networks involving dedicated connections from corporate headquarters to each remote site, such networks carry significant operating costs.

     With respect to the corporate data networking traffic via dial-up connections, the remote user or telecommuter "dials" to connect his or her workstation to the corporate network over analog modem or digital (e.g., ISDN) lines. The costs associated with these connections are also based on the bandwidth and the distance of the link. Moreover, corporate support for dial-up users requires significant equipment and service because the network manager must accommodate the appropriate number of service lines needed to support the remote user population. Like most networking equipment, the equipment needed to provide these services is often complex and demands careful monitoring and management. As a result, the service and management costs associated with supporting a large dial-up user population can be significant.


     As traditional private network architectures were broadly adopted, corporate network managers began to demand that network equipment be easier to deploy and more cost-effective to operate. Network equipment vendors responded to these requirements by adopting standards-based, interoperable networking protocols and implementing compression technology that allowed data to be reduced in size prior to transmission without losing any of the data upon receipt ("lossless compression").


     Prior to the emergence of standard networking protocols, equipment used at each of the two terminating points of leased line and dial-up connections was provided by the same vendor due to the proprietary nature of the data networking protocols employed. As network equipment vendors implemented standards-based, interoperable networking protocols, corporate customers could purchase products from a variety of vendors, thereby increasing competition among vendors and reducing equipment costs for the customer. One of the primary networking protocol standards deployed to support leased line connections is the Point-to-Point Protocol ("PPP"), developed by the Internet Engineering Task Force (the "IETF"), the organization responsible for development of network protocols for the Internet. PPP, which is implemented at layer two of the network protocol model, is a widely deployed standard and is embedded in most of today's routers, remote access concentrators and personal computers.

     Bandwidth enhancement, through the use of lossless compression, allows corporations to reduce the costs of leased line and dial-up connections. Lossless compression is a feature of several standard networking protocols, including PPP. The use of lossless compression provides the effect of an approximate doubling of network bandwidth, thereby reducing the cost of transmission by about half.

     While traditional private network architectures have become more cost-effective over time, the ubiquity of the Internet and its standard protocols is ushering in a new era of more cost-effective and productive access to corporate information resources.

     Virtual Private Networks -- Emerging Cost-Effective Network
Architectures. Substantial economic benefits can be achieved by substituting dedicated leased lines and long distance dial-up lines, commonly used for connecting branch offices and mobile/remote users to the corporate network, with "local" connections (i.e., low-toll or no-toll) to the Internet. For leased lines, use of local Internet connections provides savings because of shorter distance links. For dial-up lines, remote users can make local phone calls to connect to the Internet and subsequently connect to the corporate network. The corporate savings on dial-up access by remote users comes from two sources: the avoidance of long distance toll charges and the "outsourcing" to Internet service providers of the purchase, installation and management of the network equipment. The use of the Internet also facilitates access to corporate information resources by the users of broadband access technologies such as cable modems and digital subscriber line services, which typically are connected directly to the Internet.

     The use of Internet connections also permits companies to greatly expand the number and types of people who can access their networks. Internet connections can be used to connect suppliers, customers and other constituents to the corporate network in ways that are not practical using leased lines or dial-up links. However, when corporations use the Internet in place of leased lines and dial-up links, the corporation must use network security protocols incorporating encryption technology to maintain the privacy of data transmitted over the network. Corporate networks implemented using network security protocols are known as VPNs because they are implemented using a shared network such as the Internet, but achieve their status as "private" through the use of encryption technology.

     One example of a VPN is the Automotive Network Exchange ("ANX") project. The ANX is being developed by the Automotive Industry Action Group, a trade association of North American vehicle manufacturers and suppliers. The goal of the project is to establish a VPN to improve business communications among the North American vehicle manufacturers and their suppliers and trading partners. The ANX network is expected to provide a dramatic reduction in the costs of doing business among participating trading partners.

     Broad implementation of VPNs requires that standards-based network security protocols be deployed in a wide variety of networking products, including routers, remote access concentrators, switches, broadband access equipment, network interface cards, security gateways and firewalls. The IETF has developed a networking protocol called IP Security (the "IPSec protocol"), which is implemented at layer three in the network protocol model. The IPSec protocol provides bandwidth enhancement through the use of compression and data integrity and confidentiality through the use of encryption. Encryption makes data appear random by removing any detectable patterns. Compression searches data for patterns and replaces them with shorter representations of the information. Accordingly, compression must occur prior to encryption. Thus, the use of encryption at layer three in the network model has the effect of rendering PPP (layer two) compression ineffective. The IPSec protocol is more scalable and has more robust security capabilities than other network security protocols, such as the Point-to-Point Tunneling Protocol ("PPTP") developed by Microsoft. The Company believes that the IPSec protocol, which can be deployed in both LAN and WAN equipment, will become the most widely used protocol for the implementation of VPNs.


     Implementation of network security protocols places great processing demands on networking equipment architectures. When compared to processing of unsecured data packets, where only a small portion of the data packet requires processing, each byte of a secure packet must be processed using computation-intensive algorithms, stealing processing bandwidth from other critical network processing functions such as routing, switching and packet filtering. Processing of secure packets involves three distinct operations: compression for bandwidth enhancement, encryption for data privacy, and data authentication to ensure data integrity.


     The traditional approach to the implementation of new network protocols has been to provide the new capabilities in software. The processing demands of security protocols, particularly the IPSec protocol, however, exceed the capabilities of today's general purpose microprocessors that support unsecured network routing and switching protocols. Software implementation of the IPSec protocol in a router, firewall or in other network equipment often results in a significant degradation in the performance of the equipment. These processing demands are driving network equipment vendors to develop new protocol processing architectures. One approach is to divide the security protocol processing elements of compression, encryption and data authentication into separate, interconnected processing elements where the processing for each function can be performed either by a general purpose microprocessor, a custom-designed Application Specific Integrated Circuit ("ASIC"), or other logic circuit. However, the use of separate processing elements for each function results in more complex system designs that require higher performance interconnections to support data movements in and out of each processing element.

     Networking equipment vendors are responding to the VPN opportunity by building a variety of products that integrate the IPSec protocol. The technological challenges and the significant time-to-market pressures such vendors face, however, have made it increasingly difficult for them to develop internally the semiconductor devices necessary to implement the IPSec protocol in their products. As a result, the Company expects a market to develop for high-performance, integrated, multi-protocol packet processors that perform the computation-intensive tasks of compression, encryption and data authentication, that comply with industry standard network security protocols and that can be easily integrated into vendors' systems.

  The Need for Efficient Storage of Corporate Data

     The increasing connectivity of the corporate workforce also has caused dramatic increases in the need to share data across locations, with the need for online data to be available at all times and at all locations. Network servers, based on the Unix and Microsoft Windows NT operating system platforms, are proliferating because of the need to distribute data throughout the enterprise for access and update at the lowest levels in the organizational hierarchy.

     The growth in hard disk storage on network servers and user workstations has stressed the capability of currently available back-up subsystems. While there are a number of approaches to providing back-up, particularly for servers, most revolve around the use of tape drives. Either stand-alone, or with multiple drives configured in tape libraries or jukeboxes, the demand for capacity and performance of these subsystems continues to increase. The opportunity to back up server disk storage, an administrative operation typically performed during "off hours," has dwindled. Thus, the suitability for a tape subsystem to back up server storage is increasingly dependent on the rate at which the tape subsystem can accept data from host systems and subsequently write it to the media.

     Today's mid- to high-end tape drive architectures consist of three key elements: (i) a host interface such as a Small Computer Systems Interface ("SCSI"), (ii) a processing element that typically includes a general-purpose microprocessor and an ASIC for tape formatting and memory management functions, and (iii) motor control and front-end head interface electronics. The performance requirements of mid- to high-end tape drives require that compression functions, which typically provide doubling of capacity and performance, be performed by dedicated semiconductor implementations within the tape drive electronics.

     Accordingly, the Company expects mid- to high-end tape back-up equipment vendors to continue to demand high-performance, standards-based, interoperable implementations of compression processors that can be easily integrated into their tape drive architectures.

THE HI/FN SOLUTION

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company believes that its patented compression technology comprises the fundamental know-how for the design and implementation of low-cost, high-performance implementations of lossless compression and gives its products a decisive competitive advantage. By offering a wide range of price-performance implementations of its patented, standards-compliant technology, the Company is able to sell products to network and storage equipment vendors that allow them to reduce development costs and time-to-market.


     The Company's patented Lempel-Ziv-Stac compression technology ("LZS") is incorporated into several networking protocol standards, including PPP and the frame relay protocol, allowing network equipment vendors to rapidly integrate proven solutions for mitigating the costs associated with traditional private leased-line network architectures. The Microsoft Point-to-Point ("MPPC") implementation of the Company's patents, developed by Microsoft, is incorporated into the PPP and PPTP implementations of the Windows 95, 98 and NT operating systems. The Company offers high-performance compression processors that implement LZS and MPPC. The Company also licenses software implementations of LZS and MPPC to industry-leading network equipment vendors for use in their networking products.


     In support of emerging VPN architectures, the Company has produced one of the industry's first network security processors, integrating the critical functions of compression, encryption and data authentication in compliance with the IPSec protocol. This integration allows network equipment vendors to add highly-integrated, high-performance VPN capabilities to their routers, remote access concentrators, switches, broadband access equipment and firewalls. The Company also licenses a complete, portable software implementation of the IPSec protocol, allowing network vendors to get to market quickly with their VPN implementations at a fraction of the cost of internal software development efforts.

     The Company's line of compression processors targeted at back-up storage applications provides storage equipment vendors high-performance implementations of the Company's patented compression technology, doubling the capacity and performance of mid- to high-end tape drive systems. Hi/fn's LZS implementation of the Company's patents is used in the market-leading DLT 4000 and DLT 7000 tape drive products from Quantum. The Adaptive Lossless Data Compression ("ALDC") implementation of the Company's patents, developed by IBM, is used in a variety of tape storage products, including the Travan style of quarter-inch cartridge tape drives.

BUSINESS STRATEGY

     Hi/fn's objective is to become a leading provider of high-performance, multi-protocol packet processor products that enable its customers to provide products with enhanced bandwidth and high-performance security capabilities. Key elements of the Company's strategy include the following:

     Focus on Network Equipment Markets. Hi/fn has targeted and intends to continue to target the network equipment market, including the markets for remote access concentrators, routers, switches, broadband access equipment, network interface cards and firewalls, which are characterized by intense time-to-market pressures, demanding performance requirements and demands for interoperable, standards-based solutions. The Company's 7711 encryption processor, which incorporates compression, encryption and data authentication capabilities, was designed specifically to allow the Company's network equipment customers to add high-performance VPN capabilities to their networking products.


     Leverage Proprietary Compression Technology. The Company intends to leverage its proprietary portfolio of compression technologies to establish a leadership position in the market for integrated processors that perform the task of compression, encryption and data authentication. The Company's core compression technology has been adopted throughout its target markets in a wide variety of networking and storage standards. The Company believes that its patents provide the fundamental know-how for the design of high-performance, cost-effective implementations of lossless compression of data.


     Emphasize Storage Equipment Market. The Company intends to continue to emphasize the development of high-performance packet processor products that serve the mid- to high-end back-up storage equipment market. In addition, the Company intends to continue to leverage technologies developed for storage applications in its products designed for network equipment markets because the performance requirements of the back-up storage equipment market often exceed the requirements of the network equipment market. For example, the Company is developing a compression packet processor expected to perform at 100Mbytes per second, faster than most networking products available today.

     Maintain Technology Leadership. Hi/fn has made and intends to continue to make substantial investments in the technologies that form the core of its packet processors, with the goal of providing price-performance product alternatives and enabling broad adoption and deployment of packet processing functionality. Hi/fn intends to continue to develop higher performance and more fully integrated packet processing functionality. The Company also intends to continue to leverage its engineering resources and intellectual property portfolio to develop additional products.

     Contribute to Industry Standards. Hi/fn has been and intends to continue to be an active contributor in the development of several industry standards in networking and storage applications. The Company has participated in a wide variety of standards groups, including American National Standards Institute, the IETF, the Frame Relay Forum, the ADSL Forum, Quarter-Inch Cartridge Drive Standards and others. Various implementations of the Company's patented compression technology have been specified in a variety of networking and storage protocols. The Company believes this is due to the wide range of price-performance options available for integrating the Company's compression technology into equipment vendors' products, including software implementations and high-performance semiconductor implementations. The Company's early involvement in these standards activities provides it with insight into and influence over the technical directions of emerging technologies. As a result, the Company is able to evaluate market and technical opportunities at early stages in the market development cycle.

     Leverage the Fabless Semiconductor Business Model. The Company intends to continue to subcontract all of its semiconductor manufacturing. The use of outside manufacturing partners, a "fabless" model, allows the Company to focus substantially all of its resources on the design, development and support of its products. The Company believes this approach lowers technology and production risks, reduces time-to-market and increases profitability.

     Strengthen and Expand Customer Relationships. Hi/fn intends to maintain a customer-oriented approach that stresses relationships with leading network and storage equipment vendors and emphasizes strong customer input in the product definition process. Hi/fn has developed relationships with several leading network and storage equipment vendors, enabling the Company to achieve design wins in new systems at the time of initial product definition. Beyond the design stage, Hi/fn's field applications engineering group offers full service technical support and training. By working with customers throughout the entire product life-cycle, the Company is able to gain insights into its customers' future plans and needs, identify emerging industry trends and consequently deliver high-performance, cost-effective products.

CUSTOMERS AND PRODUCTS


     A number of leading manufacturers of network and storage equipment have designed products that incorporate the Company's products. To date, the Company has secured several design wins with networking and storage equipment vendors. To qualify as a design win, an equipment vendor must have ordered samples of the Company's packet processors or an evaluation board and initiated a product design that incorporates the Company's packet processors. During the design-in process, the Company works with each customer, providing training on the Company's products, assisting in resolving technical questions and providing price and delivery information to assist the customer in getting its products into volume production. There can be no assurance that any of the design wins secured by the Company will result in demand for the Company's products. See "RISK FACTORS -- Dependence Upon Development of the Market for Packet Processors" and "-- New Product Development and Evolving Industry Standards; Technological Change."



     At September 30, 1998, the Company has a backlog of semiconductor orders representing $10.1 million of products deliverable to customers over the next 12 months. The Company quotes product lead times to customers of approximately three months, with the result that most products shipped during a quarter were ordered during the previous quarter. Customers may reschedule or cancel orders, subject to negotiated windows, with the result that orders scheduled for shipment in a quarter may be moved to a subsequent quarter or cancelled altogether.


     The Company's products -- compression processors, encryption/compression processors and software -- provide a broad range of price/performance alternatives for the implementation of secure, high-performance networks and efficient, high-performance tape storage devices. Hi/fn also offers evaluation boards to assist customers in the evaluation of the Company's products.

     Network Bandwidth Enhancement Products. Hi/fn's 9710 and 9711 high-performance compression processors provide essential bandwidth-enhancement for network equipment such as routers, remote access concentrators, broadband access equipment and switches. These products provide flexible bus interfaces and a variety of memory configuration options to allow customers to tailor their uses to meet a variety of network system requirements. Hi/fn licenses a line of software compression libraries that provide similar functionality to its line of compression processor products for low-performance applications such as modems and ISDN links. The software products are offered in source and object code toolkits.

        PRODUCT                       DESCRIPTION              DATE OF INTRODUCTION
        -------                       -----------              --------------------
9710                      Compression processor,               September 1996
                          multi-history LZS, operating at 8
                          Mbytes/sec
9711                      Compression processor,               February 1997
                          multi-history LZS and MPPC,
                          operating at 8Mbytes/sec
LZS221                    Compression software,                November 1995
                          multi-history, LZS offered in C
                          source code and other
                          microprocessor-specific
                          implementations
MPPC                      Compression software,                July 1996
                          multi-history, MPPC, offered in C
                          source code

     Network Security Products. Hi/fn's 7711 high-performance encryption processor provides essential bandwidth-enhancement and security for network equipment such as routers, remote access concentrators, switches and firewalls. The 7711 provides a flexible bus interface and a variety of memory configuration options to allow adaptation to meet a variety of network system requirements. The 7711 is pin-compatible with the 9711 compression processor, providing customers with an easy upgrade path from compression to encryption/compression. Hi/fn also licenses a portable, source code implementation of the IPSec protocol.

        PRODUCT                       DESCRIPTION              DATE OF INTRODUCTION
        -------                       -----------              --------------------
7711                      Encryption processor, DES/Triple-    October 1997
                          DES/RC4 encryption, LZS/MPPC
                          compression, MD5/SHA1 data
                          authentication, operating at 8
                          Mbytes/sec
IPSECure IPSEC            Source code toolkit, providing       May 1998
                          packet processing functions of the
                          IPSec protocol
IPSECure ISAKMP           Source code toolkit, providing key   May 1998
                          management protocol functions of
                          the IPSec protocol

     Storage Enhancement Products. The Company's 9610 and 9732 high-performance compression processors provide a typical doubling of capacity and performance for mid- to high-end tape drive products.

        PRODUCT                       DESCRIPTION              DATE OF INTRODUCTION
        -------                       -----------              --------------------
9732                      Compression processor, single        June 1994
                          history LZS, operating at 32
                          Mbytes/sec
9610                      Compression processor, single        May 1997
                          history LZS, operating at 50
                          Mbytes/sec

     Evaluation Boards. To facilitate the adoption of its semiconductor devices, the Company designs system-level boards that resemble actual end-products or subsystems. The Company's evaluation boards include basic hardware and software that enable customers to expedite their designs by using the evaluation boards as a reference or by incorporating portions of them into their own designs. These boards are used as evaluation and development vehicles for each semiconductor device designed by the Company.

TECHNOLOGY

     Hi/fn's multi-protocol packet processors are high-performance compression and encryption/compression processors that have been designed to meet the needs of networking and storage equipment vendors. The Company believes that its patented compression technology, employed in all of its packet processors, gives it a substantial competitive advantage. In addition to core technologies developed by the Company, the Company has enhanced the features and functionality of its products through the licensing of certain technologies from third parties.

     Compression Algorithms and Architectures. The Company is the holder of key patents that cover a wide variety of lossless compression algorithms and their implementations. Specific implementations of the Company's compression patents include the following compression algorithms: LZS, developed by Stac; MPPC, developed by Microsoft; and ALDC, developed by IBM. The Company has continued to improve the performance, functionality and architectures of these compression techniques. For example, semiconductor implementations of the LZS algorithm have improved in performance by a factor of 40 in under four years. Through the use of various architectural implementations of its compression algorithms, the Company is able to provide compression solutions over a broad price-performance spectrum.

     Encryption and Data Authentication Algorithms. The Company develops high-performance implementations of industry standard encryption algorithms (e.g., DES, Triple-DES and RC4) and data authentication algorithms (e.g., MD5 and SHA1). Coupled with its patent position in compression, the Company is positioned to combine compression with encryption and data authentication as specified in the most widely used network security protocols, such as IPSec and PPTP. In addition, the Company has licensed the rights to implement three encryption algorithms of RSA Data Security in the Company's semiconductor products, including the Rivest Shamir Adelman ("RSA") public key encryption system and the Rivest Cipher 4 ("RC4") and Rivest Cipher 5 ("RC5") symmetric key encryption algorithms.

     Integrated, High-Performance Packet Processing. The Company is continuing to develop additional packet processing functionality, including the implementation of public key encryption algorithms and increased integration of computation-intensive security protocol processing functions. Performance improvements of the Company's packet processing functions are expected to support gigabit speeds in the future.

INTELLECTUAL PROPERTY


     The Company's future success and ability to compete are dependent, in part, upon its proprietary technology. The Company relies in part on patent, trade secret, trademark, maskwork and copyright law to protect its intellectual property. The Company owns 12 United States patents and four foreign patents. The Company also has two pending patent applications in Japan. The issued patents and patent applications primarily cover various aspects of the Company's compression technology and have expiration dates ranging from 2006 to 2013. There can be no assurance that any patents will issue pursuant to the Company's current or future patent applications or that the patents issued pursuant to such patent applications will not be invalidated, circumvented or challenged. There can be no assurance that any patents issued to the Company will be adequate to safeguard and maintain the Company's proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying the Company's technology, designing around the patents owned by the Company or otherwise obtaining and using the Company's products, designs or other information. In addition, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology.


     In addition, the Company claims copyright protection for certain proprietary software and documentation. The Company attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful. In addition, the laws of certain countries in which the Company's products are or may be manufactured or sold may not protect the Company's products and intellectual property.

     In 1996 and 1997, the Company entered into agreements with RSA Data Security, Inc., a subsidiary of Security Dynamics, Inc., granting the Company the rights to implement three encryption algorithms licensed by RSA, specifically the RSA public key encryption system and the RC4 and RC5 symmetric key encryption algorithms.


     Agreements with IBM. In April 1994, Stac entered into two related patent cross license agreements with IBM, one related to software products and the other to hardware products. The term of each agreement continues until all of the patents licensed under such agreement have expired.



     Pursuant to the software patent cross license, IBM granted Stac a nonexclusive license under certain IBM patents for making, using and selling software programs designed to operate with all operating systems (and their extensions or emulations) other than IBM mainframe-type operating systems. IBM also granted Stac the right to combine products licensed under IBM's patents with other products and granted Stac's customers the right to use those combined products.



     In exchange for the rights granted to Stac by IBM under the software patent cross license, Stac granted IBM a nonexclusive license under certain Stac patents for making, using and selling any software programs used in systems that process information. Stac also granted IBM the right to combine products licensed under Stac's patents with other products and granted certain IBM customers the right to use those combined products.



     Pursuant to the hardware cross license agreement, IBM granted Stac a nonexclusive license under certain IBM patents for making, using and selling, and for practicing any methods involved in making or using, lossless data compression products. The license, however, restricts Stac from incorporating the IBM patents in the manufacture of lossless data compression products for third parties that are based upon third-party designs for lossless data compression. IBM also granted Stac the right to combine the hardware products with software programs licensed under the software cross license. In addition, IBM granted to users of Stac's licensed products an immunity from suit for use of combinations of the licensed hardware products with software programs.



     In exchange for the license from IBM, and in exchange for payment of a one-time license fee by IBM, Stac granted IBM a nonexclusive license under certain Stac patents for making, using and selling, and for practicing any methods involved in making or using, hardware products. The license, however, restricts IBM from incorporating the Stac patents in the manufacture of hardware products for third parties that are based upon third-party designs for lossless data compression. Stac also granted IBM the right to combine the hardware products with software programs licensed under the software cross license. In addition, Stac granted users of IBM's licensed products an immunity from suit for use of combinations of the licensed hardware products with software programs.



     Under the terms of the software and hardware patent cross license agreements between IBM and Stac, the Company is eligible to receive equivalent license rights from IBM, provided that the licenses may not be further extended to a Hi/fn subsidiary. Stac has requested that IBM enter into such license agreements with the Company.



     Agreement with Motorola. In December 1995, Stac entered into a cross license and royalty agreement with Motorola. Pursuant to this agreement, Motorola granted Stac and Stac's subsidiaries a nonexclusive license under two Motorola patents and one Motorola patent application for making and having made products (both hardware and software) for data communications and using, selling and leasing such products under Stac's trade identity. Stac is also permitted, with certain exceptions, to grant sublicenses to software and semiconductor device customers in accordance with a standard agreement available to Stac. Except for the foregoing sublicensing is prohibited under the agreement.



     In exchange for the license under Motorola's patents, and in exchange for certain royalties, Stac granted Motorola and Motorola's subsidiaries (i) a nonexclusive license under five Stac patents and a foreign patent application for (A) making and having made data communications products other than stand alone semiconductor devices or stand alone software that were to be sold to entities other than Motorola or Stac or their subsidiaries and (B) using, leasing and selling products under Stac's trade identity, and (ii) a nonexclusive license under Stac's copyrights and patents (A) to use, copy and distribute software for integration into Motorola's products that incorporate LZS data compression and (B) to distribute LZS data compression software for integration with Motorola's products that incorporate LZS data compression as long as the modifications do not change the encoding format of the unmodified data compression software.



     Pursuant to the Motorola agreement, each of Stac and Motorola is required to pay to the other an annual lump sum royalty based on projected sales, the amount of which varied depending on the annual sales volume and the net sales price. All royalties are subject to an overall maximum amount and terminate after seven years. The term of the agreement continues until all of the licensed patents have expired. Stac has assigned, and the Company has assumed, all of Stac's rights and obligations under the Motorola agreement.



     Agreement with Microsoft. In February 1996, Stac entered into a license agreement with Microsoft pursuant to which Microsoft granted Stac a nonexclusive license to use Microsoft's implementation of the MPPC compression format (i) to create compression software that performed data compression in accordance with the MPPC compression format, (ii) to permit third parties to integrate Microsoft's or Stac's MPPC software, (iii) to permit third parties to exploit products into which MPPC software is integrated, and (iv) to perform data compression in Stac's MPPC Software in accordance with the MPPC compression format. As a condition of the license, Stac must distribute un-optimized Microsoft compression software on the same terms and conditions, including price, as those for Stac's LZS software. The term of the agreement continues until all of the licensed patents have expired. Stac has assigned, and the Company has assumed, all of Stac's rights and obligations under the Microsoft agreement.

EXPORT RESTRICTIONS ON ENCRYPTION ALGORITHMS


     A key element of the Company's packet processor architecture is the encryption algorithms embedded in its semiconductor and software products. These products are subject to export control restrictions administered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. In addition, these U.S. export laws prohibit the export of encryption products to a number of countries deemed hostile by the U.S. government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce Commodity jurisdiction. As a result of this regulatory regime, foreign competitors facing less stringent controls on their products may be able to compete more effectively than the Company's network equipment customers in the global market. There can be no assurance that the U.S. government will approve any pending or future export license requests. Further, there can be no assurance that the list of products and countries for which export approval is required, or the regulatory policies with respect thereto, will not be revised from time to time, or that laws limiting the domestic use of encryption will not be enacted. Failure of the Company's network equipment customers to obtain the required licenses or the costs of compliance could inhibit the sale of the Company's packet processors.

COMPETITION

     The networking and storage equipment markets into which the Company sells its products are intensely competitive and are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, unit price erosion and the continued emergence of new industry standards. The semiconductor industry is also intensely competitive and is characterized by rapid technological change, product obsolescence and unit price erosion. The Company expects competition to increase in the future from existing competitors and from companies that may enter the Company's existing or future markets, including certain customers, with similar or substitute solutions that may be less costly or provide better performance or features than the Company's products. To be successful in the future, Hi/fn must continue to respond promptly and effectively to changing customer performance, feature and pricing requirements, technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business.

     The Company's products compete with products from companies such as IBM, VLSI, Rainbow, IRE and Analog Devices. In 1994, Stac entered into two license agreements with IBM pursuant to which Stac granted IBM the right to implement, but not sublicense, the Company's patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft in 1994 pursuant to which Stac granted Microsoft the right to create software implementations of the Company's patented compression technology in Microsoft's software products. Stac's license agreement with Microsoft, however, prohibits Microsoft from creating hardware implementations of the Company's patents. The Company also competes against software solutions that use general purpose microprocessors to run encryption algorithms and the Company's software compression libraries. Moreover, the Company's encryption/ compression processors are subject to export control restrictions administered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. As a result of these restrictions, foreign competitors facing less stringent controls on their encryption products could inhibit the sale of the Company's encryption/compression processors to network equipment customers in the global market. In addition, the Company expects significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered or indicated an intent to enter the network equipment market. The Company may also face competition from suppliers of products based on new or emerging technologies. Furthermore, many of the Company's existing and potential customers internally develop ASICs, general purpose microprocessors and other devices which attempt to perform all or a portion of the functions performed by the Company's products.

     Many of Hi/fn's current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. In particular, companies such as Texas Instruments, National Semiconductor, Lucent, Intel and Motorola have proprietary semiconductor manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company and other significant advantages over the Company. In addition, current and potential competitors may determine, for strategic reasons, to consolidate, to lower the price of their products substantially or to bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.


     The Company believes that important competitive factors in its markets are performance, price, length of development cycle, design wins with major network and storage equipment vendors, support for new network and storage standards, features and functionality, adaptability of products to specific applications, support of product differentiation, reliability, technical service and support and protection of products by effective utilization of intellectual property laws. The failure of the Company to successfully develop products that compete successfully with those of other suppliers in the market would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company must compete for the services of qualified distributors and sales representatives. To the extent that the Company's competitors offer such distributors or sales representatives more favorable terms on a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, the Company's products. The Company's business, financial condition and results of operations could be adversely effected by any failure to maintain and expand its distribution network. See "RISK FACTORS -- Intensely Competitive Markets."


RESEARCH AND DEVELOPMENT

     The Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion new products and enhancements to its existing products that meet changing customer requirements and emerging industry standards. Hi/fn has made and plans to continue to make substantial investments in research and development. Extensive product development input is obtained from customers and through the Company's participation in industry organizations and standards setting bodies such as the IETF.

     As of June 30, 1998, the Company's research and development staff consisted of 27 employees. The Company's research and development expenditures totaled $4.0 million in the first 9 months of fiscal 1998 and $3.0 million in the fiscal year ended September 30, 1997, representing 24.6% and 21.0% of revenues for such periods, respectively. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities, costs of fabricating chip mask sets and subcontracting costs. The Company performs its research and product development activities at its facilities in San Jose, California and Carlsbad, California. The Company is seeking to hire additional skilled development engineers.

     In April 1998, Hi/fn acquired a software implementation of the IPSec protocol from CyLAN Technologies, Inc. As part of the acquisition, the Company gained expertise in the development of software implementations of a wide range of networking protocol functions, including IPSec and TCP/IP.

     The Company's future performance depends on a number of factors, including its ability to identify emerging technological trends in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of its competitors, bring products to market on a timely basis at competitive prices, properly identify target markets and respond effectively to new technological changes or new product announcements by others. In evaluating new product decisions, the Company must anticipate well in advance the future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be able to be sold at prices that are favorable to the Company.

     The Company must also continue to make significant investments in research and development in order to continue enhancing the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking technologies or standards render them obsolete and must be sufficiently compelling to induce network and storage equipment vendors to favor them over alternative technologies. Moreover, the Company must generally incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained.


     There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that the Company will be able to secure the financial resources necessary to fund future development. The failure to successfully develop new products on a timely basis could have a material adverse affect on the Company's business, financial condition and results of operations. See "RISK FACTORS -- Frequent Product Introductions and Evolving Industry Standards; Rapid Technological Change."


SALES, MARKETING & TECHNICAL SUPPORT


     The Company markets its products through a direct sales and marketing organization, to be headquartered in Los Gatos, California following the Distribution, with a sales office in Boston, and through independent contract sales representatives in the United States, Europe, Japan and other areas. The Company does not have any foreign operations and sales of its products to foreign companies, other than product shipments to contract manufacturers of domestic customers, have not been material. Sales representatives are selected for their understanding of the marketplace and their ability to provide effective field sales support for Hi/fn's products. The Company's relationships with some of its sales representatives have been established within the last year, and the Company is unable to predict the extent to which some of these representatives will be successful in marketing and selling the Company's products.


     Sales to U.S. customers account for the substantial majority of Hi/fn's revenues. Due to the export controls imposed on encryption products by the U.S. government, the Company's shipments to international customers are limited to compression processors and compression software. The Company is actively working with its network equipment customers and the National Security Agency to comply with U.S. export controls to facilitate the export of the Company's customer's products which incorporate the Company's encryption products. There can be no assurance that the Company will be successful in these efforts and that competitors outside of the U.S. will not develop encryption products to meet the needs of the Company's customers, thereby reducing the opportunity for the Company to sell its products.

     The Company has a number of marketing programs designed to inform network and storage equipment vendors about the capabilities and benefits of the Company's products. The Company's marketing efforts include participation in industry trade shows, technical conferences, preparation of competitive analyses, sales training, publication of technical and educational articles in industry journals, maintenance of Hi/fn's world wide web site, advertising and direct mail distribution of Company literature.

     Technical support to customers is provided through field and factory applications engineers and, if necessary, product designers. Local field support is provided in person or by telephone. The Company believes that providing customers with comprehensive product service and support is critical to maintaining a competitive position in the market and is critical to shortening the time required to design in the Company's products. The Company works with its customers to monitor the performance of its product designs and to provide support at each stage of customer product development.

MANUFACTURING

     Currently, Hi/fn subcontracts all of its semiconductor manufacturing on a turnkey basis, with the Company's suppliers delivering fully assembled and tested products based on the Company's proprietary designs. The use of the fabless model allows the Company to focus substantially all of its resources on determining customer requirements and on the design and development and support of its products. This model allows the Company to have significantly reduced capital requirements.


     The Company subcontracts its semiconductor manufacturing to Toshiba Corporation, Atmel Corporation, and Motorola. The selection of these manufacturers was based on the breadth of available technology, quality, manufacturing capacity and support for design tools used by the Company. None of the Company's products is currently manufactured by more than one supplier. However, the Company expects that in the event one of the Company's suppliers notifies the Company that it intends to cease manufacturing a product, the Company will have an adequate opportunity to order sufficient quantities of the effected products so that shipments to customers will not be adversely affected while the Company qualifies a new manufacturer.


     At any given time, Hi/fn uses mainstream processes for the manufacture of its products, avoiding dependence on the latest process technology available. This approach reduces the Company's technical risks and avoids the risks related to production capacity constraints typically associated with leading edge semiconductor processes. This approach allows the Company to focus on providing differentiated functionality, the primary value-added in the Company's products. The Company's current main products are manufactured using a .5 micron CMOS process. Products under development are being designed for .35 micron CMOS processes. The Company believes that transitioning its products to increasingly smaller semiconductor geometries will be important for the Company to remain competitive. No assurance can be given that future process migration will be achieved without difficulty.

     Hi/fn intends to continue for the foreseeable future to rely on its subcontract manufacturers and their subcontractors for substantially all of its manufacturing, assembly and testing requirements. All of the Company's subcontract manufacturers produce products for other companies. The Company does not have long-term manufacturing agreements with any of its subcontract manufacturers. The Company's subcontract manufacturers are not obligated to supply products to the Company for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of its subcontract manufacturers.

     The Company must place orders approximately 12 to 14 weeks in advance of expected delivery. As a result, the Company has only a limited ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of inventory of a particular product. Failure of worldwide semiconductor manufacturing capacity to rise along with a rise in demand could result in the Company's subcontract manufacturers to allocate available capacity to customers that are larger or have long-term supply contracts in place. The inability of the Company to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce the Company's product revenues or increase the Company's cost of revenues and could have a material adverse effect on the Company's business, financial condition and results of operations. See "RISK FACTORS -- Risks Associated with Independent Manufacturers and Sole-Source Supply."

EMPLOYEES

     As of June 30, 1998, Hi/fn employed a total of 53 full-time employees and 3 part-time contractors. Of the total number of employees, 27 were employed in research and development, 17 in sales and marketing, 7 in operations and 5 in finance and administration. The Company's employees are not represented by any collective bargaining agreement and the Company has never experienced a work stoppage. The Company believes its employee relations are good.

     The Company's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing, sales and management personnel. The competition for such personnel is intense, particularly for engineering personnel with related security, networking and integrated circuit design expertise and for applications support personnel with networking product design expertise. See "RISK FACTORS -- Dependence on Key Personnel and Hiring of Additional Personnel."

FACILITIES


     The Company's corporate and technical headquarters are currently located in Los Gatos, California. The Company leases approximately 27,000 square feet of space in Los Gatos, California pursuant to a seven-year lease which expires in August 2005. Stac has guaranteed Hi/fn's obligations under its headquarters lease. Under the Distribution Agreement, Hi/fn has agreed to obtain and deliver to its landlord a $2.0 million letter of credit to replace Stac's guaranty. The guaranty provides that it will terminate when Stac no longer owns a majority interest in Hi/fn and when Hi/fn provides the landlord with such a letter of credit. The Distribution is conditioned on delivery of the letter of credit. The Company also leases two other facilities, a satellite design center in Carlsbad, California and a small field sales office in Westborough, Massachusetts. These facilities occupy an aggregate of approximately 7,000 square feet.


LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

BOARD OF DIRECTORS

     The Company Board currently is comprised of two directors: Gary W. Clow and Douglas L. Whiting. Upon consummation of the Distribution, the Company Board is expected to be comprised of five directors, who will be elected prior to the Distribution. Such directors will serve until the next Annual Meeting of Stockholders of the Company and until their respective successors have been duly elected and qualified.

     The table below indicates the name, position with the Company and age of each director of the Company.

                 NAME                     POSITION WITH HI/FN       AGE
                 ----                     -------------------       ---
Gary W. Clow..........................  Chairman                    43
Douglas L. Whiting....................  Chief Technology Officer    42

     Gary W. Clow has been Chairman of the Board of Directors of the Company since November 1996. He also has served as Chairman of the Board of Directors and Chief Executive Officer of Stac since March 1992 and a director since 1983. Mr. Clow also served as President of Stac from 1986 through 1996. Mr. Clow received an M.A.S. in Computer Systems from Florida Atlantic University and an M.S. in Electrical Engineering from the California Institute of Technology.

     Douglas L. Whiting, Ph.D. has served as Chief Technology Officer since October 1997 and as a director of the Company since November 1996. He also has served as Vice President of Technology of Stac since 1985 and has served as a director of Stac since 1983. He was President of Stac from 1984 to 1986. Dr. Whiting received a Ph.D. in Computer Science from the California Institute of Technology.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE. Prior to the Distribution, the Company Board will establish an Audit Committee of at least two non-employee directors. The Audit Committee will review the annual audits of the Company's independent public accountants, review and evaluate internal accounting controls, recommend the selection of the Company's independent public accountants, review and pass upon (or ratify) related party transactions, and conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants.

     COMPENSATION COMMITTEE. Prior to the Distribution, the Company Board will establish a Compensation Committee of at least two non-employee directors. The Compensation Committee will review salaries, bonuses and stock options of senior officers of the Company, and administer the Company's executive compensation policies and stock option plans.

COMPENSATION OF THE BOARD OF DIRECTORS


     Each non-employee director of the Company will receive $     per year for
serving on the Company Board and an additional $          for each meeting
attended (other than committee meetings). An additional $          will be paid
to any non-employee director who serves on the Compensation Committee or the Audit Committee. Each director is eligible to receive stock options pursuant to the 1996 Plan. See "-- Hi/fn Equity Plans; 1996 Equity Incentive Plan." Directors also will receive reimbursement for travel expenses incurred in connection with their duties as directors.

EXECUTIVE OFFICERS

     Set forth below are the names, positions and ages of the individuals who will become executive officers of the Company upon consummation of the
Distribution:

               NAME                          POSITION WITH HI/FN              AGE
               ----                          -------------------              ---
William R. Walker.................  Vice President, Acting Chief Executive    57
                                    Officer, Acting President, Chief
                                    Financial Officer and Corporate
                                    Secretary
Stephen A. Farnow.................  Vice President of Operations              49
Thomas F. Griffin.................  Vice President of Sales                   41
Robert A. Monsour.................  Vice President of Marketing               43


     William R. Walker has served as Vice President and Chief Financial Officer of the Company since November 1997. He has been the Company's Acting Chief Executive Officer and Acting President since July 1998. From 1996 to 1997, Mr. Walker was Vice President, Chief Financial Officer and Secretary at MMC Networks, Inc., a networking company. From 1984 to 1996, Mr. Walker held the position of Senior Vice President and Chief Financial Officer at Zilog, Inc., a semiconductor supplier. Mr. Walker has a B.S. in Economics from University of Wisconsin and an M.B.A. from University of Maryland, and he is a certified public accountant.


     Stephen A. Farnow has served as Vice President of Operations at the Company since 1996. From 1990 through 1996, he worked as an independent consultant in the area of general management with an emphasis on setting up or re-engineering operations functions. From 1986 through 1990, he was Vice President of Operations at Weitek Corp., a semiconductor supplier. He received a B.S. in Physics from UCLA and Ph.D. from Stanford University.

     Thomas F. Griffin has been Vice President of Sales since joining the Company in April 1998. From 1996 to 1998, he was Vice President of Sales and Marketing at Cartesian Data, Inc., a supplier of storage devices. From 1994 to 1996, Mr. Griffin was Business Development Manager at Quantum Corporation. Mr. Griffin holds a B.S. in Chemical Engineering from University of California, Berkeley.

     Robert A. Monsour has served as Vice President of Marketing of the Company since August 1997. He also served as Vice President of Sales from August 1997 through April 1998. From 1996 to 1997, he worked as an independent consultant in the area of high-technology marketing. From 1993 to 1996, Mr. Monsour, a co-founder of Stac, held the position of Vice President of Business Development there. He was also Vice President of Product Development from 1990 to 1993. From 1988 to 1990 he was Vice President of Marketing at Stac. Mr. Monsour has a B.A.S. and M.A.S. in Computer Systems from Florida Atlantic University and holds an M.B.A. from UCLA.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for the fiscal year ended September 30, 1997 received by the Chief Executive Officer and the only other executive officer of the Company whose compensation exceeded $100,000 for that year (the "Named Executive Officers"). No other executive officer of the Company meets the definition of "highly compensated" within the meaning of the executive compensation disclosure rules of the Commission.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                 ANNUAL COMPENSATION            COMPENSATION AWARDS
                                           -------------------------------    ------------------------
                                                                                            NUMBER OF
                                                                              RESTRICTED    SECURITIES
                                           FISCAL                               STOCK       UNDERLYING
       NAME AND PRINCIPAL POSITION          YEAR     SALARY($)    BONUS($)    AWARDS($)     OPTIONS(#)
       ---------------------------         ------    ---------    --------    ----------    ----------
Arthur J. Collmeyer(1)...................   1997      150,000      30,000          0         300,000
Stephen A. Farnow,.......................   1997      100,000      12,600          0          72,000
  Vice President of Operations

---------------
(1) Mr. Collmeyer served as President and Chief Executive Officer of the Company until July 2, 1998.

                           STOCK OPTION GRANTS TABLE

     The following table sets forth certain information with respect to options to purchase Company Common Stock granted during the year ended September 30, 1997 to each of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                         NUMBER OF         % OF                                        ANNUAL RATES OF STOCK
                         SECURITIES   TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                         UNDERLYING     GRANTED TO      EXERCISE OR                       OPTION TERM(1)
                          OPTIONS      EMPLOYEES IN    BASE PRICE PER   EXPIRATION    -----------------------
         NAME            GRANTED(#)   FISCAL YEAR(%)    SHARE($/SH)        DATE           5%          10%
         ----            ----------   --------------   --------------   ----------    ----------   ----------
Arthur J. Collmeyer....   300,000          19.6%           $0.60         11/22/06      $113,202     $286,866
Stephen A. Farnow......    72,000           4.7%           $0.60              (2)      $ 27,168     $ 68,848

---------------
(1) The potential realizable values are based on an assumption that the stock price of the Company Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth of the shares of the Company Common Stock.

(2) Mr. Farnow was granted an option to purchase 60,000 shares of Company Common Stock at a price of $0.60 each, which expires on November 22, 2006, and was granted an additional option to purchase 12,000 shares of Company Common Stock at a price of $0.60 each, which expires on May 22, 2007.

            OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information with respect to the exercise of options to purchase Company Common Stock during the year ended September 30, 1997, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

                                                                             NUMBER OF
                                                                            SECURITIES        VALUE OF
                                                                            UNDERLYING       UNEXERCISED
                                                                            UNEXERCISED     IN-THE-MONEY
                                                                            OPTIONS AT       OPTIONS AT
                                                                            FISCAL YEAR      FISCAL YEAR
                                                                              END(#)          END($)(1)
                                      SHARES ACQUIRED        VALUE         EXERCISABLE/     EXERCISABLE/
                NAME                  ON EXERCISE(#)     REALIZED($)(2)    UNEXERCISABLE    UNEXERCISABLE
                ----                  ---------------    --------------    -------------    -------------
Arthur J. Collmeyer.................      150,000            $0.00           0/150,000       $0/$210,000
Stephen A. Farnow...................       36,000            $0.00            0/36,000       $ 0/$50,400

---------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the options at September 30, 1997 ($2.00 per share as determined by the Company Board) and the exercise price of the options.

(2) Mr. Collmeyer and Mr. Farnow exercised options pursuant to an early-exercise feature at an exercise price equal to fair market value.


HI/FN EQUITY PLANS



  1996 Equity Incentive Plan


     The Company's Amended and Restated 1996 Equity Incentive Plan (the "1996 Plan") was adopted by the Company Board and approved by Stac as the sole stockholder in November 1996. The 1996 Plan was recently amended by the Company Board and stockholders to, among other things, increase the number of Company Common Stock shares reserved for issuance pursuant to the 1996 Plan to 1,949,900. As of August 1, 1998, 482,806 shares had been issued upon exercise of stock options granted under the 1996 Plan, 858,395 shares were subject to options granted under the 1996 Plan and 608,699 shares were available for future grants. Unless terminated sooner, the 1998 Plan will terminate automatically in November 2006.

     The 1996 Plan provides for the grant of (i) incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Section 422"), to employees of the Company, (ii) nonstatutory stock options,
(iii) stock bonuses, (iv) stock purchase rights ("SPRs"), and (v) stock appreciation rights (collectively, "Stock Awards") to employees, directors and consultants of the Company, provided that incentive stock options and stock appreciation rights appurtenant thereto may be granted to employees of the Company. Unless terminated sooner, the 1996 Plan will terminate automatically in November 2006.

     The 1996 Plan may be administered by the Company Board or a committee of the Company Board (as applicable, the "Administrator"). The Administrator has the power to determine the terms of Stock Awards granted, including the exercise price, the number of shares subject to each Stock Award, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Company Common Stock previously issued and sold or any Stock Award previously granted under the 1996 Plan.

     In the case of options, the exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Company Common Stock on the date of grant and the term of such incentive stock option must not exceed ten years. The exercise price of nonstatutory stock options granted under the 1996 Plan is determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan shall be stated in the option agreement. Options granted under the 1996 Plan must generally be exercised within three months after the end of optionee's continuous status as an employee, or consultant of the Company, or within 12 months after such optionee's termination by disability, or within 18 months after such optionee's termination by death, but in no event later than the expiration of the option's term. The Administrator may include a re-load option as part of any option agreement. The reload option shall be for the number of shares surrendered as part of an exercise price of the option, shall have an expiration date which is the same as the expiration date of the original option, and shall have an exercise price on the date of exercise of the original option as set forth above.


     The 1996 Plan provides that each non-employee director shall automatically be granted a nonstatutory stock option to purchase 10,000 shares of Company Common Stock (the "First Option") on the date that such person first becomes a non-employee director. In addition to the First Option, each non-employee director shall automatically be granted an option to purchase 2,000 shares (a "Subsequent Option") on the date of the Company's annual meeting of stockholders if on such date he or she has served on the Board for at least six months. Each First Option and Subsequent Option shall have a term of 10 years. The shares subject to the First Option shall vest as to 20% of the optioned stock one year from the date of grant, and 1/60 of the optioned stock shall vest each month thereafter, provided the person continues to serve as a director on such dates. The shares subject to the Subsequent Option shall vest as to 100% of the optioned stock on the one-year anniversary of the date of grant thereafter, provided the person continues to serve as a director on such date. The exercise price of each First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock.


     In the case of stock bonuses and SPRs, the Administrator may provide that the Company be granted a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the repurchase option shall be determined by the Administrator. The repurchase option shall lapse at a rate determined by the Administrator.

     The 1996 Plan authorizes three types of stock appreciation rights: tandem stock appreciation rights, concurrent stock appreciation rights and independent stock appreciation rights. The Administrator has the sole discretion and authority to grant stock appreciation rights. Tandem stock appreciation rights are granted appurtenant to an option and require the holder to elect between the exercise of the option or the stock appreciation right. The appreciation of the tandem stock purchase right is payable in cash (or, if provided for in the agreement, in shares) in an amount not to exceed the fair market value on the date the option is surrendered over the aggregate exercise price payable. Concurrent stock appreciation rights are granted appurtenant to an option and are exercised automatically upon exercise of the option. The appreciation of the concurrent stock appreciation right is payable in cash (or, if provided for in the agreement, in shares) in an amount equal aggregate fair market value on the date of exercise of the option over the aggregate exercise price paid for the shares. Independent Stock Appreciation Rights are denominated in share equivalents. The appreciation of the independent stock appreciation right is payable in cash (or, if provided for in the agreement, in shares) in an amount not to exceed the fair market value on the date the stock appreciation right is surrendered over the fair market value on the date the stock appreciation right is granted.

     Stock Awards granted under the 1996 Plan are generally not transferable by the optionee, and each Stock Award is exercisable during the lifetime of the optionee only by such optionee. The 1996 Plan also provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each Stock Award shall be assumed or an equivalent award substituted for by the successor corporation. If the outstanding Stock Awards are not assumed or substituted for by the successor corporation, the Stock Award shall terminate.


  1998 Employee Stock Purchase Plan



     The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") is expected to be adopted by the Company Board and approved by the Company's stockholders in October 1998. A total of

400,000 shares of Company Common Stock have been reserved for issuance under the 1998 Purchase Plan. As of the date of this Information Statement, no shares have been issued under the 1998 Purchase Plan.



     The 1998 Purchase Plan, which is intended to qualify under Section 423 of the Code, provides for successive six-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first day of regular way trading of Company Common Stock on the Nasdaq National Market and ends on the last trading day on or before April 30, 1999.



     Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or (ii) whose right to purchase stock under all employee stock purchase plans of the Company accrues at a rate that exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the 1998 Purchase Plan. The 1998 Purchase Plan permits participants to purchase Company Common Stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions, but exclusive of payments for overtime, bonuses, shift premium, incentive compensation or any other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.



     Amounts deducted and accumulated by the participant are used to purchase shares of Company Common Stock at the end of each offering period. The price of stock purchased under the 1998 Purchase Plan is 85% of the lower of the fair market value of the Company Common Stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.



     Rights granted under the 1998 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1998 Purchase Plan. The 1998 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.



     The Company Board may at any time and for any reason amend or terminate the 1998 Purchase Plan. With certain limited exceptions, no such action may adversely affect any outstanding rights to purchase stock under the 1998 Purchase Plan, provided that the Company Board may terminate an offering period on any exercise date if the Company Board determines that the termination of the 1998 Purchase Plan is in the best interests of the Company and its stockholders. Notwithstanding anything to the contrary, the Company Board may in its sole discretion amend the 1998 Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. The 1998 Purchase Plan will terminate in August 2008 unless sooner terminated by the Company.


INDEMNIFICATION AGREEMENTS

     The Company has entered, or will enter, into indemnification agreements with its directors and executive officers (each, an "Indemnified Person") prior to the Distribution. An Indemnified Person is specifically indemnified and held harmless under such agreements for costs and expenses, including without limitation, damages, judgments, amounts paid in settlement, reasonable costs of investigation, reasonable attorneys' fees, costs of investigative, judicial or administrative proceedings or appeals, costs or attachment of similar bonds, fines, penalties, and excise taxes assessed with respect to employee benefit plans actually and reasonably incurred in connection with a threatened, pending or completed claim, action, suit or proceeding by reason of the fact that (i) he is or was a director, officer, employee and/or agent of the Company, or (ii) he is or was serving as a director, officer, employee, trustee and/or agent of another corporation or entity at the request of the Company. To qualify for indemnification, the claim must not be (i) based solely upon an Indemnified Person's gaining in fact any personal profit or advantage to which he was not legally entitled, (ii) an accounting for profits made from the purchase or sale of securities pursuant to Section 16(b) of the Exchange Act or (iii) based solely upon knowingly fraudulent, deliberately dishonest, or willful misconduct on the part of the Indemnified Person. The Company will indemnify the Indemnified Person to the extent that (i) the Indemnified Person gives the Company prompt written notice of any claim, (ii) the Indemnified Person has not already received payment pursuant to collectible insurance policies and (iii) indemnification is not unlawful.

     Under such indemnification agreements, the Company will advance costs and expenses incurred by the Indemnified Person in advance of the final disposition of an action, suit or proceeding if he undertakes to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The Company will advance costs and expenses related to defending or investigating an action, suit or proceeding unless a determination is made that (i) the Indemnified Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Indemnified Person intentionally breached his duty to the Company or its stockholders or (iii) with respect to any criminal action or proceeding, the Indemnified Person had reasonable cause to believe his conduct was unlawful. Such determination will be made by a majority vote of a quorum of the Company Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel, by the stockholders or by a final, nonappealable adjudication in a court of competent jurisdiction. If the Company advances costs and expenses of any action, suit or proceeding, the Company reserves the right to assume the defense of such action, suit or proceeding upon written notice to the Indemnified Person of its intention to do so. After delivery of such notice, the Company shall not be liable for any costs or expenses incurred by the Indemnified Person in retaining separate counsel unless (i) the employment of separate counsel was previously authorized by the Company, (ii) the Indemnified Person reasonably concludes that joint representation would entail a conflict of interest or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding. The indemnification provisions and provisions for advancing expenses in such agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Delaware General Corporation Law (the "DGCL"), the Company Certificate or the Company Bylaws.

CHANGE OF CONTROL ARRANGEMENTS


     Prior to the Distribution, the Company will enter into a Change of Control Agreement with each of William R. Walker, the Company's Vice President and Chief Financial Officer, Stephen A. Farnow, the Company's Vice President of Operations, and Robert A. Monsour, the Company's Vice President of Marketing. Pursuant to each such agreement, if, within 12 months following a change of control, the executive officer is (i) terminated by the Company or successor Company, other than for acts of dishonesty, conviction of a felony or willful misconduct, or (ii) constructively terminated as a result of a material dimunition in salary, a material change in responsibility or a change in work location of more than 30 miles from the then current job location (each an "Involuntary Termination"), then he receives accelerated vesting (and/or a lapse of the Company's repurchase option) with respect to 50% of the unvested options (and/or stock purchase rights) held at the time of the Involuntary Termination. For purposes of each such agreement, a change of control is defined as: (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company's then outstanding securities.

     Prior to the Distribution, the Company will enter into a Change of Control Agreement with each of its directors pursuant to which, upon a change of control of the Company, the directors will receive accelerated vesting (and/or a lapse of the Company's repurchase option) with respect to all unvested options, warrants or rights to purchase shares of the Company's Common Stock held at the time of such change of a control. For purposes of each such agreement, a change of control is defined as: (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company's then outstanding securities.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH STAC

     Stac incorporated Hi/fn as a wholly owned subsidiary of Stac on August 14, 1996. On November 21, 1996, Stac transferred its semiconductor business (along with the associated technology, assets and liabilities) to the Company pursuant to an Assignment, Assumption and License Agreement (the "Assignment Agreement") in exchange for 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock issued by the Company to Stac pursuant to a Stock Purchase Agreement.

     The assets transferred to the Company pursuant to the Assignment Agreement included, without limitation, $1,000,000 of available cash, the accounts receivable and inventory of the semiconductor business, Stac's rights under certain sales and license agreements, and the fixed assets, trademarks, patents and proprietary technology specified on schedules attached to the Assignment Agreement. The Assignment Agreement also provided for the assignment by Stac and the assumption by the Company of the accounts payable relating to the semiconductor business, the obligations under the sales and license agreements assigned to the Company, and current and unpaid payroll and related benefits expenses related to former employees of Stac who became employees of the Company.

     At the time of the transfer of the semiconductor business to the Company, Stac and the Company also entered into a Cross License Agreement pursuant to which the Company granted Stac a limited, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to the patents previously transferred by Stac to the Company pursuant to the Assignment Agreement. The Cross License Agreement permits Stac, among other things, to use, modify, create derivative works, reproduce, license and sublicense the technology to end users of Stac's products that incorporate the technology licensed to Stac by the Company. Stac, however, may not create hardware implementations of the technology subject to the Cross License Agreement or license or sell any of the software subject to the Cross License Agreement as a stand-alone product for a period of ten years after the date of the Cross License Agreement. Under the Cross License Agreement, Stac also sublicensed or assigned to the Company certain third-party licenses held by Stac. The parties further agreed that for a ten year period (i) Stac would transfer ownership to the Company of any derivative works created by Stac from the licensed technology and (ii) the Company would transfer ownership to Stac of all future commercial releases of software implementations of the licensed technology developed by the Company.

     Prior to the Distribution Date, the Company and Stac will enter into a Distribution Agreement, Employee Benefits Allocation Agreement, Tax Sharing Agreement and Transitional Services Agreement, which provide for, among other things, the Distribution and certain other agreements governing the relationship between the Company and Stac following the Distribution.

     Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the Company's business. Stac has guaranteed Hi/fn's obligations under its headquarters lease. Under the Distribution Agreement, Hi/fn has agreed to obtain and deliver to its landlord a $2.0 million letter of credit to replace Stac's guaranty. The guaranty provides that it will terminate when Stac no longer owns a majority interest in Hi/fn and when Hi/fn provides the landlord with such a letter of credit. The Distribution is conditioned on delivery of the letter of credit. The Distribution Agreement also provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses incurred in connection with the Distribution will be charged to the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.


     The Employee Benefits Allocation Agreement generally contemplates that the Company will assume and retain all obligations and liabilities with respect to Hi/fn employee plans and benefits and that Stac will retain all obligations and liabilities with respect to Stac employee plans and benefits. The Employee Benefits Allocation Agreement also provides that the Company will assume and retain, with respect to Hi/fn employees, all responsibility for liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans. Stac will retain, with respect to Stac employees, all responsibilities for all liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans.

     The Tax Sharing Agreement defines the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, federal and state income tax returns and liabilities, for taxable years and other taxable periods ending on or before the Distribution date. In general, Stac will be responsible for (i) filing all federal and state income tax returns of Stac, the Company and any of their subsidiaries for all taxable years ending on or before the Distribution Date, and (ii) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). For post-Distribution periods, Stac and the Company will each be responsible for filing its own returns and paying its own taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities).


     The Company and Stac will also enter into a Transitional Services Agreement pursuant to which Stac will provide certain accounting services to the Company on a transitional basis after the Distribution. The fees for such transitional services will be based on rates designed to reflect the actual costs (including indirect costs) of providing such services. The Company will be free to procure such services from outside vendors or to develop in-house capabilities in order to provide such services internally. The Transitional Services Agreement will terminate on December 31, 1999 unless extended in writing by the parties.



     On September 28, 1998, Stac paid $4.2 million to the Company, representing payment in full for all amounts due to the Company from Stac as of September 1, 1998. Stac will pay to the Company prior to the Distribution any additional amounts due to the Company as of October 31, 1998 and will pay to the Company on or prior to December 31, 1998 and amounts due to the Company that are accumulated after October 31, 1998. On September 28, 1998, Stac also loaned $5.0 million to the Company pursuant to a short-term loan (the "Stac Loan"). The Stac Loan will become due and payable on September 30, 1999 and may be prepaid in whole or part without penalty. The Stac Loan bears interest at the prime rate set by Silicon Valley Bank plus 0.5% per annum, payable quarterly. The Stac Loan is secured by a first priority security interest in all of the Company's assets, including the Company's intellectual property.


LOANS TO OFFICERS

     On December 31, 1997, the Company made a loan to William R. Walker, the Company's Vice President and Chief Financial Officer, in the aggregate principal amount of $100,000 and bearing interest at the rate of 6.00% per annum, in order to fund the exercise price of stock options held by him. The loan is evidenced by a full recourse promissory note, which matures on the earlier to occur of (i) December 31, 2001, or (ii) the date on which Mr. Walker ceases to be an employee, director or consultant of the Company. The promissory note is secured by a pledge of 50,000 shares of Company Common Stock owned by Mr. Walker and currently held in escrow. The entire principal amount and accrued interest on the loan to Mr. Walker remains outstanding as of the date of this Information Statement.

SALE OF SECURITIES

     Arthur J. Collmeyer purchased 75,000 shares of Company Common Stock at $.60 per share pursuant to an offer of employment with the Company dated October 16, 1996. The Company sold the shares to Mr. Collmeyer, an accredited investor, pursuant to an exemption from registration under Section 4(2) of the Securities Act.

INDEMNIFICATION AGREEMENTS

     The Company has entered, or will enter, into indemnification agreements with each of its directors and executive officers prior to the Distribution. See "MANAGEMENT -- Indemnification Agreements."

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth the number of shares of Company Common Stock expected to be beneficially owned immediately following the Distribution by (i) the Named Executive Officers and directors of the Company, (ii) all of the Company's executive officers and directors as a group and (iii) all other stockholders known by Stac to own beneficially more than five percent of the Company Common Stock, based upon the expected beneficial ownership by such persons of Stac Common Stock, Company Common Stock and options to acquire Company Common Stock as of November 1, 1998. A list of the individuals who are expected to be executive officers of the Company immediately following the Distribution is set forth under the heading "MANAGEMENT." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.


                                               AMOUNT AND
                                               NATURE OF       PERCENT
                                               BENEFICIAL    BENEFICIALLY
             NAME AND ADDRESS(1)               OWNERSHIP        OWNED
             -------------------               ----------    ------------
Microsoft Corporation........................   611,872          9.5%
One Microsoft Way
Redmond, WA 98052-6399
Gary W. Clow(2)..............................   373,756          5.8%
Robert W. Johnson(3).........................   439,727          6.8%
Douglas L. Whiting(4)........................   344,042          5.3%
Arthur J. Collmeyer..........................
Stephen A. Farnow............................
Robert A. Monsour............................
William R. Walker............................

---------------
 *  Less than 1%


(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Commission with regard to Stac Common Stock. Unless otherwise indicated in the footnotes to this table and subject to community property and marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.



(2) Includes 4,504 shares held of record by Mr. Clow's minor daughter, of which Mr. Clow disclaims beneficial ownership.



(3) Includes 437,736 shares held by the Robert W. Johnson Revocable Trust, of which Dr. Johnson is Trustee.



(4) Includes 344,402 shares held by the Whiting Family Trust, of which Mr. Whiting serves as Trustee.

                 HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS

     The following is a summary of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, and is qualified in its entirety by reference to the complete text of the Company Certificate as set forth in Annex I hereto, and the Company Bylaws as set forth in Annex II hereto.

AUTHORIZED STOCK


     The Company Certificate provides that the Company is authorized to issue 110,000,000 shares of stock, consisting of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock (together with the Company Common Stock, "Company Stock"). Shares of Company Preferred Stock may be issued from time to time, in one or more series, each of which series shall have such voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions relating thereto, as shall be authorized by the Company Board. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."


DIRECTORS

     The Company Certificate provides that the number of directors shall be fixed exclusively by one or more resolutions adopted by the Company Board. Presently, the Company Board has two members. At the time of the Distribution, the Company expects that the Company Board will be comprised of five members. The Company Bylaws provide that, except as otherwise provided by law or the Company Certificate, a quorum of the Company Board for the transaction of business shall consist of a majority of the entire Board of Directors, except with respect to indemnification of directors, officers and agents of the Company, for which a quorum shall be one-third of the number of directors comprising the Company Board. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. The Company Certificate do not provide for cumulative voting in the election of directors to the Company Board. The Company Bylaws will provide that vacancies and any newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

LIABILITY FOR MONETARY DAMAGES

     The Company Certificate provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for breach of the duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, a knowing violation of law, certain unlawful dividends, stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision by the stockholders of the Company will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ANTITAKEOVER EFFECT OF AUTHORIZED BUT UNDESIGNATED PREFERRED STOCK

     As described above, the Company Board is authorized to provide for the issuance of shares of Company Preferred Stock, in one or more series, and to fix by resolution of the Company Board and to the extent permitted by the DGCL, the terms and conditions of each such series. The Company believes that the availability of Company Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise from time to time. Authorized but unissued shares of Company Preferred Stock, as well as authorized but unissued shares of Company Common Stock, will be available for issuance without further action by Company stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which any class of Company Stock may then be listed for trading.

     Although the Company Board has no present intention of doing so, it will be able to issue a series of Company Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such new shares might impede a business combination by including class voting rights which would enable the holder to block such transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its then existing stockholders. The Company Board, in so acting, will be able to issue Company Preferred Stock having terms which would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

     The Company Certificate and Bylaws will provide for the indemnification of present and former directors, officers, employees and agents of the Company and persons serving as directors, officers, employees or agents of another corporation or entity at the request of the Company (each, an "Indemnified Party") to the fullest extent permitted by the DGCL. Indemnified Parties are specifically indemnified in the Company Bylaws (the "Indemnification Provisions") for expenses, including attorneys' fees, court costs, witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnified Party in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of the Company or is or was serving as a director, officer, employee or agent of another corporation or entity at the request of the Company. Such Indemnified Party must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his conduct was unlawful.

     The Indemnification Provisions and provisions for advancing expenses in the Company Bylaws are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction. The Company is authorized to purchase insurance on behalf of an Indemnified Party for liabilities incurred, whether or not the Company would have the power or obligation to indemnify him pursuant to the Company Certificate, the Company Bylaws or the DGCL.

     In addition, the Company has entered, or will enter, into indemnification agreements with each of its directors and executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a director, officer, employee, trustee and/or agent of the Company or another entity at the request of the Company. See "MANAGEMENT -- Indemnification Agreements."

AMENDMENT OF THE COMPANY CERTIFICATE AND BYLAWS

     The DGCL provides that approval of a majority of the stockholders entitled to vote thereon is required to amend the Company Certificate. In addition, the Company Certificate requires the approval of at least 66 2/3% of the voting power of stockholders entitled to vote thereon to amend the provisions of the Company Certificate regarding management, directors, indemnification and amendments to the Company Certificate. A bylaw may be amended or repealed, or a new bylaw adopted, by (i) the affirmative vote of the holders of at least
66 2/3% of the stock entitled to vote thereon or (ii) a majority of the entire Company Board.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     Following the Distribution, the authorized capital stock of the Company will consist of 100,000,000 shares of Company Common Stock, $.001 par value, and 10,000,000 shares of Company Preferred Stock, $.001 par value. The description set forth below is incomplete and is qualified by reference to the Company's Third Amended and Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated Bylaws (the "Company Bylaws"), which are set forth in Annex I and Annex II hereto, respectively.

COMMON STOCK

     The holders of Company Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, the holders of Company Common Stock vote together with the holders of Company Preferred Stock as one class. Subject to the rights of holders of any shares of Company Preferred Stock which may at the time be outstanding, holders of Company Common Stock will be entitled to such dividends as the Company Board may declare out of funds legally available therefor. See "RISK FACTORS -- Dividend Policy." Subject to the prior rights of creditors and holders of any Company Preferred Stock which may be outstanding from time to time, the holders of Company Common Stock are entitled, in the event of liquidation, dissolution or winding up of the Company, to share pro rata in the distribution of all remaining assets. The Company Common Stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Company Common Stock.

PREFERRED STOCK

     The Company Certificate provides that the Company Board is authorized to provide for the issuance of shares of Company Preferred Stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the Company Board is required by the Company Certificate and the DGCL to adopt resolutions and file a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") with the Secretary of State of Delaware, fixing for each such series the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Delaware law.

DISTRIBUTION AGENT; TRANSFER AGENT AND REGISTRAR

     The Distribution Agent and Transfer Agent and Registrar for the Company Common Stock and Company Preferred Stock is American Stock Transfer & Trust Company.

CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

     After the Distribution, certain provisions of the Company Certificate and Company Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company Certificate provides, among other things, for a classified Company Board and eliminates the right of stockholders to take action by written consent. The issuance of Company Preferred Stock authorized in the Company Certificate could have the effect of delaying or preventing a change in control of the Company. Such Company Preferred Stock could be utilized to implement, without stockholder approval, a stockholders' right plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company. The issuance of Company Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Company Common Stock, including the loss of voting control to others. The Company has no current plans to issue shares of Company Preferred Stock.

     In addition, the Company Bylaws provide, among other things, that special meetings of the stockholders of the Company may be called only by the Company Board, the Chairman of the Company Board, the President of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock of the Company. The Company Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Company Board, of candidates for election as directors.

     The Company is subject to the provisions of Section 203 of the DGCL, an antitakeover law. In general, the statute prohibits a publicly held Delaware corporation from entering into a "business combination" with an

"interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the Company's voting capital stock.

     The provisions of the Company Certificate, Company Bylaws and Delaware law are intended to encourage potential acquirors to negotiate with the Company and allow the Company Board the opportunity to consider alternative proposals in the interest of maximizing stockholder value. Such provisions, however, may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control of the Company, which may have an adverse effect on the market price of the Company Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of hi/fn, inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of hi/fn, inc., a subsidiary of Stac, Inc., at September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Diego, California
June 5, 1998

                                  HI/FN, INC.

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                              ----------------     JUNE 30,
                                                               1996      1997        1998
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
Current assets:
  Cash......................................................  $   --    $  480      $   69
  Accounts receivable, net..................................   1,181     1,823       1,946
  Due from parent...........................................      --     1,507       3,792
  Inventories...............................................     708       409         255
  Deferred income taxes.....................................     333       385         526
  Prepaid expenses and other current assets.................       6       192         273
                                                              ------    ------      ------
          Total current assets..............................   2,228     4,796       6,861
  Property and equipment, net...............................     361       959       1,123
  Deferred income taxes.....................................      18        95         127
  Other assets..............................................       4        48         562
                                                              ------    ------      ------
                                                              $2,611    $5,898      $8,673
                                                              ======    ======      ======

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  600    $  660      $  947
  Due to parent.............................................   1,481        --          --
  Accrued expenses and other current liabilities............     530       616       1,144
                                                              ------    ------      ------
          Total current liabilities.........................   2,611     1,276       2,091
                                                              ------    ------      ------
Commitments (Note 7)
Stockholders' equity:
  Preferred stock, .001 par value; 10,000,000 shares
     authorized; 6,000,000 shares issued and outstanding....      --         6           6
  Common stock, .001 par value; 15,000,000 shares
     authorized; 280,799 and 478,507 shares issued and
     outstanding at September 30, 1997 and June 30, 1998,
     respectively...........................................      --        --          --
  Paid-in capital...........................................      --     2,783       2,991
  Note receivable from stockholder..........................      --        --        (100)
  Retained earnings.........................................      --     1,833       3,685
                                                              ------    ------      ------
Total stockholders' equity..................................      --     4,622       6,582
                                                              ------    ------      ------
                                                              $2,611    $5,898      $8,673
                                                              ======    ======      ======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                            STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             NINE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,          JUNE 30,
                                             ----------------------------    -----------------
                                              1995      1996       1997       1997      1998
                                             ------    -------    -------    ------    -------
                                                                                (UNAUDITED)
Revenues...................................  $7,342    $12,894    $14,226    $8,991    $16,513
Cost of revenues...........................   2,841      5,095      4,762     2,955      5,142
                                             ------    -------    -------    ------    -------
Gross margin...............................   4,501      7,799      9,464     6,036     11,371
                                             ------    -------    -------    ------    -------
Operating expenses:
Research and development...................     551      1,641      2,985     1,873      4,066
Sales and marketing........................   1,097      1,677      2,224     1,585      2,438
General and administrative.................     492        889      1,203       851      1,737
                                             ------    -------    -------    ------    -------
Total operating expenses...................   2,140      4,207      6,412     4,309      8,241
                                             ------    -------    -------    ------    -------
Operating income...........................   2,361      3,592      3,052     1,727      3,130
Interest income............................      --         --         16         7         14
                                             ------    -------    -------    ------    -------
Income before income taxes.................   2,361      3,592      3,068     1,734      3,144
Provision for income taxes.................     947      1,441      1,235       699      1,292
                                             ------    -------    -------    ------    -------
Net income.................................  $1,414    $ 2,151    $ 1,833    $1,035    $ 1,852
                                             ======    =======    =======    ======    =======

Net income per share, basic................  $  .24    $   .36    $   .30    $  .17    $   .29
                                             ======    =======    =======    ======    =======
Net income per share, diluted..............  $  .24    $   .36    $   .30    $  .17    $   .27
                                             ======    =======    =======    ======    =======
Weighted average shares outstanding,
  basic....................................   6,000      6,000      6,100     6,075      6,282
                                             ======    =======    =======    ======    =======
Weighted average shares outstanding,
  diluted..................................   6,000      6,000      6,174     6,075      6,782
                                             ======    =======    =======    ======    =======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                            NINE MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                           -----------------------------    ------------------
                                            1995       1996       1997       1997       1998
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income.............................  $ 1,414    $ 2,151    $ 1,833    $ 1,035    $ 1,852
  Adjustments required to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation and amortization.......       43         68        303        124        560
     Provision (benefit) for deferred
       income taxes......................       68       (190)      (129)       192       (173)
     Changes in assets and liabilities:
     Accounts receivable.................     (920)       546       (642)    (1,172)      (123)
     Inventories.........................      195       (554)       299        384        154
     Prepaid expenses and other current
       assets............................        3         (5)      (186)      (310)       (81)
     Other assets........................        3          1        (44)        (7)      (854)
     Accounts payable....................      139        409         60       (402)       287
     Due to parent for general and
       administrative allocations........      492        889        420        315        423
     Accrued expenses and other current
       liabilities.......................      (65)       446         86         85        528
                                           -------    -------    -------    -------    -------
          Net cash provided (used) by
            operating activities.........    1,372      3,761      2,000        244      2,573
                                           -------    -------    -------    -------    -------
Cash flows from investing activities:
  Purchases of property and equipment....      (63)      (223)      (901)      (612)      (484)
                                           -------    -------    -------    -------    -------
          Net cash used by investing
            activities...................      (63)      (223)      (901)      (612)      (484)
                                           -------    -------    -------    -------    -------
Cash flows from financing activities:
  Issuance of common stock...............       --         --        169         45        208
  Net transfer of funds from (to)
     parent..............................       85     (1,542)      (788)       858     (2,708)
  Dividends to Parent Company............   (1,394)    (1,996)        --         --         --
                                           -------    -------    -------    -------    -------
          Net cash provided (used) by
            financing activities.........   (1,309)    (3,538)      (619)       903     (2,500)
                                           -------    -------    -------    -------    -------
Net increase (decrease) in cash and cash
  equivalents............................       --         --        480        535       (411)
Cash and cash equivalents at beginning of
  year...................................       --         --         --         --        480
                                           -------    -------    -------    -------    -------
Cash and cash equivalents at end of
  period.................................  $    --    $    --    $   480    $   535    $    69
                                           =======    =======    =======    =======    =======
Supplemental non-cash financing
  activities:
  Issuance of preferred stock for net
     assets contributed..................  $    --    $    --    $ 2,620    $ 2,620    $    --
                                           =======    =======    =======    =======    =======
  Settlement of interdivisional
     accounts............................  $   (20)   $  (155)   $    --    $    --    $    --
                                           =======    =======    =======    =======    =======


                See accompanying notes to financial statements.

                                  HI/FN, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                         COMMON STOCK     PREFERRED STOCK
                                       ----------------   ----------------   PAID-IN    RETAINED
                                       SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL    EARNINGS    TOTAL
                                       ------   -------   ------   -------   --------   --------   -------
Balance at September 30, 1994........      --   $    --      --    $   --     $   --    $    --    $    --
Dividends to Parent Company..........      --        --      --        --         --     (1,414)    (1,414)
Net income...........................      --        --      --        --         --      1,414      1,414
                                       ------   -------   -----    ------     ------    -------    -------
Balance at September 30, 1995........      --        --      --        --         --         --         --
Dividends to Parent Company..........      --        --      --        --         --     (2,151)    (2,151)
Net income...........................      --        --      --        --         --      2,151      2,151
                                       ------   -------   -----    ------     ------    -------    -------
Balance at September 30, 1996........      --        --      --        --         --         --         --
Issuance of preferred stock..........      --        --   6,000         6      2,614         --      2,620
Issuance of common stock.............      75        --      --        --         45         --         45
Issuance of common stock upon
  exercise of options................     206        --      --        --        124         --        124
Net income...........................      --        --      --        --         --      1,833      1,833
                                       ------   -------   -----    ------     ------    -------    -------
Balance at September 30, 1997........     281        --   6,000         6      2,783      1,833      4,622
Issuance of common stock upon
  exercise of options (unaudited)....     197        --      --        --        208         --        208
Note receivable from stockholder
  (unaudited)........................      --        --      --        --       (100)        --       (100)
Net income (unaudited)...............      --        --      --        --         --      1,852      1,852
                                       ------   -------   -----    ------     ------    -------    -------
Balance at June 30, 1998
  (unaudited)........................     478   $    --   6,000    $    6     $2,891    $ 3,685    $ 6,582
                                       ======   =======   =====    ======     ======    =======    =======


                See accompanying notes to financial statements.

                                  HI/FN, INC.

                         NOTES TO FINANCIAL STATEMENTS
      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying financial statements present the carved-out balance sheet, statements of operations, of cash flows, and of changes in stockholders' equity for hi/fn, inc. ("Hi/fn" or "the Company"), a majority owned semiconductor products subsidiary of Stac, Inc. ("Stac" or "the Parent"). Management expects to separate Hi/fn and Stac into two independent, publicly-traded companies. In connection with the separation, Stac plans to distribute as a dividend to its stockholders the shares of Hi/fn common stock owned by the Parent (the "Distribution"). The Distribution is designed to separate two distinct businesses with significant differences in their markets, products, investment needs, employee retention and compensation plans and plans for growth. Stac's Board of Directors believes that the separation into two independent companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and create incentives that are more attractive and appropriate for the recruitment and retention of key employees. As a consequence, Stac believes that investors will be able to evaluate better the merits of the two groups of businesses and their future prospects.

     For the fiscal years ended September 30, 1995 and 1996, Hi/fn conducted business as a division of Stac. For the fiscal year ended September 30, 1997 and for the nine month periods ended June 30, 1997 and 1998, Hi/fn conducted business as a majority-owned subsidiary of Stac. Financial statements have not been previously prepared for Hi/fn. These financial statements have been prepared from the historical accounting records of Stac.

     The balance sheet at September 30, 1996 reflects Hi/fn's structure prior to its formation as a subsidiary. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities of $2,620,000. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of common stock (Note 5). For purposes of preparing these financial statements it was assumed that the net income generated from Hi/fn's operations was remitted in dividends back to Stac for all periods prior to fiscal 1997. Additionally, Hi/fn participates with Stac in centralized cash management. In general, the cash funding requirements of Hi/fn were met by, and all cash generated by the business was transferred to, Stac. Cash balances at September 30, 1997 and June 30, 1998 represent cash amounts in Hi/fn accounts that had yet to be liquidated by payment obligations, or transferred to Stac. Related party receivables and payables are a result of these cash management practices, as well as allocations of general and administrative costs as discussed below.

     Balance sheet amounts at September 30, 1996 for accounts receivable, inventory and accounts payable represent allocations based on specific identification of the underlying items. Property and equipment, deferred income taxes, other current and non-current assets, and accrued expenses and other current liabilities were primarily allocated based on specific identification and in other cases allocation methodologies influenced largely by proportioning head counts. At September 30, 1997 and June 30, 1998, all balance sheet amounts except the due from parent account are the result of specific identification.


     Amounts shown on the statement of operations are based on specific identification of the costs directly associated with Hi/fn's business for all components except for general and administrative costs and income tax expense. For all periods prior to fiscal 1997, allocations of general and administrative costs are based on management's estimates of the underlying level of effort required to manage and support Hi/fn's activity. For periods including and subsequent to fiscal 1997, general and administrative allocations are based on specific identification of costs directly associated with Hi/fn's business, in addition to allocations of (i) costs for administrative functions and services performed on behalf of the Company by staff groups within Stac (ii) a portion of Stac's management expense and (iii) certain general corporate expenses of Stac. These allocated

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)


expenses primarily represent the costs of services required by Hi/fn for accounting, management information systems, human resources, warehouse, executive and professional fees. For the year ended September 30, 1997 and nine month periods ended June 30, 1997 and 1998, general and administrative allocations totaled $420,000, $315,000 and $423,000, respectively. As more fully described in Notes 2 and 4, current and deferred income taxes and related tax expense have been allocated to Hi/fn as if it were a separate taxpayer for all periods presented.



     All of the allocations and estimates in the financial statements are based on assumptions that the management of Stac and Hi/fn believe are reasonable under the circumstances; however, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Hi/fn had been operated as a separate entity.


NOTE 2 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

OVERVIEW

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in a variety of networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

  Financial Statement Preparation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenue from the sale of semiconductors and board products is recognized upon shipment, net of an allowance for estimated returns. Revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license periods.

  Inventories

     Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. Inventories are comprised solely of finished goods, which are manufactured by third party foundries for resale by the Company.

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

  Property and Equipment

     Property and equipment are stated at cost. Additions to property and equipment, including significant betterments and renewals, are capitalized. Maintenance and repair costs are charged to expense as incurred. Depreciation is computed using the straight-line method over estimated useful lives of three to five years and totaled $43,000, $68,000, and $303,000 in fiscal 1995, 1996, and
1997, respectively, and $124,000 and $560,000 for the nine months ended June 30, 1997 and 1998, respectively. Leasehold improvements are amortized over the shorter of the asset life or lease term.

  Long-lived Assets

     The Company investigates potential impairments of long-lived assets on an exception basis, when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.

  Research and Development

     Expenditures for research and development are charged to expense as incurred; however, development costs for software to be licensed or sold that are incurred from the time technological feasibility is established until the product is ready for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through June 30, 1998, no significant amounts were expended subsequent to reaching technological feasibility.

  Stock-based Compensation

     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense.

  Income Taxes

     The taxable income of the Company is included in the consolidated tax return of the Parent. Income taxes are computed on a stand-alone basis as if the Company were a separate taxpayer for all periods presented. Income taxes currently payable are deemed to have been remitted by Stac on behalf of the Company in the period that the liability arose. Amounts due to Stac for income tax payments are included in the related party components of the balance sheet. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected more likely than not to be realized.

  Earnings Per Share

     Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding for the period, without consideration of the dilutive impact of potential common shares ("dilutive securities") that were outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period, increased by dilutive securities that were outstanding during the period. Shares subject to repurchase by the Company are considered contigently issuable based on continued employment and are therefore treated as potential common shares for the purposes of this calculation. Since the Company's Series A Preferred Stock (Note 5) represents a primary equity security, it is included in the calculation of basic earnings per share. Net income

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

remains the same for the calculations of basic EPS and diluted EPS. A reconciliation of the numerators and denominators of the basic and diluted EPS calculations for the year ended September 30, 1997 and nine months ended June 30, 1998, respectively, is presented below. Earnings per share for the years ended September 30, 1995 and 1996 has been presented on a comparable basis to the capital structure that came into existence in fiscal 1997 in a manner similar to that as used for stock splits.

YEAR ENDED SEPTEMBER 30, 1997

                                                                        PER-SHARE
                                             NET INCOME     SHARES       AMOUNT
                                             ----------     ------      ---------
Net Income.................................    $1,833
Basic EPS..................................                6,100,000      $0.30
Dilutive Securities........................                   74,000
                                                           ---------
Diluted EPS................................                6,174,000      $0.30
                                                           =========

NINE MONTHS ENDED JUNE 30, 1998

                                                                        PER-SHARE
                                             NET INCOME     SHARES       AMOUNT
                                             ----------     ------      ---------
Net Income.................................    $1,852
Basic EPS..................................                6,282,000      $0.29
Dilutive Securities........................                  500,000
                                                           ---------
Diluted EPS................................                6,782,000      $0.27
                                                           =========

  Unaudited interim periods

     The interim financial data as of June 30, 1998 and for the nine months ended June 30, 1997 and June 30, 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

  New pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," and Financial Accounting Standard (FAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be required to be adopted by the Company in fiscal 1999. Adoption of these statements is not expected to have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 3 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS:

                                                    SEPTEMBER 30,
                                                   ----------------    JUNE 30,
                                                    1996      1997       1998
                                                   ------    ------    --------
Accounts receivable:
  Trade receivables..............................  $1,340    $1,873     $2,087
  Less allowance for doubtful accounts...........    (159)      (50)      (141)
                                                   ------    ------     ------
                                                   $1,181    $1,823     $1,946
                                                   ======    ======     ======

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

     Substantially all of the Company's customers are OEM's, which results in concentrated credit risk with respect to the Company's trade receivables. At September 30, 1996 and 1997 and at June 30, 1998, one customer accounted for 45%, 89% and 78%, respectively, of the accounts receivable balance. Management believes that its credit policies substantially mitigate such concentrated credit risk. Bad debt expenses were not significant in fiscal 1995, 1996, 1997 nor in the nine month periods ended June 30, 1997 and 1998.


                                                    SEPTEMBER 30,
                                                   ---------------    JUNE 30,
                                                   1996      1997       1998
                                                   -----    ------    --------
Property and equipment:
  Computer equipment.............................  $ 484    $1,093     $1,356
  Furniture and fixtures.........................     94       172        339
  Leasehold improvements.........................    132        81         87
  Office equipment...............................    113        43         92
                                                   -----    ------     ------
                                                     823     1,389      1,874
  Less accumulated depreciation..................   (462)     (430)      (751)
                                                   -----    ------     ------
                                                   $ 361    $  959     $1,123
                                                   =====    ======     ======
Accrued expenses and other current liabilities:
  Deferred revenue...............................  $ 256    $  323     $  575
  Compensation and employee benefits.............    171       288        461
  Other..........................................    103         5        108
                                                   -----    ------     ------
                                                   $ 530    $  616     $1,144
                                                   =====    ======     ======


NOTE 4 -- INCOME TAXES:

     The results of the Company's operations were included in Stac's consolidated tax returns. The allocation of tax items is discussed in Note 2.

     The provision (benefit) for income taxes is comprised of the following:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     ------------------------
                                                     1995     1996      1997
                                                     ----    ------    ------
Current tax expense:
  Federal..........................................  $747    $1,386    $1,159
  State............................................   132       245       205
                                                     ----    ------    ------
                                                      879     1,631     1,364
                                                     ----    ------    ------
Deferred tax expense (benefit):
  Federal..........................................    59      (162)     (109)
  State............................................     9       (28)      (20)
                                                     ----    ------    ------
                                                       68      (190)     (129)
                                                     ----    ------    ------
                                                     $947    $1,441    $1,235
                                                     ====    ======    ======

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

     The principal components of deferred income tax assets are as follows:

                                                              SEPTEMBER 30,
                                                              --------------
                                                              1996     1997
                                                              -----    -----
Revenue recognition.........................................  $102     $260
Depreciation and amortization...............................    18       95
Inventory valuation accounts................................   155       82
Bad debts allowance.........................................    64       20
Other.......................................................    12       23
                                                              ----     ----
                                                              $351     $480
                                                              ====     ====

     A reconciliation of the amount computed by applying the statutory federal income tax rate to income before income taxes to the provision for income taxes follows:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     ------------------------
                                                     1995     1996      1997
                                                     ----    ------    ------
Amount computed at statutory Federal rate of 34%...  $803    $1,221    $1,043
State income taxes, net of Federal benefit.........   141       216       184
Expenses not deductible for tax purposes...........     3         4         8
                                                     ----    ------    ------
                                                     $947    $1,441    $1,235
                                                     ====    ======    ======

NOTE 5 -- PREFERRED STOCK:

     The Company has issued 6,000,000 shares of voting, participating, convertible Series A Preferred Stock ("Series A Preferred Stock") and 100 shares of common stock to Stac in exchange for the net assets contributed. The transfer was recorded at the historical net book value of the transferred assets and liabilities of $2,620,000. Each share may be converted, at the option of the holder, into one share of common stock. The Series A Preferred Stock is entitled to dividends, if and when declared by the Board of Directors, of $0.12 per share, per annum. Series A Preferred Stock dividends must be declared prior to the declaration of dividends on the Company's common stock, and the Series A Preferred Stock participates fully thereafter with any common stock dividends. Through June 30, 1998, no such dividends have been declared.

NOTE 6 -- STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS:

  1996 Equity Incentive Plan

     During fiscal 1997, Hi/fn adopted the 1996 Equity Incentive Plan (the "1996 Plan") whereby 1,499,900 shares of Hi/fn common stock were reserved for issuance pursuant to nonqualified and incentive stock options and restricted stock awards. Shares reserved for under the 1996 Plan represent 20% of Hi/fn equity on a fully diluted basis. Subsequent to September 30, 1997, the number of shares authorized for issuance under the 1996 Plan was increased by 450,000, resulting in a total of 1,949,900 shares reserved for issuance. The 1996 Plan is administered by the Board of Directors of Hi/fn or its designees and provides generally that nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of fair market value for awards to more than 10% stockholders. Options granted under the 1996 Plan may have a term of up to 10 years. Options typically vest at a rate of 25% of the total grant per year over a four-year period. However, the Company may, at its discretion,

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

implement a different vesting schedule with respect to any new stock option grant. As a result of early exercise features as provided for by the 1996 Plan, options granted are immediately exercisable subject to the Company's repurchase rights which expire as options vest.

     Information for stock option activities is summarized below:

                                                          OPTIONS OUTSTANDING
                                                      ---------------------------
                                                                     WEIGHTED-
                                                                      AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                      ---------    --------------
Balance at September 30, 1996.......................         --           --
  Options granted...................................  1,112,000        $0.69
  Options exercised.................................   (205,699)       $0.60
  Options canceled..................................    (29,438)       $0.60
                                                      ---------
Balance at September 30, 1997.......................    876,863        $0.81
  Options granted...................................    366,000        $2.19
  Options exercised.................................   (197,708)       $2.17
  Options canceled..................................    (32,517)       $0.60
                                                      ---------
Balance at June 30, 1998............................  1,012,638        $1.29
                                                      =========

     The following is a summary of stock options outstanding:

                                                     OPTIONS OUTSTANDING
                                            --------------------------------------
                                                          WEIGHTED-
                                                           AVERAGE       WEIGHTED-
                                                          REMAINING       AVERAGE
                                                         CONTRACTUAL     EXERCISE
                                             NUMBER      LIFE (YEARS)      PRICE
                                            ---------    ------------    ---------
AT SEPTEMBER 30, 1997
Price Range
$0.60.....................................    702,863        9.36          $0.60
$1.20.....................................     70,000        9.86          $1.20
$2.00.....................................    104,000        9.93          $2.00
                                            ---------
                                              876,863        9.47          $0.81
                                            =========
AT JUNE 30, 1998
Price Range
$0.60.....................................    557,638        8.57          $0.60
$1.20-$2.00...............................    235,500        9.24          $1.88
$2.25-$3.00...............................    219,500        9.73          $2.41
                                            ---------
                                            1,012,638        8.98          $1.29
                                            =========

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

     The following is a summary of stock options that are vested and exercisable, and are accordingly not subject to the Company's repurchase rights:

                                                         OPTIONS VESTED AND
                                                            EXERCISABLE
                                                        --------------------
                                                                   WEIGHTED-
                                                                    AVERAGE
                                                                   EXERCISE
                                                        NUMBER       PRICE
                                                        -------    ---------
AT SEPTEMBER 30, 1997
Price Range
$0.60.................................................  20,900       $0.60
                                                        =======
AT JUNE 30, 1998
Price Range
$0.60.................................................  140,520      $0.60
                                                        =======

  Pro Forma Disclosure

     The Company applies the intrinsic value method in accounting for its stock based compensation. No compensation expense has been recognized for stock option grants, which are fixed in nature, as the options have been granted at fair value as determined by the Company's Board of Directors. Had compensation cost for the Company's stock based compensation awards issued during fiscal 1997 and the nine months ended June 30, 1998 been determined based on the fair value at the grant date, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                      YEAR ENDED      NINE MONTHS
                                                     SEPTEMBER 30,   ENDED JUNE 30,
                                                         1997             1998
                                                     -------------   --------------
Net income:
As reported........................................     $1,833           $1,852
                                                        ======           ======
Pro forma..........................................     $1,683           $1,635
                                                        ======           ======
Net income per share, basic:
As reported........................................     $  .30           $  .29
                                                        ======           ======
Pro forma..........................................     $  .28           $  .26
                                                        ======           ======
Net income per share, diluted:
As reported........................................     $ 0.30           $  .27
                                                        ======           ======
Pro forma..........................................     $ 0.27           $  .24
                                                        ======           ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the year ended September 30, 1997: dividend yield of 0.0%, risk free interest rate of 6.46%, expected volatility of 250%, and expected life of 1.5 years; for the nine months ended June 30, 1998: dividend yield of 0.0%, risk free interest rate of 5.70%, expected volatility of 250%, and expected life of 1.1 years

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

NOTE 7 -- COMMITMENTS:

     The Company occupies its facilities under several non-cancelable operating leases that expire at various dates through August 2005, and which contain renewal options. Future minimum lease payments are as follows:

                                      AMOUNT
                                      ------
  1998..............................  $  327
  1999..............................     921
  2000..............................     820
  2001..............................     750
  2002..............................     750
Thereafter..........................   2,187
                                      ------
                                      $5,755
                                      ======

     Included in future minimum lease payments are amounts associated with a new facility lease entered into in November 1997. Rent expense under operating leases was approximately $40,000, $50,000, and $113,000, in fiscal 1995, 1996, and 1997, respectively, and $61,000 and $229,000 for the nine months ended June 30,1997 and 1998, respectively. Certain facility leases provide for scheduled rent increases. The total lease commitment for such leases is being charged ratably to operations.

NOTE 8 -- SIGNIFICANT CUSTOMERS:

     A significant portion of the Company's revenues has been derived from sales to major OEM's. Two customers accounted for 35% and 19% of fiscal 1995 revenues, respectively. Two customers accounted for 43% and 14% of fiscal 1996 revenues, respectively. One customer accounted for 70% of fiscal 1997 revenues. One customer accounted for 65% of revenues for the nine months ended June 30, 1997 and 64% of revenues for the nine months ended June 30, 1998.

NOTE 9 -- SUBSEQUENT EVENTS:

     In November 1997, the Company entered into a non-cancelable operating lease providing for current and expansion facilities for its corporate offices in Los Gatos, California. The term of this lease runs through August 2005, with an option for renewal through 2010. Future minimum lease payments associated with this lease are included in the schedule in Note 7.

     In April 1998, the Company acquired the outstanding stock of CyLAN Technologies, Inc., a software development company, for $340,000 in cash in a transaction accounted for under the purchase method. The purchase agreement calls for the Company to make royalty payments on sales made over a three-year period that incorporate the acquired technology. Minimum royalties over this term amount to $450,000, subject to the continued employment at Hi/fn of a former CyLAN shareholder. In conjunction with the acquisition, the Company recorded the purchase price as capitalized software, which is being amortized on a straight-line basis over a three year period. Pro forma data has not been presented as such results would not differ materially from the historical results presented.

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)


NOTE 10 -- SUBSEQUENT EVENT (UNAUDITED):



     In September 1998, Stac loaned $5,000,000 to the Company pursuant to a short-term loan. The loan is due and payable on September 30, 1999 and may be repaid in whole or part without penalty. The loan bears interest at the prime rate plus 0.5% per annum, payable quarterly. The loan is secured by a first priority security interest in all of the Company's assets, including the Company's intellectual property.

                                  HI/FN, INC.

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                       ADDITIONS
                                          BALANCE AT   CHARGED TO     ADDITIONS
                                          BEGINNING    COSTS AND      CHARGED TO                   BALANCE AT
                                          OF PERIOD     EXPENSES    OTHER ACCOUNTS   DEDUCTIONS   END OF PERIOD
                                          ----------   ----------   --------------   ----------   -------------
DEDUCTED FROM ACCOUNTS RECEIVABLE
Allowance for doubtful accounts:
  Year ended September 30, 1995(a)......      60            --           133            --             193
  Year ended September 30, 1996(a)......     193            --           (34)           --             159
  Year ended September 30, 1997.........     159          (109)           --            --              50

DEDUCTED FROM INVENTORY
Reserve for inventory obsolescence:
  Year ended September 30, 1995(a)......     107            --            16            --             123
  Year ended September 30, 1996(a)......     123            --           265            --             388
  Year ended September 30, 1997.........     388          (183)           --            --             205

---------------
(a) Activity represents changes in period end allocations of consolidated balances.

                                    GLOSSARY

     ALDC (Adaptive Lossless Data Compression) -- A compression method invented by IBM, for which patents are owned by Hi/fn.

     Analog Modem -- A communications device used for sending and receiving data over "normal" telephone lines. These devices use analog signals to transmit and receive data.

     ASIC (Application Specific Integrated Circuit) -- A logic circuit designed for a specific usage and implemented in an integrated circuit.

     Broadband Access Products -- Network equipment that provides access to a network infrastructure using high-bandwidth network interfaces, for example cable modems and digital subscriber line products.

     Bus -- The set of wires used to interconnect the signals from one semiconductor device to one or more other devices, either on the same circuit board or through a connector to another circuit board.

     Cable Modem -- A device used typically in a home for connecting a computer system to the Internet via the cable television network. Such devices typically offer significantly higher data transmission rates than available from analog modems.

     Compression -- The process of eliminating redundant information from a set of data, while maintaining complete data integrity such that the compressed data can be decompressed and returned to its original form.

     Data Authentication -- A method of processing data prior to transmission over a communication link such that on receipt of the data, the recipient can detect whether or not the data was altered during transmission.

     DES (Data Encryption Standard) -- A standard promulgated by the Federal Information Processing Society (FIPS) that defines a method for processing data such that it becomes indecipherable to anyone other than the person who holds the digital data stream, or key, with which it was encrypted. The maximum key length supported by DES is 56 bits.

     Digital Subscriber Line (DSL) -- A type of communication link offered by telecommunications service providers that provides digital transmission for voice and data, typically between a home/office and a corporate network, where the data transmission rates available are significantly greater than those available from analog modems.

     DLT (Digital Linear Tape) -- A type of tape drive manufactured by Quantum Corporation that provides storage of digital data on magnetic tape. The data is stored on linear tracks on the tape.

     Encryption -- The process of making data indecipherable to anyone other than the holds the key with which it was enciphered.

     Firewall -- A technology used for preventing unwanted inbound or outbound data at the boundary of a computer network based on a set of rules programmed by the firewall administrator.

     IETF (Internet Engineering Task Force) -- A volunteer organization that develops architectures practices and protocols for the continued development of the Internet and its related technologies.

     IPSec (IP Security) -- A network security protocol developed by the IETF, which provides for confidentiality and integrity of data transmitted over a computer network using the Internet Protocol.

     IP (Internet Protocol) -- The fundamental communication protocol used by computers attached to the global information network known as the Internet. IP can also be referred to as the layer 3 protocol, or network layer protocol of the Internet.

     IPPCP (IP Payload Compression Protocol) -- An IETF-developed protocol used in conjunction with IP that allows the payload of each IP data packet to be compressed prior to transmission and decompressed upon receipt thereby enhancing network bandwidth.

     ISDN (Integrated Services Digital Network) -- A service offered by telecommunications service providers that provides digital transmission for voice and data, typically between a home/office and a corporate network.

     LAN (Local Area Network) -- Typically a network consisting of a set of computers at a common location (office, building, campus, etc.) interconnected using a common type of wiring and a common networking protocol.

     Lossless Data Compression -- A method of processing digital information to remove redundant data, thereby reducing it in size for subsequent transmission or storage. Such a method must also have a corresponding method of processing the "reduced" data in such a way as to return it to its original, uncompressed state without any loss of information.

     LZS (Lempel-Ziv-Stac) -- A compression method, invented and patented by Stac.


     Mask set -- The tooling required in the fabrication process for semiconductor products. Such tooling typically takes the form of one "mask" for each layer of the manufacturing process, where each layer defines where specific materials are used in each layer of the product.


     Mbytes/sec (Megabytes per second) -- A rate of data transfer from one system to another.

     Megabyte -- Typically, one million bytes, but sometimes the quantity 1024 times 1024.

     MD5 (Message Digest 5) -- A data processing algorithm invented by Ron Rivest and designed to compute, with great probability, a unique "fingerprint" for a particular set of data. This type of algorithm is often used in networking protocols to ensure that transmitted data is not tampered with in transit. This is done by computing a "fingerprint" for a set of data, sending the data along with the "fingerprint", after which the receiver can recalculate and verify the received.

     MPPC (Microsoft Point-to-Point Compression) -- A compression method invented by Microsoft, for which patents are owned by Hi/fn.

     Network Interface Card -- A printed circuit card or semiconductor that provides for the connection of a computer system or other device to a local area network.

     PPP (Point-to-Point Protocol) -- An IETF-developed protocol operating at what is known as the data link layer, or layer 2, and used for the establishment of a connection from one computer to another over a wide area network.

     PPTP (Point-to-Point Tunneling Protocol) -- A Microsoft-developed protocol, based on certain aspects of PPP, that was designed to provide confidentiality of the data transmitted between two computers over a wide area network.

     RC4/RC5 (Rivest Cipher 4 and Rivest Cipher 5) -- Developed by Ron Rivest of the Massachusetts Institute of Technology (MIT), these are symmetric key encryption algorithms, meaning that the same key is used to encrypt a set of data as is used to decrypt it.

     Remote Access Concentrator -- A networking device, which aggregates, or concentrates, multiple bi-directional communication links into a single, larger link. These devices are typically used to provide dial-up access to a corporate network or to the Internet.

     Router -- A networking device that is responsible for processing incoming and outgoing data packets, typically Internet Protocol packets, and determining where to "route" the data packet on its journey to its final destination.

     RSA (Rivest Shamir Adelman) -- The initials of the 3 inventors of the RSA public key encryption system and co-founders of RSA Data Security.

     SCSI (Small Computer Systems Interface) -- An interface typically used for connecting storage devices such as tape drives and disk drives to computer systems.

     SHA1 (Secure Hash Algorithm) -- A data processing algorithm designed to compute, with great probability, a unique "fingerprint" for a particular set of data. This type of algorithm is often used in networking protocols to ensure that transmitted data is not tampered with in transit. This is done by computing a "fingerprint" for a set of data, sending the data along with the "fingerprint", after which the receiver can recalculate and verify the received.

     Tape Drive -- An electro-mechanical computer peripheral with integrated electronics that enables the storage of computer data on removable magnetic media.

     TCP (Transmission Control Protocol) -- Along with IP, the next most fundamental network protocol used for communication of data over the Internet. Internet applications such as web browsers are known as TCP applications.

     Travan -- A tape drive standard, developed by 3M, which uses tape media that is one quarter-inch in width.

     Triple-DES (Triple Data Encryption Standard) -- Based on the DES encryption algorithm, Triple-DES involves processing a set of data three times using DES. A method for processing data such that it becomes indecipherable to anyone other than the person who holds the digital data stream, or key, with which it was encrypted. The maximum key length supported by Triple-DES is 168 bits.

     VPN (Virtual Private Network) -- A network of interconnected computers, all sharing the same network infrastructure, where the privacy of the communication between any two computers on the network is maintained through the use of network security, or encryption, protocols.

     WAN (Wide Area Network) -- A network of interconnected computers or LANs where they are interconnected using a network infrastructure provided by a service provider such as an telecommunications company or an Internet Service Provider.

                                                                         ANNEX I

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  HI/FN, INC.
                             A DELAWARE CORPORATION

     hi/fn, inc., a corporation organized and existing under the General Corporation Law of the State of Delaware

     DOES HEREBY CERTIFY:

     FIRST: This corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 14, 1996; this corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 1996; this corporation's Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 12, 1996.

     SECOND: The Third Amended and Restated Certificate of Incorporation of hi/fn, inc., in the form set forth below, has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the Delaware General Corporation Law by the directors and the stockholders of the corporation.

     THIRD: The text of this corporation's Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

                                   ARTICLE I

     The name of this corporation is hi/fn, inc.

                                   ARTICLE II

     The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred ten million (110,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A.

          (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

          (2) Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

          (3) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

          (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

     B.

          (1) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          (2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

          (3) At any time following the first distribution of Common Stock of the corporation pursuant to a registration statement on Form 10 declared effective by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

          (4) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of the shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

          (5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                   ARTICLE VI

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                  ARTICLE VII

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

     IN WITNESS WHEREOF, this Third Amended and Restated Certificate of
Incorporation has been subscribed this        day of             , 1998 by the
undersigned who affirms that the statements made herein are true and correct.

                                          HI/FN, INC.

                                          By:
                                          --------------------------------------
                                          [Name & Title]

                                                                        ANNEX II

                                                          BYLAWS

                                                            OF

                                                       HI/FN, INC.

                                                 (A DELAWARE CORPORATION)

                                                          BYLAWS
                                                            OF
                                                       HI/FN, INC.
                                                 (A DELAWARE CORPORATION)

                                                        ARTICLE I

                                                         OFFICERS

     SECTION 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

     SECTION 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                                 CORPORATE SEAL

     SECTION 3. Corporate Seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, "Corporate Seal-Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE III

                             STOCKHOLDERS' MEETINGS

     SECTION 4. Place of Meetings. Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 2 hereof.

     SECTION 5. Annual Meeting.

          (a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

          (b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the date of the corporation's proxy statement released to stockholders in connection with the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

          (c) Only persons nominated in accordance with the procedures set forth in this paragraph (c) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with the provisions of paragraph (b) of this
     Section 5. Such stockholder's notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and
     (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (b) of this
     Section 5. At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph
     (c). The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

     SECTION 6. Special Meetings.

          (a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors, shall fix.

          (b) If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. If the notice is not given within sixty (60) days after the receipt of the request, the person or persons requesting the meeting may set the time and place of the meeting and give the notice. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

     SECTION 7. Notice of Meetings. Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

     SECTION 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the vote cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding upon the corporation; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast, including abstentions, by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

     SECTION 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares casting votes, excluding abstentions. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     SECTION 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

     SECTION 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the General Corporation Law of Delaware, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

     SECTION 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of meeting during the whole time thereof and may be inspected by any stockholder who is present.

     SECTION 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent.

     SECTION 14. Organization.

          (a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Vice Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent and a Vice Chairman has not been appointed or is absent, the Chief Executive Officer, or, if a Chairman has not been appointed or is absent and a Vice Chairman has not been appointed or is absent and a Chief Executive Officer has not been appointed or is absent, the President, or, if all of such officers are absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall preside over the meeting. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the presiding officer, shall act as secretary of the meeting.

          (b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

                                   ARTICLE IV

                                   DIRECTORS

     SECTION 15. Number and Term of Office. The number of directors of the corporation shall be set at five (5). This number may be changed, within the limits specified above, by a duly adopted amendment to the Certificate of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent of the holders of a majority of the stock issued and outstanding and entitled to vote or by resolution of a majority of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

     SECTION 16. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

     SECTION 17. Election of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     SECTION 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

     SECTION 19. Resignation. Any director may resign at any time by delivering his written resignation to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

     SECTION 20. Removal. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

     SECTION 21. Meetings.

          (a) Annual Meetings. The annual meeting of the Board of Directors shall be held immediately before or after the annual meeting of stockholders and at the place where such meeting is held. No notice of an annual meeting of the Board of Directors shall be necessary and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

          (b) Regular Meetings. Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 2 hereof. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may also be held at any place within or without the State of Delaware which has been designated by resolution of the Board of Directors or the written consent of all directors.

          (c) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any two of the directors

          (d) Telephone Meetings. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

          (e) Notice of Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, facsimile, telegraph or telex, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting, or sent in writing to each director by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

          (f) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

     SECTION 22. Quorum and Voting.

          (a) Unless the Certificate of Incorporation requires a greater number and except with respect to indemnification questions arising under Section 43 hereof, for which a quorum shall be one-third of the exact number of directors fixed from time to time in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

          (b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

     SECTION 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     SECTION 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

     SECTION 25. Committees.

          (a) Executive Committee. The Board of Directors may by resolution passed by a majority of the whole Board of Directors appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, including without limitation the power or authority to declare a dividend, to authorize the issuance of stock and to adopt a certificate of ownership and merger, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation.

          (b) Other Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, from time to time appoint an audit committee, nominating committee and such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall such committee have the powers denied to the Executive Committee in these Bylaws.

          (c) Term. Each member of a committee of the Board of Directors shall serve a term on the committee coexistent with such member's term on the Board of Directors. The Board of Directors, subject to the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

          (d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

     SECTION 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Vice Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent and a Vice Chairman has not been appointed or is absent, the Chief Executive Officer, or, if a Chairman has not been appointed or is absent and a Vice Chairman has not been appointed or is absent and a Chief Executive Officer has not been appointed or is absent, the President, or, if all of such officers are absent, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, an Assistant Secretary directed to do so by the presiding officer, shall act as secretary of the meeting.

                                   ARTICLE V

                                    OFFICERS

     SECTION 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the Vice Chairman of the Board of Directors, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer, the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

     SECTION 28. Tenure and Duties of Officers.

          (a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

          (b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no Chief Executive Officer or President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

          (c) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present or, in the absence of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The Chief Executive Officer shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

          (d) Duties of Vice Chairman of the Board of Directors. The Vice Chairman of the Board of Directors shall preside at all meetings of the stockholders and the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The Vice Chairman of the Board of Directors shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

          (e) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present or, in the absence of the Chairman of the Board of Directors, the Vice Chairman of the Board has been appointed and is present or, in the absence of the Chairman and Vice Chairman of the Board of Directors, the Chief Executive Officer has been appointed and is present. If there is no Chief Executive Officer, then the President shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28. The President shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

          (f) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

          (g) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties given him in these Bylaws and other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

          (h) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

     SECTION 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

     SECTION 30. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

     SECTION 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

                                   ARTICLE VI

    EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE
                                  CORPORATION

     SECTION 32. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

     Unless otherwise specifically determined by the Board of Directors or otherwise required by law, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board of Directors, or the President or any Vice President, and by the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring the corporate signature, but not requiring the corporate seal, may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

     All checks and drafts drawn on banks or other depositories on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

     Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

     SECTION 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

                                  ARTICLE VII

                                SHARES OF STOCK

     SECTION 34. Form and Execution of Certificates. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

     SECTION 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

     SECTION 36. Transfers.

          (a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

          (b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

     SECTION 37. Fixing Record Dates.

          (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

          (b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     SECTION 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VIII

                      OTHER SECURITIES OF THE CORPORATION

     SECTION 39. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

                                   ARTICLE IX

                                   DIVIDENDS

     SECTION 40. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

     SECTION 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE X

                                  FISCAL YEAR

     SECTION 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                                   ARTICLE XI

                                INDEMNIFICATION

     SECTION 43. Indemnification Of Directors, Executive Officers, Other Officers, Employees And Other Agents.

          (a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, "executive officers" shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

          (b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law.

          (c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

     Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

          (d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Bylaw to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or
     (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

          (e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law.

          (f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (g) Insurance. To the fullest extent permitted by the Delaware General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

          (h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

          (i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

          (j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

             (i) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

             (ii) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

             (iii) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

             (iv) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

             (v) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.

                                  ARTICLE XII

                                    NOTICES

     SECTION 44. Notices.

          (a) Notice to Stockholders. Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, it shall be given in writing, timely and duly deposited in the United States mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent.

          (b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or by facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

          (c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

          (d) Time Notices Deemed Given. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing, and all notices given by facsimile, telex or telegram shall be deemed to have been given as of the sending time recorded at time of transmission.

          (e) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

          (f) Failure to Receive Notice. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such stockholder or such director to receive such notice.

          (g) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

          (h) Notice to Person with Undeliverable Address. Whenever notice is required to be given, under any provision of law or the Certificate of Incorporation or Bylaws of the corporation, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the corporation a written notice setting forth his then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this paragraph.

                                  ARTICLE XIII

                                   AMENDMENTS

     SECTION 45. Amendments. Subject to paragraph (h) of Section 43 of these Bylaws, the Bylaws may be amended or repealed and new Bylaws adopted by (a) the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock or (b) the Board of Directors.

                                  ARTICLE XIV

                               LOANS TO OFFICERS

     SECTION 46. Loans to Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

                                   ARTICLE XV

                                 MISCELLANEOUS

     SECTION 47. Annual Report.

          (a) Subject to the provisions of paragraph (b) of this Bylaw, the Board of Directors shall cause an annual report to be sent to each stockholder of the corporation not later than one hundred twenty (120) days after the close of the corporation's fiscal year. Such report shall include a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year, accompanied by any report thereon of independent accounts or, if there is no such report, the certificate of an authorized officer of the corporation that such statements were prepared without audit from the books and records of the corporation. When there are more than 100 stockholders of record of the corporation's shares, as determined by the General Corporation Law of Delaware, additional information as required by the 1934 Act shall also be contained in such report. Such report shall be sent to stockholders at least fifteen (15) days prior to the next annual meeting of stockholders after the end of the fiscal year to which it relates.

          (b) If and so long as there are fewer than 100 holders of record of the corporation's shares, the requirement of sending of an annual report to the stockholders of the corporation is hereby expressly waived.

                                                                       ANNEX III

                                  HI/FN, INC.

                           1996 EQUITY INCENTIVE PLAN
                           ADOPTED NOVEMBER 21, 1996

            (AS AMENDED AND RESTATED EFFECTIVE NOVEMBER [19], 1998)

     1. Purposes

          (a) The purpose of the Plan is to provide a means by which selected Employees and Directors of and Consultants to the Company, and its Affiliates, may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses, (iv) rights to purchase restricted stock, and (v) stock appreciation rights, all as defined below.

          (b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees or Directors of or Consultants to the Company or its Affiliates, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

          (c) The Company intends that the Stock Awards issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options,
     (ii) stock bonuses or rights to purchase restricted stock granted pursuant to Section 7 hereof, or (iii) stock appreciation rights granted pursuant to
     Section 8 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

     2. Definitions

          (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 of the Plan.

          (b) "Affiliate" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

          (c) "Applicable Laws" means the requirements relating to the administration of stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Stock Awards are, or will be, granted under the Plan.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Committee" means a committee appointed by the Board in accordance with Section 3 of the Plan.

          (g) "Common Stock" means the common stock of the Company.

          (h) "Company" means hi/fn, inc., a Delaware corporation.

          (i) "Concurrent Stock Appreciation Right" or "Concurrent Right" means a right granted pursuant to subsection 9(c)(ii) of the Plan.

          (j) "Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services; provided, however that a Consultant shall not include a Director.

                                      III-1

          (k) "Continuous Status as an Employee, Director or Consultant" means that the service of an individual to the Company, whether as an Employee, Director or Consultant, is not interrupted or terminated.

          (l) "Director" means a member of the Board.

          (m) "Disability" means total and permanent disability as defined in
     Section 22(e)(3) of the Code.

          (n) "Employee" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. An individual's continuous status as an Employee shall not be deemed to be interrupted or terminated in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (p) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

             (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

          (q) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (r) "Independent Stock Appreciation Right" or "Independent Right" means a right granted pursuant to subsection 9(c)(iii) of the Plan.

          (s) "Inside Director" means a Director who is an Employee.

          (t) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (u) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (v) "Option" means a stock option granted pursuant to the Plan.

          (w) "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

          (x) "Optionee" means a person who holds an outstanding Option.

                                      III-2

          (y) "Option Exchange Program" means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

          (z) "Outside Director" means a Director who is not an Employee.

          (aa) "Plan" means this hi/fn, inc. 1996 Equity Incentive Plan.

          (bb) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (cc) "Stock Appreciation Right" means any of the various types of rights which may be granted under Section 9 of the Plan.

          (dd) "Stock Award" means any right granted under the Plan, including any Option, any stock bonus, any right to purchase restricted stock, and any Stock Appreciation Right.

          (ee) "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

          (ff) "Tandem Stock Appreciation Right" or "Tandem Right" means a right granted pursuant to subsection 9(c)(i) of the Plan.

     3. Administration

          (a) Procedure.

             (i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Employees, Directors or Consultants.

             (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify transactions hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the transactions contemplated hereunder shall be administered by a Committee of two or more "outside directors" within the meaning of
        Section 162(m) of the Code.

             (iii) Rule 16b-3. Except as provided in Section 8, to the extent that the Administrator determines it to be desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

             (iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

             (i) to determine the Fair Market Value;

             (ii) to select the Employees, Directors and Consultants to whom Stock Awards may be granted hereunder;

             (iii) to determine the number of shares of Common Stock to be covered by each Stock Award granted hereunder;

             (iv) to approve forms of agreement for use under the Plan;

             (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Stock Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Stock Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction

                                      III-3
        or limitation regarding any Stock Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

             (vi) to reduce the exercise price of any Stock Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Stock Award shall have declined since the date the Stock Award was granted;

             (vii) to institute an Option Exchange Program;

             (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

             (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

             (x) to modify or amend each Stock Award (subject to Section 15(c) of the Plan);

             (xi) to allow holders of Stock Awards to satisfy withholding tax obligations by electing to have the Company withhold from the shares to be issued upon exercise of a Stock Award that number of shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a holder of a Stock Award to have shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

             (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of Stock Award previously granted by the Administrator;

             (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

          (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all holders of Stock Awards.

     4. Shares Subject to the Plan

          (a) Subject to the provisions of the Plan relating to adjustments upon changes in stock, the stock that may be issued pursuant to all Stock Awards under this Plan shall not exceed in the aggregate one million four hundred and ninety-nine thousand nine hundred (1,949,900) shares of the Company's Common Stock. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. Shares subject to Stock Appreciation Rights exercised in accordance with Section 9 of the Plan shall not be available for subsequent issuance under the Plan.

          (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

     5. Eligibility

          (a) Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted only to Employees. Stock Awards other than Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted only to Employees, Directors or Consultants.

     6. Discretionary Option Provisions

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through

                                      III-4
incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

          (a) Option Designation. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the shares shall be determined as of the time the Option with respect to such shares is granted.

          (b) Share Limitations. The following limitations shall apply to grants of Options:

             (i) No Employee, Director or Consultant shall be granted, in any fiscal year of the Company, Options to purchase more than 1,000,000 shares.

                (A) In connection with his or her initial service, an Employee, Director or Consultant may be granted Options to purchase up to an additional 1,000,000 shares which shall not count against the limit set forth in subsection (i) above.

                (B) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 14.

                (C) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option will be counted against the limits set forth in subsections (A) and (B) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

          (c) Term. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten
     (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

          (d) Price. The per share exercise price for the stock to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

             (i) In the case of an Incentive Stock Option

                (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per share exercise price shall be no less than 110% of the Fair Market Value per share on the date of grant.

                (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per share exercise price shall be no less than 100% of the Fair Market Value per share on the date of grant.

             (ii) In the case of a Nonstatutory Stock Option, the per share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per share exercise price shall be no less than 100% of the Fair Market Value per share on the date of grant.

                                      III-5

             (iii) Notwithstanding the foregoing, Options may be granted with a per share exercise price of less than 100% of the Fair Market Value per share on the date of grant pursuant to a merger or other corporate transaction.

          (e) Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

             (i) cash;

             (ii) check;

             (iii) promissory note;

             (iv) other shares which (A) in the case of shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which said Option shall be exercised;

             (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

             (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

             (vii) any combination of the foregoing methods of payment; or

             (viii) such other consideration and method of payment for the issuance of shares to the extent permitted by Applicable Laws.

          (f) Transferability. Unless otherwise provided by the Administrator, an Option shall not be transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

          (g) Vesting. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised.

          (h) Termination of Employment or Relationship as a Director or Consultant. In the event an Optionee's Continuous Status as an Employee, Director or Consultant terminates (other than upon the Optionee's death or Disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of
     (i) the date three (3) months after the termination of the Optionee's Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

                                      III-6

          An Optionee's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee's Continuous Status as an Employee, Director, or Consultant (other than upon the Optionee's death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement, or
     (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an Optionee's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee's Continuous Status as an Employee, Director or Consultant (other than upon the Optionee's death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or
     (ii) the expiration of a period of three (3) months after the termination of the Optionee's Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

          (i) Disability of Optionee. In the event an Optionee's Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of
     (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

          (j) Death of Optionee. In the event of the death of an Optionee during, or within a period specified in the Option Agreement after the termination of, the Optionee's Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option as of the date of death) by the Optionee's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionee's death pursuant to subsection 6(g), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

          (k) Early Exercise. The Option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the original purchase price of the stock, or to any other restriction the Administrator determines to be appropriate.

          (l) Re-Load Options. Without in any way limiting the authority of the Administrator to make or not to make grants of Options hereunder, the Administrator shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionee to a further Option (a "Re-Load Option") in the event the Optionee exercises the Option evidenced by the Option agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Any such Re-Load Option
     (i) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such Option;

                                      III-7

     (ii) shall have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and
     (iii) shall have an exercise price on the date of exercise of the Original Option which complies with Section 6(d).

          Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Administrator may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on exercisability of Incentive Stock Options described in Section 6(a) of the Plan and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares under subsection 4(a) and shall be subject to such other terms and conditions as the Administrator may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

     7. Formula Option Provisions. All grants of Options to Outside Directors pursuant to this Section shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

          (a) All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

          (b) No person shall have any discretion to select which Outside Directors shall be granted Options under this Section or to determine the number of shares to be covered by such Options.

          (c) Each person who first becomes an Outside Director following the effective date of the distribution of the Company's Common Stock held by Stac, Inc., a Delaware corporation and parent company of the Company, pursuant to a registration statement on Form 10 filed with the Securities and Exchange Commission shall be automatically granted an Option to purchase 10,000 shares (the "First Option") or the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

          (d) Each Outside Director shall be automatically granted an Option to purchase 2,000 shares (a "Subsequent Option") on the date of the annual meeting of the stockholders of the Company (beginning in 1999), if as of such date, he or she shall have served on the Board for at least the preceding six (6) months.

          (e) Notwithstanding the provisions of subsections (c) and (d) hereof, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 16 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 16 hereof.

          (f) The terms of each Option granted pursuant to this Section shall be as follows:

             (i) the term of the Option shall be ten (10) years.

             (ii) the exercise price per share shall be 100% of the Fair Market Value per share on the date of grant of the Option.

             (iii) subject to Section 14 hereof, the First Option shall vest and become exercisable as to 20% of the shares subject to the Option on the first anniversary of its date of grant, and as to 1/60th of the shares subject to the Option each full month thereafter, provided that the Optionee continues to serve as a Director on such dates.

             (iv) subject to Section 14 hereof, the Subsequent Option shall vest and become exercisable as to 100% of the shares subject to the Option the anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such date.

                                      III-8

     8. Terms of Stock Bonuses and Purchases of Restricted Stock

     Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

          (a) Purchase Price. The purchase price under each restricted stock purchase agreement shall be such amount as the Administrator shall determine and designate in such agreement. Notwithstanding the foregoing, the Administrator may determine that eligible participants in the Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

          (b) Transferability. Unless otherwise provided by the Administrator, no rights under a stock bonus or restricted stock purchase agreement shall be transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, provided, however that any stock awarded under such agreement remains subject to the terms of the applicable agreement. If the Administrator makes a stock bonus or right to purchase stock transferable, such stock bonus or right to purchase stock shall contain such additional terms and conditions as the Administrator deems appropriate.

          (c) Consideration. The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Administrator, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion. Notwithstanding the foregoing, the Administrator to which administration of the Plan has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

          (d) Vesting. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Administrator.

          (e) Termination of Employment or Relationship as a Director or Consultant. In the event an individual's Continuous Status as an Employee, Director or Consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

          (f) Share Limitations. The following limitations shall apply to grants of stock bonuses and/or stock purchase right:

             (i) No Employee, Director or Consultant shall be granted, in any fiscal year of the Company, stock bonuses and/or stock purchase right to purchase more than 1,000,000 shares.

                (A) In connection with his or her initial service, an Employee, Director or Consultant may be granted a stock bonus and/or stock purchase right to purchase up to an additional 1,000,000 shares which shall not count against the limit set forth in subsection (i) above.

                (B) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 14.

                (C) If a stock bonus and/or stock purchase right is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled stock bonus and/or restricted stock will be counted against the limits set forth in subsections (A) and (B) above. For this purpose, if the exercise price of a stock

                                      III-9
           purchase right is reduced, the transaction will be treated as a cancellation of the stock purchase right and the grant of a new stock purchase right.

     9. Stock Appreciation Rights

          (a) The Administrator shall have full power and authority, exercisable in its sole discretion, to grant Stock Appreciation Rights under the Plan to Employees or Directors of or Consultants to, the Company or its Affiliates. To exercise any outstanding Stock Appreciation Right, the holder must provide written notice of exercise to the Company in compliance with the provisions of the Stock Award Agreement evidencing such right. If a Stock Appreciation Right is granted to an individual who is at the time subject to Section 16(b) of the Exchange Act (a "Section 16(b) Insider"), the Stock Award Agreement of grant shall incorporate all the terms and conditions at the time necessary to assure that the subsequent exercise of such right shall qualify for the safe-harbor exemption from short-swing profit liability provided by Rule 16b-3 promulgated under the Exchange Act (or any successor rule or regulation). No limitation shall exist on the aggregate amount of cash payments the Company may make under the Plan in connection with the exercise of a Stock Appreciation Rights.

          (b) Unless otherwise provided by the Administrator, no Stock Appreciation Right shall be transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, provided, however, the cash or stock awarded under such agreement remains subject to the terms of the Stock Appreciation Right. If the Administrator makes a Stock Appreciation Right transferable, such Stock Appreciation Right shall contain such additional terms and conditions as the Administrator deems appropriate.

          (c) Three types of Stock Appreciation Rights shall be authorized for issuance under the Plan:

             (i) Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights will be granted appurtenant to an Option, and shall, except as specifically set forth in this Section 8, be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. Tandem Stock Appreciation Rights will require the holder to elect between the exercise of the underlying Option for shares of stock and the surrender, in whole or in part, of such Option for an appreciation distribution. The appreciation distribution payable on the exercised Tandem Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the Option surrender) in an amount up to the excess of (A) the Fair Market Value (on the date of the Option surrender) of the number of shares of stock covered by that portion of the surrendered Option in which the Optionee is vested over (B) the aggregate exercise price payable for such vested shares.

             (ii) Concurrent Stock Appreciation Rights. Concurrent Rights will be granted appurtenant to an Option and may apply to all or any portion of the shares of stock subject to the underlying Option and shall, except as specifically set forth in this Section 8, be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. A Concurrent Right shall be exercised automatically at the same time the underlying Option is exercised with respect to the particular shares of stock to which the Concurrent Right pertains. The appreciation distribution payable on an exercised Concurrent Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the exercise of the Concurrent Right) in an amount equal to such portion as shall be determined by the Administrator at the time of the grant of the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Concurrent Right) of the vested shares of stock purchased under the underlying Option which have Concurrent Rights appurtenant to them over
        (B) the aggregate exercise price paid for such shares.

             (iii) Independent Stock Appreciation Rights. Independent Rights will be granted independently of any Option and shall, except as specifically set forth in this Section 8, be subject to the same terms and conditions applicable to Nonstatutory Stock Options as set forth in
        Section 6. They shall be denominated in share equivalents. The appreciation distribution payable on the exercised Independent Right shall be not greater than an amount equal to the excess of (A) the aggregate Fair

                                     III-10

        Market Value (on the date of the exercise of the Independent Right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such Independent Right, and with respect to which the holder is exercising the Independent Right on such date, over (B) the aggregate Fair Market Value (on the date of the grant of the Independent Right) of such number of shares of Company stock. The appreciation distribution payable on the exercised Independent Right shall be in cash or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the exercise of the Independent Right.

          (d) Share Limitations. The following limitations shall apply to grants of Stock Appreciation Rights:

             (i) No Employee, Director or Consultant shall be granted, in any fiscal year of the Company, Stock Appreciation Rights to purchase more than 1,000,000 shares.

                (A) In connection with his or her initial service, an Employee, Director or Consultant may be granted Stock Appreciation Rights to purchase up to an additional 1,000,000 shares which shall not count against the limit set forth in subsection (i) above.

                (B) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 14.

                (C) If a Stock Appreciation Right is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Stock Appreciation Right will be counted against the limits set forth in subsections (A) and (B) above. For this purpose, if the exercise price of a Stock Appreciation Right is reduced, the transaction will be treated as a cancellation of the Stock Appreciation Right and the grant of a new Stock Appreciation Right.

     10. Cancellation and Re-Grant of Options

     The Administrator shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options and/or any Stock Appreciation Rights under the Plan and/or (ii) with the consent of the affected holders of Options and/or Stock Appreciation Rights, the cancellation of any outstanding Options and/or any Stock Appreciation Rights under the Plan and the grant in substitution therefor of new Options and/or Stock Appreciation Rights under the Plan covering the same or different numbers of shares of stock.

     11. Covenants of the Company

          (a) During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

          (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Stock Award; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the "Securities Act") either the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to, issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

     12. Use of Proceeds from Stock

          (a) Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

                                     III-11

     13. Miscellaneous

          (a) Neither an Employee, Director or Consultant nor any person to whom a Stock Award is transferred under subsection 6(f), 8(b), or 9(b) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

          (b) Throughout the term of any Stock Award, the Company shall deliver to the holder of such Stock Award, not later than one hundred twenty (120) days after the close of each of the Company's fiscal years during the term of such Stock Award, a balance sheet and an income statement. This Section shall not apply when issuance is limited to key employees whose duties in connection with the Company assure them access to equivalent information.

          (c) Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Employee, Director, Consultant or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Director or Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause, to remove any Director as provided in the Company's Bylaws and the provisions of the General Corporation Law of the State of Delaware or to terminate the relationship of any Consultant in accordance with the terms of that Consultant's agreement with the Company or Affiliate to which such Consultant is providing services.

          (d) The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred pursuant to subsection 6(g), 7(b) or 8(b), as a condition of exercising or acquiring stock under any Stock Award, to give written assurances satisfactory to the Company, if any, that are necessary to ensure compliance with federal securities laws. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

          (e) To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

     14. Adjustments upon changes in stock

          (a) If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsection 4(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Stock Awards. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company".)

          (b) In the event of: (i) a merger or consolidation in which the Company is not the surviving corporation or (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent not

                                     III-12
     prohibited by applicable law: (A) any surviving corporation or an Affiliate of such surviving corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar Stock Awards for those outstanding under the Plan, or (B) such Stock Awards shall continue in full force and effect. In the event any surviving corporation and its Affiliates refuse to assume such Stock Awards, or to substitute similar Stock Awards for those outstanding under the Plan, then such Stock Awards shall terminate if not exercised prior to such event.

          (c) In the event of a dissolution or liquidation of the Company, any Stock Awards outstanding under the Plan shall terminate if not exercised prior to such event.

     15. Amendment of the plan and stock awards

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan. Unless sooner terminated, the Plan shall terminate on November 20, 2006, which shall be within ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

          (b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination:

     16. Effective Date of Plan

     The Plan shall become effective as determined by the Board, but no Stock Awards granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board, and, if required, an appropriate permit has been issued by the Commissioner of Corporations of the State of California.

                                     III-13

                                                                        ANNEX IV

                                 July 17, 1998

Board of Directors
Stac, Inc.
12636 High Bluff Drive
San Diego, CA 92130

Members of the Board of Directors:

     We have acted as financial advisor to Stac, Inc., a Delaware corporation ("Stac"), in connection with the proposed distribution (the "Distribution") to the holders of Stac common stock, par value $.001 per share (the "Stac Common Stock"), of all of the outstanding shares of common stock, par value $.001 per share ("Company Common Stock"), of hi/fn, inc., a Delaware corporation ("Hi/fn" or the "Company"), owned by Stac, pursuant to the terms of a Distribution Agreement to be entered into between Stac and Hi/fn (the "Distribution Agreement"). We are advised that Hi/fn was organized in August 1996 to own and operate Stac's semiconductor business, which previously was operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn on November 21, 1996. We have been advised that the purposes of the Distribution are as set forth in the Information Statement included in the Form 10 filed with the Securities and Exchange Commission (the "Information Statement") and to be sent to holders of Stac Common stock. The Distribution is described more fully in the Information Statement. You have requested our opinion as to whether the Distribution is fair, from a financial point of view, to the holders of Stac Common Stock.

     In connection with our review of the Distribution, and in arriving at our opinion, we have, among other things:

          (i) reviewed the publicly available consolidated financial statements of Stac for recent years and interim periods to date and certain other relevant financial and operating data of Stac available from public sources or provided to us by Stac;

          (ii) reviewed the consolidated pro forma financial statements of Hi/fn and Stac provided to us by Stac;

          (iii) reviewed certain internal financial and operating information, including certain projections, relating to Stac and Hi/fn, provided to us by Stac;

          (iv) discussed the business, financial condition and prospects of Stac and Hi/fn with certain officers of Stac and certain members of management of the business to be operated by Hi/fn;

          (v) reviewed the terms of the Distribution;

          (vi) reviewed certain publicly available transactions we deemed comparable to the Distribution;

          (vii) reviewed certain public information of certain companies we deemed appropriate in analyzing Stac and Hi/fn;

          (viii) reviewed the historical market prices and trading activity for the common shares of Stac;

          (ix) reviewed the historical market prices and trading activity for equity securities of publicly-traded companies engaged in businesses that we believed to be generally relevant to an analysis of those of Stac and Hi/fn;

          (x) reviewed Stac's financial and strategic objectives as described to us by the management of Stac;

          (xi) reviewed the Information Statement; and

          (xii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     We have not assumed responsibility for independent verification of any information, whether publicly available or furnished to us, concerning Stac or Hi/fn, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have assumed and relied upon the accuracy and completeness of all such information and we have not conducted a physical inspection of any of the properties or assets, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Stac or Hi/fn. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Stac as to the matters covered thereby and in rendering our opinion we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In connection with our opinion, we have assumed that the Distribution will be consummated on the terms and subject to the conditions described in the Information Statement. In addition, we have, with your consent, assumed that the Distribution will be tax free to Stac and the holders of Stac Common Stock. We have also assumed that all necessary governmental and regulatory approvals and consents of third parties will be obtained on terms and conditions that will not have a material adverse effect on Stac or Hi/fn. Finally, we make no forecast and render no opinion as to the trading price of the securities of Stac or Hi/fn following announcement of the completion of the Distribution, or at any time thereafter.


     Warburg Dillon Read LLC ("WDR") will receive a fee for its financial advisory services rendered in connection with the currently contemplated Distribution, which fee is payable upon completion of the Distribution. In addition, Stac has agreed to reimburse WDR for its reasonable expenses incurred in connection with its engagement and to indemnify WDR and certain related persons for certain liabilities that may arise out of its engagement by Stac and the rendering of the WDR Opinion. This opinion is for the use and benefit of the Board of Directors of Stac. This letter is not intended to be and does not constitute a recommendation to any current or prospective stockholders of Stac or Hi/fn as to any action or investment decisions which may be taken by such stockholders with respect to shares owned or to be received by them.


     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Distribution is fair, from a financial point of view, to the holders of Stac Common Stock.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          HI/FN, INC.


Dated: October 15, 1998                   By:     /s/ ROBERT A. MONSOUR

                                            ------------------------------------


                                          Name: Robert A. Monsour


                                          Its:    Vice President of Marketing